Exhibit 10.2

MASTER AGREEMENT
AMONG
CUMULUS MEDIA NEW HOLDINGS INC.,
VERTICAL BRIDGE REIT, LLC,
AND
VB NIMBUS, LLC
DATED AS OF AUGUST 7, 2020

2

3

4

Table of Contents

Section 13.14	Severability	80

SCHEDULES
Schedule 1	Allocated Consideration
Schedule 2	Cumulus Collocation Space
Schedule 3	Portfolio Sites and Designations
Schedule 4	Agreements Requiring Consent

EXHIBITS
Exhibit A	Form of MLA
Exhibit B	Form of Joinder Agreement
Exhibit C	Access Agreements
Exhibit D	Form of Membership Interest Assignment and Assumption Agreement
Exhibit E	Form of Ground Lease Estoppel Certificate
Exhibit F	Form of Tower Subtenant Estoppel Certificate
Exhibit G	Form of Purchase Option Agreement
Exhibit H	Form of Non-Leaseback Site Side Letter
Exhibit I	Data Room Index

5

MASTER AGREEMENT
This MASTER AGREEMENT (this “Agreement”), dated as of August 7, 2020 (the “Signing Date”), is among Vertical Bridge REIT, LLC, a Delaware limited liability company (the “Buyer”), VB Nimbus, LLC, a Delaware limited liability company (the “Tower Operator”), Cumulus Media New Holdings Inc., a Delaware corporation (the “Seller”), Cumulus Media Tower Co., LLC, a Delaware limited liability company (the “Sale Site Subsidiary”), and the Secondary Sale Subsidiaries that become party to this Agreement in accordance with the terms hereof. Each of the Buyer, the Cumulus Parties, the Tower Operator, and, subject to the terms of this Agreement and the terms of the applicable Joinder, each Secondary Sale Subsidiary, may hereafter be referred to as a “Party” and, collectively, as the “Parties”.
RECITALS:
A.    The Buyer desires to, through the Tower Operator, purchase and acquire the Included Property of the Tower Owned Sites and the Tower Leased Sites, on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements;
B.    The Buyer desires to, through the Tower Operator, purchase and acquire the Included Property of the Studio Owned Sites, on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements;
C.    The Buyer desires to, through the Tower Operator, acquire the Included Property of the Non-Leaseback Sites, by granting the Sale Proceeds Right, on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements;
D.    At or prior to the applicable Closing, the Cumulus Operating Companies shall, subject to Section 2.10(e), cause to be contributed, conveyed, transferred and delivered to the Seller its right, title and interest in, and to and under the Included Property of the then Assignable Sites (the “Preliminary Transfer”);
E.    The Seller shall, subject to Section 2.10(e), (i) at or prior to the Initial Closing, cause to be contributed, conveyed, assigned, transferred and delivered to the Sale Site Subsidiary its right, title and interest in, to and under the Included Property of the then Assignable Sites (the “Initial Closing Internal Transfer”), and (ii) upon the consummation of the Initial Closing Internal Transfer and at the Initial Closing, cause to be sold, conveyed, assigned, transferred and delivered to the Buyer (or one of its Affiliates designated by the Buyer) all of the Sale Site Subsidiary Interests in accordance with Section 2.2(b);
F.    At the Initial Closing or Subsequent Closing, as applicable, the Seller or its applicable Affiliates and the Tower Operator, shall enter into the Access Agreements with respect to the Studio Owned Sites;
G.    At the Initial Closing, the Seller, the Buyer, the Sale Site Subsidiary and the applicable Cumulus Collocators shall enter into a master lease agreement for the Sale Sites held by the Sale Site Subsidiary (the “MLA”), substantially in the form attached as Exhibit A, in accordance with Section 2.2(d), pursuant to which the Sale Site Subsidiary shall lease to the applicable Cumulus Collocators the Cumulus Collocation Space at such Sale Sites;
H.    At or prior to each Subsequent Closing, the Seller shall form a Delaware limited liability company (each, a “Secondary Sale Subsidiary”, and, collectively, the “Secondary Sale Subsidiaries”) and shall cause such Secondary Sale Subsidiary to execute and deliver a joinder agreement, in substantially the form attached hereto as Exhibit B (the “Joinder Agreement”), pursuant to which such Secondary Sale Subsidiary shall become bound by the terms and provisions of this Agreement;
I.    The Seller shall, subject to Section 2.10(e), (i) at or prior to each Subsequent Closing, cause to be contributed, conveyed, assigned, transferred and delivered to the applicable Secondary Sale Subsidiary its right, title and interest in, to and under the Included Property of the Sale Sites which have been converted from a Non-Assignable Site into an Assignable Site since the most recent applicable Closing in accordance with Section 4.1

(each such internal transfer, a “Subsequent Closing Internal Transfer”), and (ii) upon the consummation of each Subsequent Closing Internal Transfer and at the applicable Subsequent Closing, cause to be sold, conveyed, assigned, transferred and delivered to the Buyer (or one of its Affiliates designated by the Buyer) all of the Secondary Sale Subsidiary Interests of the applicable Secondary Sale Subsidiary in accordance with Section 2.6(a); and
J.    At or prior to each Subsequent Closing, the Parties shall have executed and delivered to the other Parties, as applicable, (i) amended schedules and exhibits to the MLA providing the applicable Cumulus Collocators the Cumulus Collocation Space at the Assignable Sites and such other changes as are necessary to make the applicable Secondary Sale Subsidiary a party to the MLA, (ii) amended schedules or exhibits or joinders to applicable Ancillary Agreements to reflect, benefit or cover the Secondary Sale Subsidiary under such Ancillary Agreement, and (iii) the certificates and other contracts, documents and instruments required to be delivered under Article 9 and Article 10 with respect to a Subsequent Closing.
NOW, THEREFORE, the Parties agree as follows:
Article 1
DEFINITIONS

Section 1.1    Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the following respective meanings when used in this Agreement with initial capital letters.
“Access Agreements” means one or more easements providing Tower Operator or its designee access to the Tower and Included Property on any Studio Owned Site, substantially in the form attached hereto as Exhibit C.
“Accountant” means Ernst & Young.
“Accounts Payable” means all Liabilities arising out of the operation, use or occupancy of the Included Property of any Assignable Site in the ordinary course of business that would be shown as current accounts payable on a combined balance sheet for the Assignable Sites, prepared in accordance with GAAP, as of immediately prior to the applicable Closing Date. Accounts Payable does not include (i) Liabilities which any Party to this Agreement or any party to any Ancillary Agreement has agreed to pay or perform pursuant to this Agreement (other than Section 2.8) or such Ancillary Agreement or (ii) payables and expenses in respect of events and for periods and portions thereof that accrue in accordance with GAAP on and subsequent to the applicable Closing Date.
“Accounts Receivable” means all receivables arising out of the operation, use or occupancy of the Included Property of any Portfolio Site in the ordinary course of business that would be shown as current accounts receivable on a combined balance sheet for the Portfolio Sites, prepared in accordance with GAAP, as of immediately prior to the applicable Closing Date. Accounts Receivable does not include receivables in respect of events and for periods and portions thereof that accrue in accordance with GAAP on and subsequent to the applicable Closing Date.
“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” means the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) of 50% or more of the voting interests of the Person. For the avoidance of doubt, (i) the Cumulus Operating Companies are Affiliates of the Seller, (ii) prior to the Initial Closing Date, the Sale Site Subsidiary shall be deemed an Affiliate of the Seller and as of and immediately following the Initial Closing shall be deemed an Affiliate of Buyer and the Tower Operator, and (iii) prior to the applicable Subsequent Closing, each applicable Secondary Sale Subsidiary shall be deemed an Affiliate of the Seller and as of and immediately following the Subsequent Closing shall be deemed an Affiliate of Buyer, the Tower Operator and the Sale Site Subsidiary.

“Agreement” has the meaning set forth in the preamble and shall include, except where the context otherwise requires, all of the attached Schedules and Exhibits and the Cumulus Disclosure Letter and the Buyer Disclosure Letter.
“Allocated Consideration” means for each Portfolio Site the amount set forth under the heading “Allocated Consideration” with respect to such Portfolio Site on Schedule 1, subject to adjustment as set forth in Section 3.5, as further allocated on Schedule 1 between the Cumulus Collocation Space and the Available Space at such Portfolio Site.
“Allocated Consideration Adjustment Amount” has the meaning set forth in Section 3.5(a).
“Allocated Consideration Adjustment Dispute Notice” has the meaning set forth in Section 3.5(b).
“Allocated Consideration Adjustment Statement” has the meaning set forth in Section 3.5(a).
“Ancillary Agreements” means the following documents: the (i) MLA, (ii) the Joinder Agreement, (iii) the Access Agreements, (iv) the Non-Leaseback Site Side Letter; (v) the Purchase Option Agreements, (vi) any special warranty deed (or state-specific equivalent), assignment and assumption agreement or bill of sale required by Sections 2.2 and/or 2.6, and (vii) any other agreements, certificates and documents entered into in connection with the transactions contemplated by this Agreement or the other Ancillary Agreements.
“Antitrust Laws” means the HSR Act or any other antitrust, competition or trade regulatory Laws.
“Applicable Multiple” has the meaning set forth in Section 3.5(a).
“Applicable Structural Defect Date” means, with respect to any Tower, the later of (i) the date of such Tower’s design and development or (ii) the date of the last material upgrade or modification to such Tower (excluding the modification or replacement of lighting that existed at the time of such modification or replacement).
“Assignable Site” has the meaning set forth in Section 4.1(a).
“Assignment Exception” means, with respect to any Portfolio Site, any Authorization that must be obtained or satisfied in order for (i) the Seller or its Affiliates to, directly or indirectly, contribute, convey, assign, transfer or deliver the Included Property of such Portfolio Site to the Sale Site Subsidiary or applicable Secondary Sale Subsidiary (including any waiver with respect to any right of first refusal, option, or right or first offer that a third party may have with respect to such Portfolio Site) and to subsequently sell, convey, assign, transfer or deliver the interests of the Sale Site Subsidiary and Secondary Sale Subsidiary with ownership of such Included Property to Buyer, (ii) the Sale Site Subsidiary or Secondary Sale Subsidiary to lease to the applicable Cumulus Collocator the Cumulus Collocation Space at such Portfolio Site by entering into the MLA or (iii) the Seller to sell, convey, assign, transfer or deliver all Sale Site Subsidiary Interests or Secondary Sale Subsidiary Interests to the Buyer; provided, however, that the failure to obtain any Authorization under any contract or agreement, shall, in each case, not be deemed to result in an Assignment Exception, other than (A) those set forth on Schedule 4, (B) any Ground Lease, or (C) any other contract or agreement, taken together with all other contracts or agreements in respect of such Portfolio Site, which would impose a liability requiring reserves under GAAP or result in the loss of lease payments, in either case in an amount in excess of $100,000 in the aggregate for such Portfolio Site in the first fiscal year of operations following the applicable Closing.
“Auction” means the auction process conducted by Seller related to the transactions contemplated by this Agreement.
“Authorization” means, with respect to any Portfolio Site, each consent, approval or waiver from, or a notice to or filing with, any Governmental Authority or other Person (including, if applicable, the Ground Lessor under the Ground Lease for such Portfolio Site), if any, required in order to consummate the transactions contemplated by this Agreement, to permit the ownership, use or occupancy of the Portfolio Site by the Sale Site

Subsidiary or Secondary Sale Subsidiaries before and after Closing, or that, if not obtained, would result in the acceleration or incurrence of any material Liability or the loss of any material benefit with respect to such Portfolio Site or operation thereof.
“Available Space” means, as to any Portfolio Site, the portion of the Tower and Land not constituting Cumulus Collocation Space that is available for lease to or collocation by any Tower Subtenant and all rights appurtenant to such portion, space or area.
“Bankruptcy” means a proceeding, whether voluntary or involuntary, under the federal bankruptcy laws, a foreclosure, an assignment for the benefit of creditors, trusteeship, conservatorship or other proceeding or transaction arising out of the insolvency of a Person or any of its Affiliates or involving the complete or partial exercise of a creditor’s rights or remedies in respect of payment upon a breach or default in respect of any obligation.
“Broadcast Activity” means the installation, removal, operation, repair, maintenance and replacement of the Equipment.
“Business Day” means any day other than a Saturday, a Sunday, a federal holiday or any other day on which banks in New York City are authorized or obligated by Law to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Disclosure Letter” means the disclosure letter delivered by the Buyer to the Cumulus Parties prior to the execution and delivery of this Agreement.
“Buyer Indemnified Parties” means the Buyer, the Tower Operator, the Sale Site Subsidiary (at and after the Initial Closing), each applicable Secondary Sale Subsidiary (at and after the applicable Subsequent Closing) and each of their respective Affiliates, together with their respective members, shareholders, managers, officers, directors, agents and Representatives.
“Buyer Parties” means each of (i) the Buyer, (ii) the Tower Operator, (iii) at and after the Initial Closing, the Sale Site Subsidiary, and (iv) at and after the applicable Subsequent Closing, each applicable Secondary Sale Subsidiary.
“Cap” has the meaning set forth in Section 11.5.
“Casualty Site” means a Portfolio Site with respect to which (i) a casualty occurs prior to the applicable Closing (subject to Section 8.16) and which renders the Tower or the appurtenant facilities on such Portfolio Site unusable as a communications tower as determined and certified by the Structural Engineer.
“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended, and the rules and regulations promulgated thereunder.
“Claim” means any claim, demand, action, suit, complaint and other assertions of Liability.
“Closing” means the Initial Closing or a Subsequent Closing, as applicable.
“Closing Date” means the date on which the Initial Closing or a Subsequent Closing occurs, as applicable.
“Closing Initial Consideration” means an amount for each Portfolio Site that is an Assignable Site on the Initial Closing Date equal to the Allocated Consideration for all then Assignable Sites.
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collocation Agreement” means an agreement pursuant to which the Seller (or an Affiliate of Seller), as lessor, sublessor, licensor or sublicensor, rents space to a third party at any Portfolio Site (including space on a Tower), including all amendments, modifications, supplements, assignments, guaranties and side letters related thereto.
“Collocation Operations” means the operations of the Seller (or an Affiliate of Seller) of (i) marketing available capacity at any Portfolio Site to communications services providers, (ii) administering the Collocation Agreements (including any Master Collocation Agreements) with such communications services providers and (iii) managing the use and occupancy of the Portfolio Sites by the Seller and its Affiliates and the Tower Subtenants.
“Communications Equipment” means, as to any Portfolio Site, all equipment installed at (i) the Cumulus Collocation Space and (ii) any other portion of the Portfolio Site with respect to a Tower Subtenant, for the provision of current or future communication services, including voice, video, internet and other data services. Such “Communications Equipment” shall include switches, antennas, including microwave antennas, panels, conduits, flexible transmission lines, cables, radios, amplifiers, filters, interconnect transmission equipment and all associated software and hardware, and will include any modifications, replacements and upgrades to such equipment.
“Competing Transaction” has the meaning set forth in Section 8.11(a).
“Confidentiality Agreement” means the Confidentiality Agreement dated as of March 25, 2020, by and between Buyer and Seller.
“Confirmatory Assignments” has the meaning set forth in Section 2.7(b).
“Corrective Assignment” has the meaning set forth in Section 2.7(c).
“Cumulus Collocation Space” means, with respect to each Portfolio Site identified on Schedule 2, (i) the portion of the Tower at such Portfolio Site utilized by Seller or its Affiliates as of the Signing Date and (x) as further described in the applicable Site Lease (as defined in the MLA), or (y) if no Site Lease is executed or available, as determined by reference to the due diligence site audit, and (ii) such other rights as are included in the definition of Premises under the MLA.
“Cumulus Collocator” shall mean, as to each Portfolio Site, the Cumulus Operating Company designated by Seller to be the lessee under the MLA with respect to such Portfolio Site.
“Cumulus Disclosure Letter” means the disclosure letter delivered by the Cumulus Parties and the Sale Site Subsidiary to the Buyer prior to the execution and delivery of this Agreement.
“Cumulus Equipment” as to any Sale Site, means the “Lessee’s Equipment” as defined in the MLA.
“Cumulus Excluded Site” has the meaning set forth in Section 4.3(a).
“Cumulus Improvements” means any Lessee Shelters (as defined in the MLA), any AM tuning buildings and underground AM radials serving any Communication Equipment installed at the Cumulus Collocation Space, any batteries, generators and associate fuel tanks or any other substances, products, materials or equipment used to provide backup power to Communication Equipment installed at the Cumulus Collocation Space, and any pads or foundations on which any of the forgoing is located, in each case, used, owned or operated exclusively by a Cumulus Operating Company.
“Cumulus Indemnified Parties” means the Cumulus Parties (but only, for the avoidance of doubt, in the case of the Sale Site Subsidiary and any Secondary Sale Subsidiary, prior to the applicable Closing) and each of their respective Affiliates, together with their respective members, shareholders, managers, officers, directors, agents and Representatives.

“Cumulus Operating Companies” means each of the direct or indirect subsidiaries of Seller that as of the Signing Date own or lease the Portfolio Sites.
“Cumulus Parties” means each of (i) the Seller, (ii) each Cumulus Collocator, (iii) solely prior to the Initial Closing, the Sale Site Subsidiary, and (iv) solely following execution of the applicable Joinder Agreement and prior to the applicable Subsequent Closing, each Secondary Sale Subsidiary.
“Damaged Site” has the meaning set forth in Section 4.6(c).
“De Minimis Claim” has the meaning set forth in Section 11.5.
“Defect” means, without duplication, an Environmental Defect, a Material Site Title Issue or a Material Site Non-Compliance Issue, in each case without regard to the dollar thresholds in the definitions thereof, but where the reasonably anticipated cost of remedying such matter is at least $5,000.
“Designated Assignable Site” shall mean any Portfolio Site designated as an Assignable Site pursuant to Section 4.1(c).
“Due Diligence Period” has the meaning set forth in Section 4.2(a).
“Environmental Defect” means (i) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Portfolio Site not to be in compliance with any Environmental Law or (ii) the existence with respect to a Portfolio Site or the operation thereof of any environmental pollution due to a release of Hazardous Materials at, on or under a Portfolio Site for which remedial or corrective action is presently required in writing by a Governmental Authority under Environmental Laws; in each case of (i) or (ii) where the reasonably anticipated cost of remedying such non-compliance or pollution (a) exceeds $40,000 for an individual Portfolio Site or (b) exceeds $5,000 for an individual Portfolio Site and causes the aggregate cost of remedying all Defects for such individual Portfolio Site to exceed $50,000.
“Environmental Law” means any Law relating to the pollution or protection of the environment or workplace health and safety (with respect to the exposure to Hazardous Materials) as enacted and in effect on or prior to the applicable Closing Date.
“Equipment” means all physical assets (other than real property and interests in real property) located at the applicable Portfolio Site on, in or attached to the Land, Improvements or Towers. With respect to any item of or interest in real property at any Sale Site, any fixture (other than Towers) attached to that real property is “Equipment” related thereto, including the antenna associated with the radio frequency feed line or combiner. “Equipment” does not include any intellectual property or intangible rights or Excluded Equipment.
“Excluded Assets” means the following:
(i)    all Excluded Equipment (other than Shared Equipment) and Excluded Sites;
(ii)    all Studios;
(iii)    except as otherwise expressly provided in this Agreement (including with respect to any Governmental Approvals constituting Tower Related Assets), any and all licenses granted by the FCC or any other Governmental Authority to the Seller or its Affiliates;
(iv)    any Accounts Receivable or other receivables of the Cumulus Parties or their respective Affiliates under any Collocation Agreement accruing as to periods ending prior to the applicable Closing Date in accordance with GAAP (for the avoidance of doubt, the foregoing shall not include any receivables or revenue (including site rental revenue, collocation revenue and prepaid rent) accruing in accordance with GAAP or otherwise relating to or for events and periods and portions thereof on and subsequent to the applicable Closing Date);

(v)    any intellectual property of the Cumulus Parties or their respective Affiliates;
(vi)    any condemnation or eminent domain proceeds with respect to a taking of any Excluded Site (unless and until such time that such Excluded Site becomes a Sale Site);
(vii)    any Tower Bonds;
(viii)    any cash, cash equivalents or marketable securities and all rights to any bank accounts of the Seller or its Affiliates;
(ix)    any rights or Claims of Seller or any of its Affiliates in respect of any Excluded Asset or Excluded Liability;
(x)    any rights to refunds or credits of Taxes relating to the Pre-Closing Tax Periods or the portion of any Straddle Period ending immediately prior to and including the Initial Closing or applicable Subsequent Closing (and apportioned consistent with the provisions of Section 2.10(b));
(xi)    any Cumulus Improvements; and
(xii)    any Studio Owned Sites Land.
“Excluded Equipment” means (i) the Cumulus Equipment, and (ii) any Equipment belonging to Tower Subtenants or any other third Person, including any contractor.
“Excluded Lease” has the meaning set forth in Section 3.5(a).
“Excluded Liabilities” means all Liabilities of the Cumulus Parties or any of their respective Affiliates, other than Post-Closing Liabilities. “Excluded Liabilities” shall include the following: (i) any Liability of the Cumulus Parties or any of their respective Affiliates to their employees in their capacity as employers or under any employee benefits or similar plans; (ii) any Liability to the extent based upon, resulting from, related to or arising out of (a) any Excluded Asset, the ownership of any Excluded Asset or the realization of the benefits of any Excluded Asset, (b) the operation, use or occupancy by the Cumulus Parties or any of their respective Affiliates of any properties or assets including the Included Property of the Portfolio Sites or the conduct by the Cumulus Parties or any of their respective Affiliates of any business or operations including the operation, use or occupancy of the Included Property of the Portfolio Sites, in each case other than Post-Closing Liabilities; (iii) any indebtedness of any Cumulus Party or any of their respective Affiliates; (iv) except as otherwise expressly provided in this Agreement or the Ancillary Agreements, any Liability for any fees or expenses incurred by any Cumulus Party or any of their respective Affiliates (including the fees and expenses of legal counsel, any accountant, auditor, broker, financial advisor or consultant retained by them or on their behalf) in connection with the preparation, negotiation, execution and delivery of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby; (v) any Accounts Payable; and (vi) except as otherwise expressly provided in this Agreement, and the MLA, any Taxes of any Cumulus Party or any of their respective Affiliates.
“Excluded Site” means, at any time of determination, any Portfolio Site designated as or deemed an “Excluded Site” in accordance with the terms of this Agreement.
“Exclusion Cap” has the meaning set forth in Section 4.1(b).
“FCC” means the United States Federal Communications Commission or any successor Governmental Authority performing a similar function.
“FCC’s ASR Database” has the meaning set forth in Section 8.4(e).
“Final Closing Date” has the meaning set forth in Section 2.6(b).

“Final Site Designation” means, with respect to each Sale Site, the Site Designation of such Portfolio Site as determined in accordance with Section 4.4.
“FIRPTA Certificate” has the meaning set forth in Section 9.3(c)(i).
“Fraud” means that any of the Cumulus Parties, on the one hand, or the Buyer Parties, on the other hand, (i) is determined by a court of competent jurisdiction to have committed actual, knowing and intentional common law fraud, solely in the making of the representations and warranties set forth in Article 5, Article 6 and Article 7, as applicable, of this Agreement and, in the case of the Cumulus Parties, as qualified by the Cumulus Disclosure Letter, and (ii) had Knowledge that the representations and warranties were materially inaccurate when made, in each case, with the specific intent to deceive and mislead another Party and to induce such Party to enter into this Agreement. “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Approvals” means all licenses, permits, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications and other authorizations to, from or with any Governmental Authority.
“Governmental Authority” means, with respect to any Person or any Portfolio Site, any foreign, domestic, federal, territorial, state, tribal or local governmental authority, administrative body, quasi-governmental authority, court, government or self-regulatory organization, commission, board, administrative hearing body, arbitration panel, tribunal or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing, in each case having jurisdiction over such Person or such Portfolio Site.
“Ground Lease” means, as to any Tower Leased Site, the ground lease, sublease or any easement, license or other agreement pursuant to which a Cumulus Party or, prior to the Preliminary Transfers, a Cumulus Operating Company, holds a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license or sublicense in such Tower Leased Site, together with any extensions of the term thereof (whether by exercise of any right or option contained therein or by execution of a new ground lease or other instrument providing for the use of such Tower Leased Site), and including all amendments, modifications, supplements, assignments, guarantees, side letters and other documents related thereto, as in effect from time to time prior to the applicable Closing.
“Ground Lessor” means, as to any Tower Leased Site, the “lessor”, “sublessor”, “landlord”, “licensor”, “sublicensor” or similar Person under the related Ground Lease.
“Ground Lessor Estoppel” means, with respect to a Ground Lease, an estoppel agreement from the Ground Lessor thereunder, for the benefit of the Tower Operator, its successors and assigns, in form and substance reasonably satisfactory to the Buyer and the Tower Operator.
“Ground Lessor Mortgage” means any mortgage, deed of trust or similar Lien encumbering the interest of a Ground Lessor in a Tower Leased Site that exists prior to the applicable Closing Date.
“Hazardous Material” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls, or any hazardous, toxic or dangerous waste, substance or material, in each case, defined as such (or any similar term) or regulated by, in or for the purposes of Environmental Laws, including Section 101(14) of CERCLA.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Improvements” means, as to each Portfolio Site, (i) one or more equipment pads or raised platforms capable of accommodating exterior cabinets or equipment shelters, huts or buildings, electrical service and access for the placement and servicing of the applicable Cumulus Collocator under the MLA and Tower Subtenants, if applicable; (ii) buildings, huts equipment shelters or exterior cabinets; (iii) batteries, generators and associate fuel tanks or any other substances, products, materials or equipment used to provide backup power; (iv) grounding systems and associated ground radials (if any); (v) fencing; (vi) signage; (vii) connections for telephone service or utility service up to the meter; (viii) hardware constituting a Tower platform to hold Communications Equipment; (ix) access road improvements; (x) common shelters, if any, other than Lessee Shelters (as defined in the MLA); (xi) all marking/lighting systems and light monitoring devices; and (xii) such other equipment, alterations, replacements, modifications, additions and improvements as may be installed on or made to all or any component of a Portfolio Site (including the Land and the Tower).
“Included Property” means, (i) with respect to each Tower Owned Site or Tower Leased Site, (A) the Land related to such Portfolio Site (including the interest in any Ground Lease), (B) the Tower located on such Portfolio Site (including the Cumulus Collocation Space), (C) the related Equipment and Improvements (excluding Excluded Equipment, Cumulus Improvements and any Tower Subtenant’s Improvements), and the Tower Related Assets with respect to such Portfolio Site, and (D) any condemnation or eminent domain proceeds with respect to a taking of any such Portfolio Site, and (ii) with respect to any Studio Owned Sites, (A) the Tower located on such Portfolio Site (including the Cumulus Collocation Space), (B) the related Equipment and Improvements (excluding Excluded Equipment, Cumulus Improvements and any Tower Subtenant’s Improvements) and the Tower Related Assets with respect to such Portfolio Site, and (C) those rights set forth in the Access Agreements; provided that in no event shall the term “Included Property” include any of the Excluded Assets.
“Indemnified Party” has the meaning set forth in Section 11.3(a).
“Indemnifying Party” has the meaning set forth in Section 11.3(a).
“Indemnity Period” means the period during which a claim for indemnification may be asserted pursuant to Article 11 by an Indemnified Party.
“Initial Closing” has the meaning set forth in Section 2.5(a).
“Initial Closing Date” means the date on which the Initial Closing occurs.
“Initial Closing Internal Transfer” has the meaning set forth in the recitals.
“Internal Transfer” means the Initial Closing Internal Transfer and/or the Subsequent Closing Internal Transfer, as applicable.
“Joinder Agreement” has the meaning set forth in the recitals.
“Knowledge” means (i) as to any of the Buyer Parties, the actual knowledge of any of those individuals set forth in Section 1.1 of the Buyer Disclosure Letter, and (ii) as to any of the Cumulus Parties, the actual knowledge of any of those individuals set forth in Section 1.2 of the Cumulus Disclosure Letter.
“Land” means the Owned Sites Land and the Tower Leased Sites Land.
“Law” means any statute, rule, code, regulation, ordinance or Order of, or issued by, any Governmental Authority.
“Laws Related to Electromagnetic Radiation” means all Laws (including FCC guidelines and safety limits related thereto) related to radio frequency emissions, microwave emissions or any other type of electromagnetic radiation.
“Lease Adjustment Date” has the meaning set forth in Section 3.5(a).

“Legal Action” means, with respect to any Person or such Person’s business, property, or assets, any and all litigation or legal or other pending actions, arbitrations, Claims and proceedings (including condemnation proceedings) at Law or in equity, by or before any Governmental Authority.
“Liabilities” means, with respect to any Person, any and all debts (including interest thereon and any prepayment penalties applicable thereto), obligations, liabilities and Claims, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in such Person’s consolidated financial statements or disclosed in the notes thereto.
“Liens” means, with respect to any asset, any mortgage, lien, pledge, security interest, charge, attachment or encumbrance of any kind in respect of such asset.
“Losses” means losses, damages, Liabilities, interest, awards, penalties, fines, costs or expenses of whatever kind actually suffered, including reasonable attorneys’ fees and expenses paid in connection with the investigation or defense of the foregoing; provided, however, that “Losses” does not and shall not include (i) special, punitive or exemplary damages unless paid in satisfaction of a Third Party Claim, (ii) speculative or remote damages that would otherwise not be recoverable for a breach of contract under applicable Law, (iii) lost profits or consequential damages except to the extent reasonably foreseeable.
“Master Collocation Agreement” means a collocation agreement that permits a Tower Subtenant to occupy space (including on a Tower) at more than one site, which includes sites that are not the subject of the transaction contemplated by this Agreement or the Ancillary Agreements.
“Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that has had or would be reasonably expected to have a material adverse effect on (i) the assets, financial condition or results of operations of the Included Property of the Portfolio Sites, taken as a whole, or (ii) the ability of the Cumulus Parties to consummate the transactions contemplated hereby in accordance with its terms, taken as a whole, except to the extent resulting from or relating to (A) changes to the radio broadcasting industry in the United States generally or the radio broadcasting tower ownership, operation, leasing, management and construction business in the United States generally, (B) the announcement or disclosure of the transactions contemplated by this Agreement, (C) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets, (D) changes in GAAP or their application, (E) acts of war, military action, armed hostilities or acts of terrorism, epidemics, pandemics or disease outbreaks (including the Covid-19 virus); (F) changes in Law, (G) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, or (H) any failure by any Cumulus Party or any Affiliate of a Cumulus Party to meet any projections or forecasts for any period (but not the underlying causes of any such failure), unless any of the facts, changes, effects, conditions, developments or occurrences set forth in clauses (A), (C), or (E) hereof disproportionately impacts or affects the Included Property of the Portfolio Sites, taken as a whole, as compared to other similar portfolios of radio broadcasting communications towers, or the Cumulus Parties, taken as a whole, as compared to other radio broadcasting communications companies.
“Material Agreement” means each Ground Lease, Collocation Agreement and each other material agreement to which any Cumulus Party or any of their respective Affiliates is a party relating exclusively to the Portfolio Sites or the Included Property, including, in each case, all amendments, modifications, supplements, assignments, guarantees, side letters and other documents related thereto and in effect.
“Material Site Non-Compliance Issue” means a Portfolio Site (i) where a Party has received written notice from a Governmental Authority that such Portfolio Site was not constructed in compliance with the National Environmental Policy Act of 1970 (“NEPA”) or the National Historic Preservation Act of 1966 (“NHPA”) or any State Historic Preservation Act (“SHPA”) and, as of the date of such notice, such Portfolio Site is in material non-compliance with NEPA, SHPA or NHPA, and the reasonably anticipated cost of remedying such non-compliance (a) exceeds $40,000 or (b) exceeds $5,000 and causes the aggregate cost of remedying all Defects for such Portfolio

Site to exceed $50,000, or (ii) with an Environmental Defect or (iii) that has a Tower on such Portfolio Site that is not in compliance with applicable Law as in effect on the Applicable Structural Defect Date and the cost to bring such Tower into compliance, in each case as determined and certified by the Structural Engineer, (a) exceeds $40,000 or (b) exceeds $5,000 and causes the aggregate cost of remedying all Defects for such Portfolio Site to exceed $50,000.
“Material Site Title Issue” means (i) with respect to any Tower Leased Site, that no Cumulus Party, nor any of their respective Affiliates, holds a valid leasehold interest in such Tower Leased Site or an easement, license, permit or similar agreement to operate such Tower Leased Site, (ii) with respect to any Owned Site, that no Cumulus Party, nor any of their respective Affiliates, holds a valid fee simple interest in such Owned Site, (iii) with respect to any Tower Leased Site or Owned Site, that such Site does not have a valid and enforceable right of access to a public right-of-way, and (iv) with respect to any Tower Leased Site or Owned Site, that such Site is subject to (x) a restrictive covenant that prohibits the location or materially impairs the ownership or operation of a Tower located on such Site, or (y) a foreclosure proceeding, a foreclosure, a deed in lieu of foreclosure or similar other proceeding involving a Lien or Ground Lessor Mortgage that is reasonably likely to either (1) render the Tower located on such Site unusable as a communication tower or (2) result in the outcome specified in clause (i) or (ii) above.
“Membership Interest Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(b).
“MLA” has the meaning set forth in the recitals.
“Modified Lease” has the meaning set forth in Section 3.5(a).
“Non-Assignable Site” means any Portfolio Site that (i) is not an Assignable Site or (ii) is deemed not to be an Assignable Site in accordance with Section 4.5.
“Non-Compliant Site” means a Portfolio Site that is subject to a Material Site Non-Compliance Issue or a Material Site Title Issue.
“Non-Disturbance Agreement” means, (i) as to a Ground Lease for a Portfolio Site that is subject to a Ground Lessor Mortgage (unless such Ground Lease has priority over such Ground Lessor Mortgage) or (ii) a Studio-Owned Site that is subject to a mortgage, a non-disturbance agreement from the lender with respect to such Ground Lessor Mortgage or Studio-Owned Site mortgage, as the case may be, in form and substance reasonably satisfactory to the Buyer Parties.
“Non-Leaseback Site” means a Portfolio Site that is designated as a Non-Leaseback Site on Schedule 3.
“Non-Leaseback Site Side Letter” means that certain side letter with respect to the Non-Leaseback Sites, dated the Initial Closing Date, by and between the Seller, the Buyer, the Sale Site Subsidiary and each Secondary Sale Subsidiary, in substantially the form attached hereto as Exhibit H.
“Notice of Dispute” has the meaning set forth in Section 4.4(a).
“Objectionable Interference” means interference to any Broadcast Activity that (i) can be demonstrated by means of traditional RF measuring devices or (ii) causes material impairment of (A) the quality of data, sound or picture signals, or the range of delivery, of the Broadcast Activity to any user of the Broadcast Activity at any time during the period of operation of such Broadcast Activity or (B) a party’s ability to remain within the applicable FCC licensed operating parameters.
“Order” means an administrative, judicial, or regulatory injunction, order, decree, judgment, sanction, award or writ of any nature of any Governmental Authority of competent jurisdiction.
“Outside Date” has the meaning set forth in Section 12.1.

“Owned Sites” means the Tower Owned Sites and the Studio Owned Sites, including the Included Property related thereto.
“Owned Sites Land” means the tracts, pieces or parcels of land of Owned Sites on which Towers are located, together with all easements, rights of way and other rights appurtenant thereto.
“Party” or “Parties” has the meaning set forth in the preamble.
“Per Tower Data Date” has the meaning set forth in Section 5.14.
“Permitted Encumbrances” means, collectively, (i) Liens in respect of property Taxes or similar assessments, governmental charges or levies not yet due and payable or which are being contested in good faith and, in connection therewith, appropriate and adequate reserves have been set aside by the appropriate party in accordance with GAAP or, with respect to property Taxes or similar assessments, governmental charges or levies that relate solely to the interests of a Ground Lessor in a Tower Leased Site, which do not exceed $100,000 in the aggregate for all Tower Leased Sites, (ii) Liens of landlords, laborers, shippers, carriers, warehousemen, mechanics, materialmen, repairmen and other like Liens imposed by Law that relate solely to the interests of a Ground Lessor or a Tower Subtenant in a Portfolio Site and arise in the ordinary course of business and secure obligations which are not the responsibility of Seller or its Affiliates to pay, (iii) any easements, rights of public utility companies, rights-of-way, covenants, conditions, licenses, restrictions, reservations of mineral rights (with surface rights being waived) or similar non-monetary encumbrances that do not (A) materially impair the use or operation of the applicable Site as a communications tower facility, including the rental of such Portfolio Site to Tower Subtenants, or (B) constitute an option, right of first refusal or other right to acquire a Portfolio Site, (iv) rights of tenants in possession of the applicable Portfolio Site pursuant to Collocation Agreements, (v) the Ground Leases, (vi) agreements with Governmental Authorities related to the construction, use or operation of a Portfolio Site, (vii) Zoning Laws and all other Laws related to the use and operation of communications towers similar to the Towers, (viii) Ground Lessor Mortgages, and (ix) Collocation Agreements.
“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a Governmental Authority.
“Portfolio Sites” means the 248 broadcast communications sites set forth on Schedule 3. Any Portfolio Site will be designated either as a Tower Owned Site, Tower Leased Site, Studio Owned Site, Non-Leaseback Site or an Excluded Site in accordance with this Agreement.
“Post-Closing Liabilities” means all Liabilities that relate to or arise out of or in connection with the ownership, operation, use, maintenance or occupancy of the Included Property of any Sale Site from and after the applicable Closing Date, including all such payment and performance obligations that accrue under any Ground Lease or Collocation Agreement after the applicable Closing Date.
“Pre-Closing Liabilities” means all Liabilities that relate to or arise out of or in connection with the ownership, operation, use, maintenance or occupancy of the Included Property of any Sale Site prior to the applicable Closing Date (whether or not asserted as of or prior to the applicable Closing Date), including all such payment and performance obligations under any Ground Lease or Collocation Agreement prior to the applicable Closing Date, except to the extent taken into account in determining the proration of expenses pursuant to Section 2.8. Notwithstanding the foregoing, no Taxes shall be treated as Pre-Closing Liabilities, but shall be subject to Section 2.10. For the avoidance of doubt, the physical condition of any Portfolio Site, Tower or Equipment prior to or as of the Initial Closing Date, in and of itself, shall not be deemed to constitute a Pre-Closing Liability.
“Pre-Closing Tax Period” means any Tax period ending before the applicable Closing Date, including a tax period ending at the very end of the day immediately preceding the applicable Closing Date. With respect to the Texas franchise Tax, for purposes of this Agreement, the Tax period shall mean the accounting period upon which the Tax is based (i.e., the calendar year, or any portion thereof) and not the privilege period for which the Tax is paid.

“Preliminary Transfer” has the meaning set forth in the recitals.
“Proration Period” has the meaning set forth in Section 2.8.
“Purchase Option Agreement” means a purchase option agreement, by and between the Seller and the Buyer, in substantially the form attached hereto as Exhibit G, to be executed and delivered at each Closing with respect to the Portfolio Sites that are the subject of such Closing.
“Reduction Amount” has the meaning set forth in Section 4.8(b).
“Rejected Site” has the meaning set forth in Section 4.2(a).
“Rejection Notice” has the meaning set forth in Section 4.2(a).
“Relevant Tax Returns” has the meaning set forth in Section 5.11.
“Representations and Warranties Deductible” has the meaning set forth in Section 11.5.
“Representatives” means, with respect to a Person, its directors, officers, employees, attorneys, accountants, consultants, bankers, financing sources, financial advisers and any other professionals or agents acting on behalf of any such Person.
“Resolution Period” means a period of ten (10) days following receipt by the Buyer of an Allocated Consideration Adjustment Dispute Notice.
“Sale Proceeds Right” means a right to fifty percent (50%) of the net proceeds derived from the sale of excess land parcels, as more fully described in the Non-Leaseback Site Side Letter.
“Sale Sites” means the Tower Owned Sites, the Tower Leased Sites and the Studio Owned Sites, in each case including the Included Property relating thereto, other than any such sites designated following the Signing Date as Excluded Sites in accordance with the terms of this Agreement (in each case from and after the date of such designation unless and until such time that such Excluded Site becomes a Sale Site).
“Sale Site Subsidiary” has the meaning set forth in the recitals.
“Sale Site Subsidiary Interests” has the meaning set forth in Section 2.2(b).
“Secondary Sale Subsidiary” has the meaning set forth in the recitals.
“Secondary Sale Subsidiary Interests” has the meaning set forth in Section 2.6(a)(ii).
“Seller” has the meaning set forth in the preamble.
“Seller Assignable Site Closing Condition” means that the aggregate Allocated Consideration for all Assignable Sites (for the avoidance of doubt, excluding all Non-Assignable Sites, Excluded Sites, Portfolio Sites subject to Specified Exceptions and Cumulus Excluded Sites) is at least equal to 92.5% of the Allocated Consideration for all the Portfolio Sites (but, for the avoidance of doubt, excluding Cumulus Excluded Sites and Portfolio Sites subject to Specified Exceptions from the calculation of the Allocated Consideration for all Portfolio Sites).
“Settlement Firm” means a nationally recognized independent auditing firm (other than any accounting firms regularly engaged by the Buyer or the Cumulus Parties or any of their respective Affiliates) that the Buyer and the Cumulus Parties may, in good faith, agree upon in writing and, includes, in each case, any legal counsel hired by such firm.

“Shared Equipment” means any Equipment owned by Seller (or an Affiliate of Seller) prior to the Initial Closing Date that is jointly used, operated or shared by Seller (or an Affiliate of Seller) and any other Tower Subtenant excluding, however, any Communication Equipment installed at the Cumulus Collocation Space, any batteries, generators and associate fuel tanks or any other substances, products, materials or equipment used to provide backup power to such Communications Equipment, and any Equipment located in a Lessee Shelter (as defined in the MLA), in each case used or operated exclusively by Seller (and/or an Affiliate of Seller).
“Signing Date” has the meaning set forth in the preamble.
“Site Designation” means, with respect to any Portfolio Site, the designation of such Portfolio Site into one or more of the following categories: (i) an Assignable Site, (ii) a Non-Assignable Site, (iii) an Excluded Site, (iv) a Non-Leaseback Site, (v) a Special Zoning Site, (vi) a Casualty Site, (vii) a Damaged Site, (viii) a Non-Compliant Site subject to a Material Site Non-Compliance Issue, or (ix) a Non-Compliant Site subject to a Material Site Title Issue.
“Site Designation Dispute” has the meaning set forth in Section 4.4(a).
“Site Non-Compliance Agreement Notice” has the meaning set forth in Section 4.7(a).
“Site Non-Compliance Dispute Notice” has the meaning set forth in Section 4.7(a).
“Special Zoning Site” means a Portfolio Site that (i) received a zoning variance, exemption or other Order which permits its current use, and (ii) would lose such variance, exemption or other Order if the Included Property of such Portfolio Site were to be leased to the Tower Operator or transferred to the Sale Site Subsidiary or Secondary Sale Subsidiary in the manner contemplated by this Agreement.
“Specified Exceptions” means a Portfolio Site subject to clauses (i) or (ii) of the definition of Material Site Title Issue.
“Specified Representations and Warranties” means the representations and warranties set forth in Section 5.1(a), Section 5.2(a), Section 5.9, Section 5.12, Section 5.13, Section 6.1(a), Section 6.1(b), Section 6.2(a), Section 6.2(b), Section 6.5, Section 6.7, Section 6.9, Section 7.1, Section 7.2, and Section 7.3.
“Straddle Period” means any Tax period that includes but does not end on the relevant Closing Date.
“Structural Engineer” means Electronic Research, Inc., or if such firm is unable or unwilling to serve as the Structural Engineer, such other nationally recognized firm employing registered professional structural engineers in the capacity of designing and/or analyzing or modifying towers over 1,000 feet above ground level and which has performed such work on a minimum of 500 tower sites, that the Buyer and the Cumulus Parties may, in good faith, agree upon in writing.
“Studios” means buildings which house radio broadcasting studios and operations.
“Studio Owned Sites” means the Portfolio Sites designated as such and set forth in Schedule 3, in each case including the Included Property relating thereto, other than any such sites designated following the Signing Date as Excluded Sites in accordance with the terms of this Agreement in each case from and after the date of such designation (unless and until such Excluded Site loses its designation as an Excluded Site).
“Studio Owned Sites Land” means the tracts, pieces or parcels of land of Studio Owned Sites on which Towers are located, together with all easements, rights of way and other rights appurtenant thereto.
“Subsequent Closing” has the meaning set forth in Section 2.5(b).

“Subsequent Closing Consideration” means an amount for each Sale Site subject to such Subsequent Closing equal to the Allocated Consideration for such Assignable Site.
“Subsequent Closing Date” means, as to each Subsequent Closing, the date on which such Subsequent Closing occurs.
“Subsequent Closing Internal Transfer” has the meaning set forth in the recitals.
“Subsidiary” of a Person means any other Person the financial condition or results of operations of which would be required by GAAP to be reflected in the consolidated financial statements of the first Person. For the avoidance of doubt, each of the Cumulus Operating Companies is a Subsidiary of the Seller.
“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, any taxes of another Person arising out of the Sale Site Subsidiary’s or a Secondary Sale Subsidiary’s inclusion in a combined tax report with such Person, and assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise.
“Taxing Authority” means any Governmental Authority responsible for the imposition or administration of any Tax.
“Tax Return” means any return, report, statement, schedule, estimate, claim for refund or other document filed or required to be filed with any Taxing Authority (including any amendment thereof or attachment thereto).
“Tenant Lease” has the meaning set forth in Section 3.5(a).
“Terminated Lease” has the meaning set forth in Section 3.5(a).
“Termination Fee” has the meaning set forth in Section 12.2(b).
“Third-Party Claim” has the meaning set forth in Section 11.3(a).
“Title Company” means one or more national title insurance companies (or agents thereof) reasonably designated by the Buyer.
“Title Policies” has the meaning set forth in Section 8.9.
“Tower” or “Towers” means a vertical structure intended to be used for the mounting of receiving and/or transmitting antennas and their associated feed systems (and, in the case of AM broadcasting, as radiating elements) on a Portfolio Site.
“Tower Bonds” means, collectively, any bonds, letters of credit, deposits or other security interests relating to the removal of a Tower from a Portfolio Site.
“Tower Leased Sites” means the Portfolio Sites designated as such and set forth in Schedule 3, in each case including the Included Property relating thereto, other than any such sites designated following the Signing Date as Excluded Sites in accordance with the terms of this Agreement (in each case from and after the date of such designation unless and until such site ceases to be designated as an Excluded Site).

“Tower Leased Sites Land” means the tracts, pieces or parcels of land leased from the Ground Lessor by the Seller (or, prior to the Preliminary Transfer by the Cumulus Operating Companies, or following an Internal Transfer, by the Sale Site Subsidiary or a Secondary Sale Subsidiary, as applicable) on which Towers are located, together with all easements, rights of way and other rights appurtenant thereto.
“Tower Operator” has the meaning set forth in the recitals.
“Tower Operator Interests” means the issued and outstanding limited liability company membership interests in the Tower Operator.
“Tower Operator Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is materially adverse to the assets, financial condition or results of operations of the Buyer Parties or the ability of the Buyer Parties to consummate the transactions contemplated hereunder or perform its obligations under any Ancillary Agreement.
“Tower Owned Sites” means the Portfolio Sites designated as such and set forth in Schedule 3, in each case including the Included Property relating thereto, other than any such sites designated following the Signing Date as Excluded Sites in accordance with the terms of this Agreement in each case from and after the date of such designation unless and until such site ceases to be designated as an Excluded Site. For the avoidance of doubt, “Tower Owned Sites” shall, and shall be construed to, include the Non-Leaseback Sites.
“Tower Owned Sites Land” means the tracts, pieces or parcels of land of Tower Owned Sites on which Towers are located, together with all easements, rights of way and other rights appurtenant thereto.
“Tower Related Assets” means, with respect to each Tower at a Portfolio Site, (i) to the extent such rights are assignable, all rights to any warranties held by the Cumulus Parties or their respective Affiliates with respect to such Tower (or the related Portfolio Site) (and if such rights cannot be assigned, such rights shall be enforced by the Cumulus Parties and their respective Affiliates at the direction of and for the benefit of, and at the sole cost and expense of, the Buyer Parties), (ii) to the extent such rights are assignable, all rights under any Governmental Approvals held exclusively with respect to the ownership or operation of such Tower (and of the related Portfolio Site if such Portfolio Site is a Tower Owned Site), and that are not used by the Cumulus Parties or their respective Affiliates in any part of their respective businesses and operations other than the Collocation Operations (and if such rights cannot be assigned, such rights shall be enforced by the Cumulus Parties and their respective Affiliates at the direction of and for the benefit of, and at the sole cost and expense of, the Buyer Parties), (iii) to the extent such rights may be granted to the Tower Operator, the Sale Site Subsidiary or a Secondary Sale Subsidiary, as applicable, a sublicense or other right to use any Governmental Approvals not held exclusively with respect to, but held in part for the benefit of, the ownership or operation of such Tower (and of the related Portfolio Site if such Portfolio Site is a Tower Owned Site), (iv) copies of all material current books, files and records (including all leasing documents, licensing documents, engineering documents, construction documents, regulatory documents and master lease agreements) of the Cumulus Parties and their respective Affiliates exclusively related to the ownership, occupancy or leasing of such Tower or the operation of the Portfolio Site related to such Tower, and (v) each Material Agreement relating to such Portfolio Site. For the avoidance of doubt, Tower Related Assets does not include any employees, intellectual property or any Excluded Assets.
“Tower Subtenant” means, as to any Portfolio Site, any Person (other than a Cumulus Party or an Affiliate of a Cumulus Party), that (i) subleases, licenses or otherwise accepts from a Cumulus Party under any Collocation Agreement affecting such Portfolio Site (prior to the applicable Closing) or (ii) subleases, licenses or otherwise accepts from Buyer or the Tower Operator the right to use Available Space at such Site (from and after the applicable Closing).
“Transferors” has the meaning set forth in Section 5.17.
“Transfer Tax” means all sales, use, license, value added, documentary, stamp, gross receipts, registration, real estate transfer, conveyance, excise, recording and other similar Taxes and fees.

“Zoning Laws” means any zoning, land use or similar Laws, including Laws relating to the use or occupancy of any communications towers or property, building codes, development orders, zoning ordinances, historic preservation laws and land use regulations.
Section 1.2    Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to an “Article,” “Section,” “preamble” or “recital” are, unless otherwise specified, to an Article, Section, preamble or recital of this Agreement. The Parties have participated equally in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 1.3    Assignments; Transfers of Certain Assets and Liabilities.
(a)    Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, but without limiting any of the Cumulus Parties’ duties and obligations arising under this Agreement or any Ancillary Agreement, neither this Agreement nor any Ancillary Agreement shall constitute an assignment, sublease, transfer or other conveyance of any claim, contract, license, lease, sublease or commitment if an attempted assignment, sublease, transfer or other conveyance thereof, without the Authorization of a third-party thereto, would constitute a breach or violation thereof, but only to the extent such Authorization has not been obtained.
(b)    If an Authorization contemplated by Section 1.3(a) is not obtained, or if any attempt at an assignment, sublease, transfer or other conveyance thereof would be ineffective or would affect the rights of the Cumulus Parties or their Affiliates thereunder so that the Buyer, Tower Operator or, after the Initial Closing or any Subsequent Closing, the applicable Sale Site Subsidiary or Secondary Sale Subsidiary would not in fact receive all such rights or would affect the ability of the Buyer, the Tower Operator or, after the Initial Closing or any Subsequent Closing, the applicable Sale Site Subsidiary or Secondary Sale Subsidiary to obtain the benefits and rights contemplated by this Agreement and the Ancillary Agreements, the Cumulus Parties shall use commercially reasonable efforts to implement alternative arrangements reasonably acceptable to the Buyer and the Cumulus Parties designed to provide the Buyer, Tower Operator and, after the Initial Closing or any Subsequent Closing, the applicable Sale Site Subsidiary or Secondary Sale Subsidiary with all such benefits and rights and are in the same legal and economic position as they would have been if such Authorization had been obtained. Notwithstanding anything herein to the contrary, this Section 1.3(b) shall not apply to any Portfolio Site or Excluded Site (or any Tower Related Assets in respect of such Portfolio Site or Excluded Site) that has not been the subject of a Closing.
(c)    Subject to Section 4.8(c), to the extent that, on and after the Initial Closing, any Buyer Party has acquired or assumed in connection with the transactions contemplated by this Agreement and the Ancillary Agreements any Excluded Assets or Excluded Liabilities, the Parties shall, and shall cause their respective Affiliates to, take all reasonable actions necessary to, and provide all assistance reasonably requested, in order to, effectuate the assignment, transfer, conveyance or delivery of any such Excluded Assets and Excluded Liabilities back to the applicable Cumulus Parties (or Affiliate of a Cumulus Party); provided, however, that any reasonable out-of-pocket costs or expenses incurred in connection with any such actions and assistance shall be paid by the Seller. To the extent that, on or after the Initial Closing, Seller or any of its Affiliates receives any payment on account of any Included Property that was transferred to the Sale Site Subsidiary or to a Secondary Sale Subsidiary that has been acquired by Buyer attributable in accordance with GAAP to the period on and after the applicable Closing Date, Seller shall hold such funds for the benefit of the Buyer and shall promptly remit such funds to Buyer. In addition, Seller shall promptly deliver to Buyer any correspondence received by Seller or any of its Affiliates after the applicable Closing on account of the Included Property that has been transferred to the Sale Site Subsidiary or a Secondary Sale Subsidiary.
(d)    Following the Initial Closing Date and until the Final Closing Date, the Parties shall cooperate to bifurcate any material Master Collocation Agreement (so that one agreement pertains to the Sale Sites and another agreement pertains to the remainder of the sites covered by the Master Collocation Agreement); it being understood that (i) the foregoing shall not require any Party to agree to any conditions or pay any money to the applicable collocator in connection with such bifurcation, and (ii) the foregoing shall not apply if it would have an adverse impact on the rights of and obligations of the Cumulus Parties or their respective Affiliates or the Buyer Parties under this Agreement, any Ancillary Agreement or such Master Collocation Agreement. Upon the bifurcation of any such Master Collocation Agreement, the Master Collocation Agreement pertaining to the Sale Sites shall be deemed to be a “Collocation Agreement” hereunder and shall be treated in the applicable manner under this Agreement.
Article 2
CONTRIBUTION, CONVEYANCE/GRANT OF LEASEHOLD, SUBLEASEHOLD OR OTHER INTEREST AND CONSIDERATION

Section 2.1    Organizational Actions; Preliminary Transfers.
(a)    On or prior to the Initial Closing Date, the Seller shall cause the Sale Site Subsidiary to be duly qualified in each jurisdiction in which any Sale Site held by such Sale Site Subsidiary is located (after giving effect to the Initial Closing Internal Transfer).
(b)    On or prior to the applicable Subsequent Closing Date, the Seller shall form the Secondary Sale Subsidiary by filing a certificate of formation, reasonably acceptable to the Buyer, for such Secondary Sale Subsidiary with the Secretary of State of the State of Delaware and cause such Secondary Sale Subsidiary to be duly qualified in each jurisdiction in which any Sale Site held by such Secondary Sale Subsidiary is located (after giving effect to a Subsequent Closing Internal Transfer), and provide the Buyer with evidence of the same.
(c)    On or prior to the applicable Closing Date, the Seller shall cause the Cumulus Operating Companies to contribute, convey, assign, transfer and deliver into the Seller, and the Seller shall acquire, accept and assume, from the Cumulus Operating Companies, all of their respective right, title and interest in, to and under the Included Property for each Portfolio Site that is then an Assignable Site, the related Collocation Agreements and other Material Agreements, and all Liabilities, but excluding any Excluded Assets or Excluded Liabilities, with respect to such Portfolio Sites, free and clear of all Liens (other than Permitted Encumbrances), by the execution and delivery of: (i) with respect to each such Portfolio Site that is an Owned Site, (A) a special warranty deed (or the state-specific equivalent), pursuant to which applicable Cumulus Operating Company shall contribute, convey, assign, transfer and deliver its fee simple interests in the Included Property of such Owned Site to the Seller (other than, for the avoidance of doubt, in the case of Studio Owned Sites, the Studio Owned Sites Land), (B) by written assignment and assumption agreement and bill of sale, pursuant to which the applicable Cumulus Operating Company shall, contribute, convey, assign, transfer and deliver, and the Seller shall assume, all of its right, title and interest in, to and under the Included Property of such Portfolio Site (other than the related Tower Owned Sites Land and Studio Owned Sites Land) and the related Collocation Agreements and the other Material Agreements to the Seller, (ii) with respect to each such Portfolio Site that is a Tower Leased Site, by written assignment and assumption agreement and bill of sale, pursuant to which the applicable Cumulus Operating Company shall contribute, convey, assign, transfer and deliver, and the Seller shall assume, all of its right, title and interest in, to and under the Included Property of such Tower Leased Site and the related Collocation Agreements and the other Material Agreements to the Seller and (iii) such other instruments of conveyance and assignment, including deeds of transfer and bills of sale, as may be necessary for the applicable Cumulus Operating Company to contribute, convey, assign, transfer and deliver to the Seller all of their respective right, title and interest in, to and under the Included Property of such Portfolio Sites and the related Collocation Agreements and the other Material Agreements, in each case, with respect to the documents referenced in clauses (i), (ii) and (iii), in form and substance reasonably acceptable to the Parties.
Section 2.2    Initial Closing Transactions. At the Initial Closing:
(a)    With respect to the Portfolio Sites that constitute Assignable Sites as of the Initial Closing Date, the Seller shall, contribute, convey, assign, transfer and deliver into the Sale Site Subsidiary, and the Sale Site Subsidiary shall acquire, accept and assume, from the Seller, all of its respective right, title and interest in, to and under the Included Property of such Assignable Sites, the related Collocation Agreements and the other Material Agreements, and all Liabilities, but excluding any Excluded Assets or Excluded Liabilities, with respect to such Assignable Sites, free and clear of all Liens (other than Permitted Encumbrances), by the execution and delivery of: (i) with respect to each such Assignable Site that is an Owned Site, (A) a special warranty deed (or the state-specific equivalent), pursuant to which the Seller shall contribute, convey, assign, transfer and deliver its fee simple interests in the Included Property of such Owned Site to the Sale Site Subsidiary (other than, for the avoidance of doubt, in the case of Studio Owned Sites, the Studio Owned Sites Land), (B) by written assignment and assumption agreement and bill of sale, pursuant to which the Seller shall, contribute, convey, assign, transfer and deliver, and the Sale Site Subsidiary shall assume, all of its right, title and interest in, to and under the Included Property of such Sale Site (other than the related Tower Owned Sites Land and Studio Owned Sites Land) and the related Collocation Agreements and the other Material Agreements to the Sale Site Subsidiary, (ii) with respect to each such Assignable Site that is a Tower Leased Site, by written assignment and assumption agreement and bill of sale, pursuant to which the Seller shall contribute, convey, assign, transfer and deliver, and the Sale Site Subsidiary shall assume, all of its right, title and interest in, to and under the Included Property of such Tower Leased Site and the related Collocation Agreements and the other Material Agreements to the Sale Site Subsidiary and (iii) such other instruments of conveyance and assignment, including deeds of transfer and bills of sale, as may be necessary for the Seller to contribute, convey, assign, transfer and deliver to the Sale Site Subsidiary all of their respective right, title and interest in, to and under the Included Property of such Assignable Sites and the related Collocation Agreements and the other Material Agreements, in each case, with respect to the documents referenced in clauses (i), (ii) and (iii), in form and substance reasonably acceptable to the Parties;
(b)    The Seller shall sell, convey, assign, transfer and deliver to the Buyer (or one of its Affiliates designated by the Buyer) all of the issued and outstanding limited liability company membership interests in the Sale Site Subsidiary (collectively, the “Sale Site Subsidiary Interests”) free and clear of all Liens, and the Buyer shall purchase, acquire and assume the Sale Site Subsidiary Interests from the Seller. Each of the Seller and the Buyer shall execute and deliver an assignment and assumption agreement, substantially in the form of Exhibit D (the “Membership Interest Assignment and Assumption Agreement”) pursuant to which the Sale Site Subsidiary Interests of the Seller shall be transferred to the Buyer;
(c)    With respect to the Studio Owned Sites, the Seller and its applicable Affiliates and the Sale Site Subsidiary shall enter into the Access Agreements;
(d)    The Tower Operator shall, by entering into the MLA, lease to the applicable Cumulus Collocators the Cumulus Collocation Space at the Assignable Sites for the rent payments in respect of such Cumulus Collocation Space as is set forth on Schedule 2; and
(e)    The Cumulus Parties and the Buyer Parties shall duly execute and deliver the certificates and other contracts, documents and instruments required to be delivered under Article 9 and Article 10 of this Agreement.
Section 2.3    Items Excluded from Transaction. Subject to Section 4.8(c), notwithstanding anything to the contrary contained herein, none of the Buyer, the Tower Operator, the Sale Site Subsidiary or any applicable Secondary Sale Subsidiary shall lease, acquire, assume or have any rights or Liabilities with respect to (a) the Excluded Assets or the Excluded Liabilities and (b) any and all rights or obligations that accrue or shall accrue to the Seller or any of its respective Affiliates under this Agreement or any Ancillary Agreement. Seller or its Affiliates shall retain all Excluded Liabilities.

Section 2.4    As Is, Where Is. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, INCLUDING THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 5, (A) IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE PROPERTY BEING CONTRIBUTED, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED BY THE CUMULUS PARTIES, LEASED BY THE SALE SITE SUBSIDIARY OR THE SECONDARY SALE SUBSIDIARIES AND ACCEPTED BY THE BUYER PARTIES IS BEING SO CONTRIBUTED, LEASED, TRANSFERRED AND ACCEPTED “AS IS, WHERE IS,” WITH ALL FAULTS, AND THAT NO CUMULUS PARTY AND NO SALE SITE SUBSIDIARY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY GIVEN IN THIS AGREEMENT (WHICH SHALL SURVIVE ONLY TO THE EXTENT SET FORTH IN SECTION 11.4) AND THE ANCILLARY AGREEMENTS, INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE SALE SITES OR THE TOWERS AND EQUIPMENT LOCATED THEREON (OR THE COLLOCATION AGREEMENTS), AND ANY REPRESENTATION OR WARRANTY AS TO THE ENVIRONMENTAL COMPLIANCE OR CONDITION OF THE SALE SITES OR THE INCLUDED PROPERTY AND (B) PURSUANT TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, BUYER AND THE TOWER OPERATOR SHALL ASSUME AND PAY, HONOR AND DISCHARGE WHEN DUE IN ACCORDANCE WITH THEIR TERMS ANY AND ALL POST-CLOSING LIABILITIES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT (OTHER THAN AS SET FORTH IN SECTION 5.15(c)) IS INTENDED TO, OR DOES, COVER OR OTHERWISE PERTAIN TO ANY EXCLUDED ASSETS OR EXCLUDED LIABILITIES.
Section 2.5    Closing Place and Dates.
(a)    Initial Closing. The transactions contemplated by this Agreement shall take place at a closing (the “Initial Closing”) on the date that is the later to occur of the tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in Section 10.4 and the third (3rd) Business Day following the satisfaction or waiver of the other conditions to Closing set forth in Article 9 and Article 10 (other than conditions which are to be satisfied by delivery at the Initial Closing), or such other date as the Parties may mutually agree in writing. The Initial Closing shall be held at Morrison & Foerster LLP, 600 Brickell Avenue, Miami, FL, or such other place upon which the Parties may agree in writing.
(b)    Subsequent Closings. Following the conversion of a Non-Assignable Site into an Assignable Site subsequent to the Initial Closing Date in accordance with Section 4.1, prior to the first (1st) anniversary of the Initial Closing, the Parties shall hold a closing (each a “Subsequent Closing”) on such dates as either the Seller or the Buyer may reasonably request (but in no event shall a Subsequent Closing be held on a day that is not a Business Day or more frequently than once in any sixty (60) calendar day period), subject to the requesting Party providing the other Parties with at least five (5) Business Days’ notice prior to the date of such Subsequent Closing, and subject to the satisfaction or waiver of the applicable conditions to such Subsequent Closing as set forth in Article 9.
Section 2.6    Subsequent Closings; Contributions to a Secondary Sale Subsidiary.
(a)    At each Subsequent Closing:
(i)    With respect to the Portfolio Sites which have been converted from a Non-Assignable Site into an Assignable Site subsequent to the immediately preceding Closing Date in accordance with Section 4.1, the Seller shall, contribute, convey, assign, transfer and deliver into the applicable Secondary Sale Subsidiary, and the applicable Secondary Sale Subsidiary shall acquire, accept and assume, from the Seller, all of its respective right, title and interest in, to and under the Included Property of the Portfolio Sites which have been converted from a Non-Assignable Site into an Assignable Site subsequent to the Initial Closing Date in accordance with Section 4.1, the related Collocation Agreements and the other related Material Agreements, and all Liabilities, but excluding any Excluded Assets or Excluded Liabilities, with respect to such Portfolio Sites which have been converted from a Non-Assignable Site into an Assignable Site subsequent to the Initial Closing Date in accordance with Section 4.1, free and clear of all

Liens (other than Permitted Encumbrances), by the execution and delivery of: (A) with respect to each such then Assignable Site that is an Owned Site, (1) a special warranty deed (or the state-specific equivalent), pursuant to which Seller shall contribute, convey, assign, transfer and deliver its fee simple interests in the Included Property of such Owned Site to the applicable Secondary Sale Subsidiary (other than, for the avoidance of doubt, in the case of Studio Owned Sites, the Studio Owned Sites Land), (2) by written assignment and assumption agreement and bill of sale, pursuant to which the Seller shall contribute, convey, assign, transfer and deliver, and the applicable Secondary Sale Subsidiary shall assume, all of its right, title and interest in, to and under the Included Property of such Portfolio Site (other than the related Tower Owned Sites Land and Studio Owned Sites Land) and the related Collocation Agreements and the other Material Agreements to the applicable Secondary Sale Subsidiary, (B) with respect to each such then Assignable Site that is a Tower Leased Site, by written assignment and assumption agreement and bill of sale, pursuant to which Seller shall contribute, convey, assign, transfer and deliver, and the applicable Secondary Sale Subsidiary shall assume, all of its right, title and interest in, to and under the Included Property of such Tower Leased Site and the related Collocation Agreements and the other Material Agreements to the applicable Secondary Sale Subsidiary and (C) such other instruments of conveyance and assignment, including deeds of transfer and bills of sale, as may be necessary for the Seller to contribute, convey, assign, transfer and deliver to the applicable Secondary Sale Subsidiary all of their respective right, title and interest in, to and under the Included Property of such Assignable Sites and the related Collocation Agreements and the other Material Agreements, in each case, with respect to the documents referenced in clauses (A), (B), and (C), in form and substance reasonably acceptable to the Parties;
(ii)    The Seller shall sell, convey, assign, transfer and deliver to the Buyer (or one of its Affiliates designated by the Buyer) all of the issued and outstanding limited liability company membership interests in the applicable Secondary Sale Subsidiary (collectively, the “Secondary Sale Subsidiary Interests”) free and clear of all Liens, and the Buyer shall purchase, acquire and assume the Secondary Sale Subsidiary Interests from the Seller. Each of the Seller and the Buyer shall execute Membership Interest Assignment and Assumption Agreement pursuant to which the Secondary Sale Subsidiary Interests of the Seller shall be transferred to the Buyer.
(iii)    With respect to the Studio Owned Sites, the Seller or its applicable Affiliates and the applicable Secondary Sale Subsidiary shall enter into the Access Agreements;
(iv)    Each Party shall have executed and delivered to the other Parties, as applicable, (A) amended schedules and exhibits and joinders to the MLA providing the applicable Cumulus Collocators the Cumulus Collocation Space at the Assignable Sites for the rent payments in respect of such Cumulus Collocation Space set forth on Schedule 2 (adjusted to reflect the rent rate that would have been in place if such Assignable Sites had been subject to the Initial Closing), and such other changes are as necessary to make the applicable Secondary Sale Subsidiary a party to the MLA, (B) amended schedules or exhibits or joinders to applicable Ancillary Agreements to reflect, benefit or cover the Secondary Sale Subsidiary under such Ancillary Agreement, and (C) the certificates and other contracts, documents and instruments required to be delivered under Article 9 and Article 10 with respect to a Subsequent Closing.
(b)    Either the Buyer or the Seller may, on at least ten (10) Business Days written notice, terminate, effective as of any date twenty-four (24) months or more after the date of this Agreement as specified in such notice (the “Final Closing Date”), its and its Affiliates’ obligations under this Agreement to cause any remaining Portfolio Sites (including any Special Zoning Sites) to be converted to Assignable Sites and to otherwise initiate or engage in any Subsequent Closing.
Section 2.7    Preparation of Closing Documents.
(a)    The Buyer Parties shall prepare all the Ancillary Agreements and all the exhibits to the Ancillary Agreements for the applicable Closing, in each case in form and substance reasonably satisfactory to the Cumulus Parties and, to the extent applicable, in form sufficient for recordation in the applicable jurisdiction; provided that any related costs and expenses shall be split 50/50 between Seller and Buyer.

(b)    If the public land records do not reflect the current Cumulus Party (or applicable Affiliate) as the named tenant of record under a Ground Lease (or the named owner of an Owned Site), Buyer shall notify Seller and the Cumulus Parties shall use commercially reasonable efforts to cooperate with Buyer to execute and deliver to Buyer such documentation as Buyer may prepare and as is reasonably necessary to correct the public land records with respect to such leasehold or ownership, including memoranda of leases (the “Confirmatory Assignments”); provided that any related costs and expenses shall be paid by Buyer unless required to transfer valid fee title or a valid leasehold interest to Buyer in which event any related costs and expenses shall be split 50/50 between Seller and Buyer, and the execution, delivery and recording of any Confirmatory Assignments shall not be a condition to Closing unless required to transfer valid fee title or a valid leasehold interest to Buyer.
(c)    Buyer shall prepare and, at Buyer’s reasonable request, the Cumulus Parties shall use commercially reasonable efforts to cooperate with Buyer to execute and deliver all intermediate assignments from the original lessee under a Ground Lease to the Cumulus Party that then currently holds such Ground Lease that have not been recorded in the public land records reasonably requested by Buyer (the “Corrective Assignments”), in each case in form and substance reasonably approved by the Cumulus Parties and in form sufficient for recordation; provided that any related costs and expenses shall be paid by Buyer unless required to transfer a valid leasehold interest to Buyer in which event any related costs and expenses shall be split 50/50 between Seller and Buyer, and the execution, delivery and recording of any Corrective Assignments shall not be a condition to Closing unless required to transfer a valid leasehold interest to Buyer.
(d)    If, prior to or after the applicable Closing, any Party identifies, in its reasonable judgment, any corrections to any Confirmatory Assignment, Corrective Assignment, Ground Lessor Estoppel, Non-Disturbance Agreement or other recorded document, such Party shall promptly notify the other Party and the Parties shall cooperate in good faith to effect an appropriate correction to that document and, if such document is a recorded document, to promptly record such corrected document in accordance with Section 2.9; provided that any related costs and expenses shall be paid by Buyer unless required to transfer valid fee title or a valid leasehold interest to Buyer in which event any related costs and expenses shall be split 50/50 between Seller and Buyer, and the execution, delivery and recording of any such document shall not be a condition to Closing. This Section 2.7(d) shall survive the Closing.
Section 2.8    Prorating of Expenses. As of the applicable Closing Date, prorations of receivables, payables, expenses, revenue and property or ad valorem Taxes relating to the use, occupancy and operation of the Included Property of the Sale Sites shall be made on an accrual basis, with the Seller being obligated to make any payments in respect of payables and expenses (including ground rent payments under Ground Leases), and being entitled to retain any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events and for periods and portions thereof prior to the applicable Closing Date and ending on the last calendar day of the month following such applicable Closing Date (the “Proration Period”), and the Buyer Parties, being obligated to make any payments in respect of payables and expenses (including ground rent payments under Ground Leases), and being entitled to receive any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events and for periods and portions thereof on and subsequent to the applicable Proration Period. The Parties shall use good faith efforts to determine and finalize any amounts due under this Section 2.8 prior to the applicable Closing Date. The net amount of the prorations set forth in this Section 2.8 shall be credited to (or debited from) the Closing Initial Consideration or Subsequent Closing Consideration payable by the Buyer at the applicable Closing. For purposes of this Section 2.8, Taxes shall be accrued in accordance with Section 2.10(b).
Section 2.9    Recordation; Signage.
(a)    The Cumulus Parties acknowledge and agree that, from and after the applicable Closing Date, the Buyer Parties shall be permitted to record and, if necessary, re-record any documents (including any Corrective Assignment, Confirmatory Assignment, Ground Lessor Estoppel or Non-Disturbance Agreement) that are necessary or desirable to give effect to or evidence the transactions contemplated by this Agreement and the Ancillary Agreements with respect to the applicable Closing, in each case without any prior notice to or the prior consent of any Cumulus Party, the Sale Site Subsidiary or any Secondary Sale Subsidiary.

(b)    Prior to the recordation or re-recordation of any document, the Buyer Parties shall cause a copy thereof to be delivered to Seller, and the Buyer Parties shall further cause a copy of the recorded or re-recorded document to be delivered to Seller promptly after recordation thereof. The Seller shall execute all documents reasonably requested by the Buyer Parties to effect any such recordation or re-recordation and shall cooperate with the Buyer Parties in pursuing such recordation or re-recordation. The Seller shall submit to the Buyer Parties an invoice for, and the Buyer Parties shall promptly (but in any event no later than thirty (30) days after receipt of such invoice) reimburse the Seller for, its reasonable out-of-pocket costs and expenses incurred in cooperating with the Buyer Parties in pursuing such recordation or re-recordation.
(c)    The Buyer Parties shall, from and after the applicable Closing Date, have the right to place, at their sole cost and expense, signage on any Assignable Site that has been the subject of a Closing in order to put third parties on notice of its interest in such Assignable Site, subject to compliance with applicable Laws and any Ground Lease applicable to such Assignable Site in question.
(d)    The Cumulus Parties acknowledge and agree that, from and after the Signing Date until the applicable Closing Date, the Cumulus Parties shall use commercially reasonable efforts to cooperate with the Buyer Parties to execute and deliver to Buyer a memorandum of lease with respect to each Tower Leased Site prepared by Buyer and in form and substance reasonably satisfactory to the Cumulus Parties. The Buyer Parties shall be responsible for all out-of-pocket costs and expenses incurred in connection therewith (including an aggregate of $50,000 with respect to the aggregate amount of payments made to landlords in order to obtain consent or agreement to record a memorandum of lease with respect to the Tower Leased Site owned by such landlords, and thereafter, such payments shall be split 50/50 between Seller and Buyer), and the execution, delivery and recording of any memorandum of lease shall not be a condition to Closing.
Section 2.10    Taxes.
(a)    The Seller shall be responsible for and shall pay all Taxes to the extent attributable to the ownership of the Sale Site Subsidiary, a Secondary Sale Subsidiary, or the ownership and operation of the Sale Sites or the Included Property of the Sale Sites by Seller or its Affiliates to the extent attributable to Pre-Closing Tax Periods or the portion of any Straddle Period ending immediately prior to the applicable Closing Date (and apportioned consistent with the provisions of Section 2.10(b). The Buyer Parties shall be responsible for and shall pay all Taxes to the extent attributable to the ownership of the Sale Site Subsidiary or a Secondary Sale Subsidiary on or after the applicable Closing Date. For the avoidance of doubt, except as expressly set forth in the MLA, each Party shall be responsible for Taxes imposed on its own income (and for franchise Taxes and other Taxes imposed in lieu of a Tax on income) and no Party shall be entitled to indemnification for such Taxes. Notwithstanding the foregoing, Buyer Parties will be responsible for any “roll-back” taxes (including any interest, penalties and other sums added thereto) allocable to periods prior to the applicable Closing Date that become due as a result of the transfer of any Sale Site or the Included Property of a Sale Site by the Buyer Parties or the change in use of any Sale Site following the applicable Closing Date.
(b)    Payments.
(i)    Seller shall file all Tax Returns required to be filed by or with respect to a Sale Site Subsidiary or Secondary Sale Subsidiary, the Sale Sites or the Included Property for a Pre-Closing Tax Period. Buyer shall file all other Tax Returns required to be filed by or with respect to a Sale Site Subsidiary or Secondary Sale Subsidiary. Buyer shall provide Seller with copies of all draft Tax Returns for which, or with respect to which Seller is required to indemnify Buyer, no later than fifteen (15) days prior to the due date for filing thereof (including applicable extensions) for the Seller’s review, comments and approval (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that if such Tax Return is due within thirty (30) days of the applicable Closing Date, Buyer shall not be required to provide Seller a draft of such Tax Return more than five (5) days prior to the due date for filing of such Tax Return. The Buyer and Seller shall attempt in good faith to resolve any disagreement regarding any Tax Returns covered hereby prior to the due date for filing. In the event that they are unable to resolve any disputes with respect to such Tax Returns at least ten (10) days prior to the due date for filing (or such shorter period if such Tax Return is due within thirty (30) days of the applicable Closing Date), they shall promptly refer their differences to the Settlement Firm for resolution, which resolution shall be binding on Buyer and Seller. The Settlement Firm shall consider only those items that remain unresolved by Buyer and Seller. The fees and expenses of the Settlement Firm shall be shared by the parties as set forth in Section 4.4. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Buyer deems correct without prejudice to the resolution of such dispute; provided, that once the resolution of such dispute has been determined, such Tax Returns shall be, if necessary or appropriate, re-filed to include the Settlement Firm’s determination of such dispute. Regardless of whether such Tax Return is re-filed, no later than five (5) days after the resolution of such dispute has been determined by the Settlement Firm, any and all amounts due and payable between the parties, based on such resolution, shall be paid in full.
(ii)    Seller shall pay and shall indemnify and hold harmless Buyer and its Affiliates from and against all Taxes with respect to the Sale Site Subsidiary, the Secondary Sale Subsidiaries, the Sale Sites or the Included Property if and to the extent that such Taxes are, in each case, attributable to any Pre-Closing Tax Period or portion of any Straddle Period ending immediately prior to the relevant Closing Date.
(iii)    For purposes of this Agreement, liability for Taxes with respect to the Sale Site Subsidiary or Secondary Sale Subsidiaries, the Sale Sites or the Included Property with respect to any Straddle Period shall be apportioned as follows: Property and similar ad valorem Taxes shall be apportioned on a ratable daily basis, and all other Taxes shall be apportioned based on an interim closing of the books of the Seller, the Sale Site Subsidiary or applicable Secondary Sale Subsidiary, as appropriate, as of the end of the day immediately preceding the relevant Closing Date.
(c)    Tax Cooperation. The Parties will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Sale Site Subsidiary, the Secondary Sale Subsidiaries and Included Property transferred pursuant to this Agreement (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Legal Actions relating to any Tax. Any expenses incurred in furnishing such information or assistance will be borne by the Party requesting it.
(d)    Income Tax Treatment. It is intended that, solely for United States federal income tax purposes (and for purposes of corresponding and applicable provisions of state and local tax law), the Buyer will be treated as purchasing (and subsequently owning the beneficial interest in) and Seller will be treated as selling the Sale Sites and the Included Property of the Sale Sites being transferred to the Tower Operator (or, as applicable, the interests in the Sale Sites held by the Seller, the Sale Site Subsidiary and the Secondary Sale Subsidiary) pursuant to this Agreement on the applicable Closing Date, and each of the Buyer, Seller and their Affiliates will file all Tax Returns consistent with such treatment. Each of the Parties agrees that it shall (i) be bound by the allocation of the consideration set forth in Section 2.10(f) of this Agreement for purposes of determining Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, except as otherwise required by a “determination” as defined in Section 1313 of the Code, or a resolution similar to a “determination” under the governing Tax law. If such allocation is disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify the other Parties of such dispute and allow the other Parties to observe and participate in any resulting proceeding to the extent such other Parties may be prejudiced by the proceeding.
(e)    Transfer Taxes. All Transfer Taxes imposed as a result of the sale of the Sale Sites or the membership interests in the Sale Site Subsidiary or the Secondary Sale Subsidiaries (including the Preliminary Transfer, the Initial Closing Internal Transfers and Subsequent Closing Internal Transfers) and the execution and recording of any Confirmatory Assignments or Corrective Assignments pursuant to this Agreement shall be split 50/50 between Seller and Buyer. The Parties acknowledge that the Preliminary Transfer, Initial Closing Internal Transfers and Subsequent Closing Internal Transfers are intended to minimize the Transfer Taxes otherwise payable in connection with the transactions contemplated by this Agreement and agree that, in the event that Transfer Taxes, documentation costs and other expenses and Liabilities can be reduced or eliminated by eliminating the Preliminary Transfer and/or the Initial Closing Internal Transfer or Subsequent Closing Internal Transfer, as applicable, with respect to any Sale Site, the parties will reasonably cooperate to restructure such transfers so as to accomplish such reduction or elimination including, without limitation, causing the applicable Cumulus Operating Company to contribute, convey, assign, transfer and deliver its right, title and interest in and to and under the Included Property of such Sale Site directly to the Sale Site Subsidiary or the Secondary Sale Subsidiary, as applicable, or to the Buyer (or one of its Affiliates designated by the Buyer), in which event the covenants of the Parties under this Agreement shall be deemed modified accordingly.
(f)    Tax Allocations. Subject to Section 1.3, Section 2.8 and Article 3, the Parties agree that the purchase price for the Sale Sites shall be allocated among the Sale Sites for U.S. federal, state and local income tax purposes in accordance with their respective Closing Initial Consideration or Subsequent Closing Consideration for such Sale Site. Buyer and Seller shall agree to an allocation of the purchase price, in a manner consistent with Section 1060 of the Code, and Treasury Regulations thereunder (and, if applicable, in accordance with any other similar provision of state or local Law) within sixty (60) days following the applicable Closing Date for the respective sales. In the event that Buyer and Seller cannot agree on the allocation schedule, then such dispute shall be resolved by the Settlement Firm under procedures similar to those set forth in Section 4.4 including the provisions thereof regarding the fees and expenses of the Settlement Firm. Any decision rendered by the Settlement Firm pursuant hereto shall be final, conclusive and binding on Seller and Buyer.
Section 2.11    Integrated Transactions. The Parties acknowledge and agree that: (a) the transactions contemplated by this Agreement and the Ancillary Agreements are dependent upon one another, (b) the Parties would not have entered into this Agreement and the Ancillary Agreements unless this Agreement and all of the Ancillary Agreements were being entered into as and when contemplated and (c) this Agreement and the Ancillary Agreements are to be treated as a single integrated and indivisible agreement for all purposes, including the Bankruptcy of any Party.
Section 2.12    Allocation of Consideration Between Cumulus Collocation Space and Available Space. The Parties acknowledge and agree that, as set forth on Schedule 1, the Allocated Consideration for each Portfolio Site is allocated between the Cumulus Collocation Space at such Portfolio Site to be leased to the applicable Cumulus Collocator pursuant to the MLA and the Available Space at such Portfolio Site, which is not subject to the MLA The Parties further agree that any adjustments to the Allocated Consideration or Closing Initial Consideration or Subsequent Closing Consideration for a Portfolio Site made pursuant to the terms of this Agreement shall be allocated between the Cumulus Collocation Space and the Available Space at such Portfolio Site in the same proportion as reflected on Schedule 1 or as otherwise agreed by the Parties and that for all purposes of this Agreement, including Section 2.10(f), the purchase price of each Sale Site shall be allocated accordingly between the Cumulus Collocation Space and the Available Space at such Sale Site.
Article 3
PROCEDURE FOR SITES

Section 3.1    Closing Consideration Determination.
(a)    At least five (5) Business Days prior to the Initial Closing Date, Seller shall prepare in good faith and deliver to the Buyer a written statement of all Assignable Sites that will be subject to the Initial Closing in accordance with Section 4.1, together with a calculation of the Closing Initial Consideration payable in connection therewith.
(b)    At least five (5) Business Days prior to each Subsequent Closing, the Seller shall prepare in good faith and deliver to the Buyer a written statement of all Sale Sites which have been converted from a Non-Assignable Site into an Assignable Site subsequent to the Initial Closing Date in accordance with Section 4.1 and which will be included in such Subsequent Closing, together with a calculation of the Subsequent Closing Consideration payable in connection therewith.

Section 3.2    Payment of Initial Closing Date Consideration. At the Initial Closing, subject to the adjustment and proration described in Section 2.8, the Buyer shall pay to the Seller (or its designees) the Closing Initial Consideration.
Section 3.3    Subsequent Closing Payments. At each Subsequent Closing, the Buyer shall pay to the Seller (or its designees) an amount equal to the Subsequent Closing Consideration.
Section 3.4    Form of Consideration. Any amounts due and payable by Buyer pursuant to Sections 3.2 or 3.3 in respect of the Closing Initial Consideration or the Subsequent Closing Consideration shall be by wire transfer of immediately available funds to an account designated by the Seller.
Section 3.5    Adjustments to Closing Initial Consideration and Subsequent Closing Consideration. Any amounts due and payable by the Buyer pursuant to Sections 3.2 or 3.3 in respect of the Closing Initial Consideration or the Subsequent Closing Consideration shall be adjusted to account for each of the following events (to the extent not considered or accounted for in the Allocated Consideration for the applicable Portfolio Site):
(a)    Within thirty (30) days following each of the six (6) month, twelve (12) month, eighteen (18) month, and twenty four (24) month anniversary of the Initial Closing Date and Subsequent Closing Date with respect to each Portfolio Site acquired on such applicable Closing Date (each, a “Lease Adjustment Date”), the Buyer shall prepare and deliver to the Seller a written statement and certification (each, an “Allocated Consideration Adjustment Statement”) setting forth, in reasonable detail with supporting evidence, (i) any Collocation Agreement or sublease by any Tower Subtenant (each, a “Tenant Lease”) terminated prior to the applicable Closing Date (including any Tenant Lease which is unpaid for a period (whether consecutive or non-consecutive) of six (6) months during the first year following such applicable Closing provided the Buyer Parties have removed the Tower Subtenant under such Tower Lease from the applicable Tower or permanently ceased providing utility services or such Tower Subtenant has permanently removed or abandoned its Equipment on the applicable Tower) (each, a “Terminated Lease”); (ii) each Tenant Lease subject to any written or oral agreement providing for any rental abatement, amendment to reduce, suspend or delay any rental payment otherwise due and payable, which written or oral agreement was not made available or disclosed to Buyer prior to the applicable Closing (each, a “Modified Lease”); (iii) any Tenant Lease improperly excluded in the calculation of Allocated Consideration (each, an “Excluded Lease”), together with the Buyer’s calculation of the net effect of the amounts with respect to such Terminated Lease, Modified Lease and/or Excluded Lease (multiplied by the applied multiple (the “Applicable Multiple”) used in the calculation of such Allocated Consideration (the “Allocated Consideration Adjustment Amount”). Buyer will use commercially reasonable efforts to collect all amounts due under all Tenant Leases.
(b)    Within fifteen (15) days following the Seller’s receipt of an Allocated Consideration Adjustment Statement, the Seller shall either confirm in writing to the Buyer the Seller’s agreement with the Buyer’s calculation of the applicable Allocation Consideration Adjustment Amount or deliver a statement in writing to the Buyer setting forth in reasonable detail any disagreement or dispute by the Seller with the Buyer’s calculation of the applicable Allocation Consideration Adjustment Amount (each, an “Allocated Consideration Adjustment Dispute Notice”). In the event that the Seller delivers an Allocated Consideration Adjustment Dispute Notice, the Parties shall thereafter work together reasonably and in good faith for the Resolution Period to resolve such dispute and agree upon the Allocated Consideration Adjustment Amount with respect to each Portfolio Site subject to such Allocated Consideration Adjustment Dispute Notice. If an Allocated Consideration Adjustment Dispute Notice is delivered by the Seller and the final Allocated Consideration Adjustment Amount is not mutually agreed upon by the Parties during the Resolution Period, then the Parties shall engage the Accountant to determine the Allocated Consideration Adjustment Amount for any Portfolio Site subject to such Allocated Consideration Adjustment Dispute Notice. The Parties will instruct the Accountant to make a determination of the Allocated Consideration Adjustment Amount in writing as promptly as practicable after the dispute has been referred to the Accountant and in accordance with this Agreement. The Parties will additionally instruct the Accountant to consider only those items and amounts with respect to the calculation of the Allocated Consideration Adjustment Amount which the Parties are unable to resolve by mutual agreement during the Resolution Period. The fees, costs and expenses of the Accountant shall be borne by the Buyer and the Seller based on the percentage which the portion of the contested amount not awarded to each

Party bears to the amount actually contested by such Party. The Accountant’s determination of the Allocated Consideration Adjustment Amount shall be final, conclusive and binding upon the Parties absent manifest error.
(c)    Within ten (10) days following the final resolution of the Allocated Consideration Adjustment Amount in accordance with Section 3.5(b), whether by the mutual agreement of the Parties or by the Accountant, (i) if the Allocated Consideration Adjustment Amount results in an increased Allocated Consideration with respect to any Portfolio Site, the Buyer shall pay to the Seller, as an adjustment increasing the Allocated Consideration with respect to such applicable Portfolio Site, or (ii) if the Allocated Consideration Adjustment Amount results in a decreased Allocated Consideration with respect to any Portfolio Site, the Buyer shall be entitled to set-off against any remaining Subsequent Closing Consideration payable hereunder, the full amount of any adjustment determined in accordance with Section 3.5(b). If any adjustment is determined to be applicable in accordance with Section 3.5(b), and no further Subsequent Closings occur (or the amount of any Subsequent Closing Consideration is insufficient to compensate the Buyer for the amount of any adjustments due under Section 3.5(b), the Buyer shall be entitled to set off such amounts from any amounts otherwise due and payable to Seller under the Non-Leaseback Site Side Letter.
Article 4
OTHER PROCEDURES FOR SITES

Section 4.1    Assignable Sites.

(a)    If (i) there are no Assignment Exceptions with respect to a Sale Site or (ii) all of the Assignment Exceptions with respect to a Sale Site have been corrected or addressed pursuant to Section 4.2 or Section 4.3, then, except as otherwise provided in this Article 4, such Sale Site will thereafter be deemed to be an “Assignable Site”; provided, however, that, subject to Section 4.1(b)-(c) below, a Special Zoning Site, Casualty Site and a Non-Compliant Site shall not be deemed an Assignable Site.

(b)    Notwithstanding anything in this Agreement to the contrary (including the provisions of this Article 4), as of the date that is ten (10) Business Days in advance of the date on which the Initial Closing is required to occur in accordance with Section 2.5(a), the maximum number of Portfolio Sites that constitute Non-Assignable Sites (other than any Portfolio Site designated as a Cumulus Excluded Site or any Portfolio Site subject to any Specified Exception), shall not, in the aggregate, exceed that number of Portfolio Sites, the aggregate Allocated Consideration for which is greater than or equal to fifteen percent (15%) of the Allocated Consideration for all the Portfolio Sites (as reduced by the Allocated Consideration of any Cumulus Excluded Sites and any Portfolio Sites subject to Specified Exceptions), (the “Exclusion Cap”).
(c)    In order to comply with the Exclusion Cap, Buyer shall provide written notice to the Seller on the date that is five (5) Business Days in advance of the date on which the Initial Closing is required to occur in accordance with Section 2.5(a), designating as Assignable Sites that number of Non-Assignable Sites (other than any Portfolio Site designated as a Cumulus Excluded Site) which is necessary to result in the Allocated Consideration for all Non-Assignable Sites (other than any Portfolio Site designated as a Cumulus Excluded Site) being less than fifteen percent (15%) of the Allocated Consideration for all the Portfolio Sites (and Buyer shall promptly withdraw any Site Designation Dispute in respect of any Non-Assignable Site designated as an Assignable Site pursuant to this Section 4.1(c)). If, as of the date that is three (3) Business Days in advance of the date on which the Initial Closing is required to occur in accordance with Section 2.5(a), Buyer has not made that number of designations contemplated by the previous sentence which is necessary to result in compliance with the Exclusion Cap, then Seller may designate, by written notice to the Buyer, such number of Non-Assignable Sites as Assignable Sites which is necessary to be in compliance with the Exclusion Cap (and Seller may, on its and Buyer’s behalf, cause to be withdrawn any Site Designation Dispute in respect of any such designated Portfolio Site). Any Non-Assignable Site which is designated as an Assignable Site pursuant to this Section 4.1(c), a “Designated Assignable Site”).

(d)    For the avoidance of doubt, the obligations of the Cumulus Parties to use commercially reasonable efforts to cure any Non-Assignable Site shall, in respect of any Designated Assignable Site, terminate upon such designation in accordance with Section 4.1(c).
(e)    Notwithstanding anything in Article 2 to the contrary, in the event any Designated Assignable Site was a Non-Assignable Site prior to such designation due, in whole or in part, to a Material Site Title Issue, then any references in respect of such Designated Assignable Site to a “special warranty deed” shall instead be deemed to be references to a “quitclaim deed”.
(f)    Each Buyer Indemnified Party shall, in respect of any Designated Assignable Site included in the Initial Closing or any Subsequent Closing pursuant to the terms and conditions of Section 4.1(c), be deemed to have released and forever discharged Seller, its Affiliates and each of their respective successors and assigns of and from any and all Losses of every kind, character and description, known or unknown, at law or in equity, which to make any Claims or recover any amounts in respect of any such Designated Assignable Site solely on account of the matters causing such Portfolio Site to have been a Non-Assignable Site that, to the Buyer’s Knowledge, exist on or prior to the Initial Closing or Subsequent Closing, as applicable (and solely to the extent of such matters known prior to such applicable Closing Date), including without limitation, pursuant to Article 11, it being understood and agreed that the Buyer Indemnified Parties have not waived, and retain all rights with respect to, any other matter relating to such Sale Site, including any Claims under Article 11.
Section 4.2    Certain Procedures with Respect to Identifying and Curing Exceptions.
(a)    As set forth in this Article 4, if the Buyer identifies an Assignment Exception from the items set forth in the Cumulus Disclosure Letter or otherwise discovers an Assignment Exception with respect to any Portfolio Site or any other matter causing a Portfolio Site to be a Special Zoning Site, Casualty Site or a Non-Compliant Site during the forty-five (45) day period following the delivery of the Cumulus Disclosure Letter in connection with the Signing Date (the “Due Diligence Period”), the Buyer or Seller will be entitled to treat such Portfolio Site (and all Included Property which relate to that Portfolio Site) as a Non-Assignable Site (each, a “Rejected Site”), subject to (i) Section 4.1(b)-(c) above, and (ii) Seller’s option to implement a cure of the Assignment Exception or such other matter to the reasonable satisfaction of the Buyer, as provided below. The Buyer will provide Seller with written notice of any Rejected Site (a “Rejection Notice”) prior to the expiration of the Due Diligence Period. Each Rejection Notice must set forth with reasonable detail the nature of the Assignment Exception or such other matter. Subject to Section 2.6(b), after the identification by the Buyer of any such Assignment Exception or such other matter, the Cumulus Parties and the Sale Site Subsidiary shall use commercially reasonable efforts and shall cooperate in good faith with the Buyer and the Tower Operator to cause any such Assignment Exceptions and such other matters to be cured in accordance with Section 4.3(b) and as promptly as reasonably practicable. If such Assignment Exception or such other matter with respect to such Portfolio Site is not cured prior to the Final Closing Date, such Portfolio Site shall be deemed an Excluded Site for all purposes hereunder.
(b)    Upon the cure of any Assignment Exceptions with respect to a Portfolio Site or any other matter causing a Portfolio Site to be a Special Zoning Site, Casualty Site or a Non-Compliant Site prior to the Final Closing Date, the Seller shall provide written notice to the Buyer and the Tower Operator, identifying the Portfolio Site together with the related Assignment Exceptions or such other matters that were cured and containing a brief statement regarding how such Assignment Exceptions or such other matters were cured. If the Buyer and the Tower Operator do not object within ten (10) Business Days of receipt of such notice to the assertion by the Seller that such Assignment Exceptions or such other matters have been cured and if there are no remaining Assignment Exceptions or such other matters to such Non-Assignable Site, such Portfolio Site shall be deemed an Assignable Site. All disputes over the method of cure with respect to an Assignment Exception or such other matters shall be resolved by the dispute resolution process described in Section 4.4.
(c)    Seller shall respond as soon as practicable (but in any event within ten (10) Business Days) with respect to any actions, waivers, consents or documents that the Buyer and the Tower Operator reasonably request from the Cumulus Parties with respect to the identification and curing of any Assignment Exceptions or any other matter causing a Portfolio Site to be a Special Zoning Site, Casualty Site or a Non-Compliant Site, including in connection with obtaining Ground Lessor Estoppels and Non-Disturbance Agreements. Neither the Buyer nor the Tower Operator shall, and each of them shall cause their respective Affiliates not to, contact any Ground Lessors, Tower Subtenants or any other Persons material to the conduct of the business in connection with the transactions contemplated by this Agreement except with the prior written consent of Seller; provided, however, that Buyer and the Tower Operator shall be entitled to engage in written communication reasonably acceptable to the Seller (including in terms of content and frequency) with any Ground Lessor, Tower Subtenant or any other Persons material to the conduct of the business.
(d)    Notwithstanding anything else in this Article 4 to the contrary, Buyer shall not be entitled to designate any Portfolio Site as a Rejected Site on account of the facts relating to such Portfolio Site unless it also designates as a Rejected Site any other Portfolio Site that presents the same or substantially similar facts and whose ratio of the costs to remedy such facts so as to cause such other Portfolio Site not to be a Rejected Site to the Allocated Consideration for such other Portfolio Site is not greater than such ratio with respect to such initial Portfolio Site.
Section 4.3    Excluded Sites; Cumulus Parties’ Cure Rights.
(a)    Excluded Sites. The Cumulus Parties may elect, in their sole discretion, by written notice to the Buyer given at any time on or before the date five (5) Business Days after the end of the Due Diligence Period (or with respect to any such Portfolio Site that Buyer elects to designate as an Excluded Site pursuant to Section 8.16, within five (5) Business Days following Seller’s receipt of notice of such election by Buyer), to exclude from the transactions contemplated by this Agreement, (i) any Casualty Site, (ii) any Non-Compliant Site, (iii) any Sale Site subject to an Assignment Exception (including Special Zoning Sites) that has not been cured and (iv) any Sale Site which has a Tower Subtenant that is party to a Master Collocation Agreement, but only to the extent at least one, but less than all Sale Sites subject to such Master Collocation Agreement would otherwise be subject to the Initial Closing or any Subsequent Closing (any Portfolio Site excluded pursuant to this Section 4.3(a), a “Cumulus Excluded Site”).
(b)    Cure; Excluded Sites. With respect to each Portfolio Site subject to an Assignment Exception or any other matter causing a Portfolio Site to be a Special Zoning Site, Casualty Site or a Non-Compliant Site that has been identified by the Buyer during the Due Diligence Period, but without limiting the right of the Cumulus Parties to designate a Portfolio Site as a Cumulus Excluded Site pursuant to Section 4.3(a), the Cumulus Parties shall use commercially reasonable efforts to cure such Assignment Exception or such other matter, and may, in their sole discretion, elect any of the following options (to the extent applicable) to cure such Assignment Exception or such other matter and, upon the taking of such action, such Assignment Exception or such other matter shall be deemed to have been cured by the Cumulus Parties:
(i)    Title Insurance. If such Assignment Exception relates solely to title, if the Title Company shall have committed to issue to the Tower Operator or, after the Initial Closing, the Sale Site Subsidiary or the Secondary Sale Subsidiary, as applicable, without indemnity from the Tower Operator or the Sale Site Subsidiary but following the Tower Operator’s or the Sale Site Subsidiary’s (or Secondary Sale Subsidiary) payment of the applicable premium, a leasehold title insurance policy (and/or lender’s policy, as applicable) in the case of a Tower Leased Site or a fee title insurance policy (and/or lender’s policy, as applicable) in the case of an Owned Site (which policy is acceptable, including as to the applicable premium and coverage amount, to the Tower Operator or the Sale Site Subsidiary (or Secondary Sale Subsidiary) in its reasonable discretion) without exception for such Assignment Exception (other than standard printed exceptions), or with affirmative coverage over such Assignment Exception; or
(ii)    Corrective Action. If the Cumulus Parties shall have taken corrective action with respect to such Assignment Exception or such other matter (including, by way of example, by obtaining required consents or approvals from third parties, by obtaining Ground Lessor Estoppels, estoppel certificates from Tower Subtenants, by acquiring rights or property from third parties, by obtaining or providing any affidavits or certificates or otherwise) in a manner that is reasonably acceptable to the Buyer and, if applicable, the Title Company, and that cures such Assignment Exception or such other matter (with any disputes over whether such cure has been effected subject to the dispute resolution process provided in Section 4.4).
(c)    Upon the designation of a Sale Site as an Excluded Site in accordance with this Agreement, all references to such Sale Site in the representations and warranties contained in this Agreement shall be deemed to have been deleted from and after the date of such designation and the Cumulus Parties shall have no further liability or obligation to Buyer or its Affiliates hereunder with respect to such Excluded Site unless such Sale Site (including any Cumulus Excluded Site) later becomes an Assignable Site, in which case all representations and warranties and other provisions of this Agreement (including provisions relating to Pre-Closing Liabilities) shall apply. Notwithstanding anything herein to the contrary, and subject to the right of the Cumulus Parties to designate a Sale Site as a Cumulus Excluded Site in accordance with Section 4.3(a), no Sale Site shall be deemed an Excluded Site as a result of any defect (including those contemplated by this Article 4) that is not identified by the Buyer during the Due Diligence Period (whether or not such defect arises prior to or following the expiration of the Due Diligence Period).
Section 4.4    Dispute Resolution.
(a)    The Parties intend to provide for an expedited dispute resolution process during the period from the Signing Date until the Final Closing Date that shall resolve (i) any and all disputes solely with respect to the Site Designation of any Portfolio Site or (ii) whether any Assignment Exceptions to any Portfolio Site or any other matter causing a Portfolio Site to be a Special Zoning Site, Casualty Site or a Non-Compliant Site have been cured (each a “Site Designation Dispute”). As such, any Site Designation Dispute shall be subject to the dispute resolution process provided in this Section 4.4. Should a Party wish to initiate a dispute resolution process with respect to any Site Designation Dispute, it shall first deliver to the other Parties a written notice (a “Notice of Dispute”) that specifies in reasonable detail the Site Designation Dispute that such Party wishes to have resolved. For the avoidance of doubt, any Site Designation Dispute in respect of a Designated Assignable Site shall be withdrawn promptly upon such Portfolio Site’s designation as a Designated Assignable Site.
(b)    If the Parties are not able to resolve any Site Designation Dispute within ten (10) days of a Party’s receipt of an applicable Notice of Dispute, then such Site Designation Dispute shall be promptly submitted to the Settlement Firm for resolution and the Settlement Firm shall determine the Site Designation of the Portfolio Site subject to such Site Designation Dispute. The Cumulus Parties and the Buyer shall cooperate with the Settlement Firm and shall proceed reasonably and in good faith to cause the Settlement Firm to resolve any Site Designation Dispute not later than ten (10) days after the engagement of the Settlement Firm with respect thereto. The Buyer, on the one hand, and the Cumulus Parties, on the other hand, each shall pay one-half of the fees and expenses of the Settlement Firm. The Settlement Firm’s resolution of the disagreement shall be reflected in a written report, which report shall be delivered promptly to the Buyer and the Cumulus Parties and shall set forth the Settlement Firm’s determination of the Site Designation for the Portfolio Site subject to the Site Designation Dispute. Judgment may be entered upon the Settlement Firm’s report in any court having jurisdiction over the Party against which such report is to be enforced. The Parties agree that the Site Designation of any Portfolio Site, as determined by the Settlement Firm pursuant to this Section 4.4(b), shall, subject to Section 4.3(b), be the Final Site Designation of such Site.
(c)    The Settlement Firm conducting any dispute resolution shall be bound by, and shall not have the power to modify, the provisions of this Agreement. Each Party shall pay its own costs, fees and expenses (including for counsel, experts and presentation of proof) in connection with any dispute resolution under this Section 4.4; provided, however, that the expenses and fees of the Settlement Firm shall be shared equally by the Cumulus Parties and the Buyer.
(d)    Subject to Section 1.3, Section 2.8, Section 4.7 and Article 11, each Party agrees that the dispute resolution process conducted pursuant to this Section 4.4 is the exclusive mechanism for the resolution of disputes with respect to the subjects referred to in Section 4.4(a) or any other provision of this Agreement that makes reference to this Section 4.4 and agrees that no action, suit or proceeding may be brought in any other forum relating to any such matters except, from and after the applicable Closing Date, under Article 11.
Section 4.5    Special Zoning Sites.
(a)    Subject to Sections 4.1(b)-(c), if prior to the expiration of the Due Diligence Period, the Buyer discovers that a Portfolio Site constitutes a Special Zoning Site, the Buyer shall prior to the expiration of the Due Diligence Period provide written notice to the Seller that it in good faith considers such Portfolio Site to be a Special Zoning Site, and provide notice in reasonable detail of the reasons therefor. Subject to Sections 4.1(b)-(c), if the Seller does not object within ten (10) Business Days of receipt of such notice, such Portfolio Site shall be deemed to be a Special Zoning Site. All Site Designation Disputes concerning the designation of a Portfolio Site as a Special Zoning Site shall be resolved by the dispute resolution process described in Section 4.4. If a Portfolio Site is a Special Zoning Site, then such Portfolio Site shall be deemed a Non-Assignable Site, and the provisions of Section 4.2 with respect to the curing of Assignment Exceptions shall apply, mutatis mutandis, to remedying the circumstances causing such Portfolio Site to be a Special Zoning Site.
Section 4.6    Casualty Sites.
(a)    Subject to Sections 4.1(b)-(c), if prior to the expiration of the Due Diligence Period, the Buyer discovers that a Portfolio Site constitutes a Casualty Site, the Buyer shall prior to the expiration of the Due Diligence Period provide written notice to the Seller that it in good faith considers such Portfolio Site to be a Casualty Site, and provide notice in reasonable detail of the reasons therefor. If the Seller does not object within ten (10) Business Days of receipt of such notice, such Portfolio Site shall be deemed to be a Casualty Site. All Site Designation Disputes concerning the designation of a Portfolio Site as a Casualty Site shall be resolved by the dispute resolution process described in Section 4.4.
(b)    Intentionally Deleted.
(c)    If prior to the expiration of the Due Diligence Period, the Buyer discovers in good faith that a Portfolio Site is physically damaged (a “Damaged Site”) and such damage would require the incurrence of expenses in excess of $100,000 in order to cure such damage to such Portfolio Site, the Cumulus Parties may, at their option, (i) elect to repair, at their sole cost and expense, the Tower and other damaged Included Property so as to bring the condition of such Tower and such other Included Property to substantially the same (or better) condition that it was in immediately prior to the event or occurrence of the event causing such Tower and such other Included Property to be designated as a Damaged Site (as determined by the Buyer in good faith), (ii) elect to reimburse the Buyer for the amount estimated by the Buyer in good faith to be required to complete such repair of the Tower and such other Included Property, and, promptly upon the receipt of an invoice from the Buyer or the Tower Operator or any of their Affiliates, any reasonable actual out-of-pocket expenses incurred by the Buyer or the Tower Operator or any of their Affiliates to complete such repair of the Tower and such other Included Property in excess of such estimated amount paid, if any, or (iii) take no action with respect to such Damaged Site. For the avoidance of doubt, the need for regularly scheduled maintenance and repair, including tower painting, tower plumbing and tensioning and similar regularly scheduled maintenance, will not be considered physical damage to a Portfolio Site. With respect to each Damaged Site, if the Cumulus Parties do not elect, by written notice to Buyer within ten (10) Business Days after the expiration of the Due Diligence Period, to repair the Tower and such other Included Property or to pay the Buyer to repair the Tower and such other Included Property pursuant to this Section 4.6(b), then such Damaged Site shall, subject to Sections 4.1(b)-(c), be treated as and deemed an Excluded Site as if the Seller had elected to exclude such Damaged Site pursuant to Section 4.2(a). All other Damaged Sites (following the repair or reimbursement described in this Section 4.6(c)) shall be conveyed pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Section 4.7 is the exclusive provision for addressing the subject matter of any structural defects with respect to any Towers.

Section 4.7    Material Site Title Issue or Material Site Non-Compliance Issue Arising Prior to the Applicable Closing Date.
(a)    If, prior to the expiration of the Due Diligence Period, the Buyer determines in good faith that a Portfolio Site has a Material Site Title Issue or a Material Site Non-Compliance Issue, the Buyer shall send the Seller a Notice of Dispute with respect to such Portfolio Site explaining the reason for such determination in reasonable detail, along with reasonable supporting documentation. Within ten (10) days of delivery of such Notice of Dispute, the Seller shall deliver written notice to the Buyer that it either agrees that such Site is a Non-Compliant Site (a “Site Non-Compliance Agreement Notice”) or that it disagrees that such Site is a Non-Compliant Site (a “Site Non-Compliance Dispute Notice”). If the Notice of Dispute lists more than one Portfolio Site, the Seller shall deliver a Site Non-Compliance Agreement Notice for all Portfolio Sites where it agrees with the Notice of Dispute and a Site Non-Compliance Dispute Notice for all Portfolio Sites where it disagrees with the Notice of Dispute. The failure of the Seller to respond within such ten (10)-day period shall be deemed a delivery by the Seller to the Buyer of a Site Non-Compliance Agreement Notice. The Parties shall work together, acting in good faith, to reach agreement regarding any dispute as to whether a Portfolio Site is a Non-Compliant Site. In no event shall the Buyer’s delivery of a Notice of Dispute alleging that a Portfolio Site is a Non-Compliant Site or a dispute regarding whether a Portfolio Site is a Non-Compliant Site delay the applicable Closing for all Assignable Sites.
(b)    Upon delivery or deemed delivery of a Site Non-Compliance Agreement Notice by the Seller to the Buyer with respect to a Portfolio Site, or upon final resolution that such Portfolio Site is a Non-Compliant Site (either by mutual agreement or pursuant to the dispute resolution procedures below), such Portfolio Site shall be deemed a Non-Assignable Site. All Site Designation Disputes concerning the designation of a Portfolio Site as a Non-Compliant Site shall be resolved by the dispute resolution process described in Section 4.4. If a Portfolio Site is a Non-Compliant Site, then such Portfolio Site shall be deemed a Non-Assignable Site, and the provisions of Section 4.2 with respect to the curing of Assignment Exceptions shall apply, mutatis mutandis, to remedying the circumstances causing such Portfolio Site to be a Non-Compliant Site.
(c)    Nothing in this Section 4.7 shall limit the application of Sections 4.1(b)-(c).
Section 4.8    Non-Assignable Sites.
(a)    Without limiting application of Sections 4.1(b)-(c), if a dispute over whether a Portfolio Site is a Special Zoning Site, a Casualty Site or a Non-Compliant Site is pending on the Initial Closing Date, such Portfolio Site shall not be deemed an Assignable Site for the purposes of the Initial Closing; provided, however, that if such Portfolio Site is later determined, as a result of the dispute resolution process pending under Section 4.4, or agreement of Buyer and Seller, not to be a Special Zoning Site, a Casualty Site or a Non-Compliant Site, as applicable, such Portfolio Site shall (subject to any additional Assignment Exceptions) be deemed an Assignable Site for all purposes of this Agreement.
(b)    Notwithstanding anything to the contrary set forth in this Agreement other than (i) Seller’s right to exclude certain Portfolio Sites pursuant to Section 4.3(a)(iv) and (ii) Section 4.8(c) below, (A) with the prior written consent of Seller (to be exercised in its sole discretion), Buyer shall be permitted at any time prior to the Initial Closing Date or any Subsequent Closing to designate any Excluded Site or Non-Assignable Site to be included in the Initial Closing or a Subsequent Closing, as applicable, and (B) the consideration payable with respect to any such Sale Site (determined based upon Allocated Consideration for such Sale Site) shall be reduced by the amount that Buyer and Seller mutually agree is necessary to remedy the matters causing such Sale Site to be an Excluded Site or a Non-Assignable Site (or if remedy is not practicable, the value that Buyer and Seller mutually agree the Sale Site is reduced by such matters) (the amount of any such reduction in purchase price in respect of the inclusion of one or more Excluded Sites in the Initial Closing pursuant to this Section 4.8(b), the “Reduction Amount”).
(c)    In the event one or more Excluded Sites are included in the Initial Closing or any Subsequent Closing pursuant to the terms and conditions of Section 4.8(b), the parties acknowledge and agree that (i) the Closing Initial Consideration or Subsequent Closing Consideration, as applicable, shall be automatically reduced without further action of the parties on a dollar for dollar basis and in an amount equal to the Reduction Amount, and (ii) each Buyer Indemnified Party shall, in respect of any such Excluded Site included in the Initial Closing or any Subsequent Closing pursuant to the terms and conditions of Section 4.8(b), be deemed to have released and forever discharged Seller, its Affiliates and each of their respective successors and assigns of and from any and all Losses of every kind, character and description, known or unknown, at law or in equity, which to make any Claims or recover any amounts in respect of any such Sale Site solely on account of the matters giving rise to the Reduction Amount, including without limitation, pursuant to Article 11, it being understood and agreed that the Buyer Indemnified Parties have not waived, and retain all rights with respect to, any other matter relating to such Sale Site, including any Claims under Article 11.
Article 5
REPRESENTATIONS AND WARRANTIES OF THE CUMULUS PARTIES

Each Cumulus Party represents and warrants to the Buyer and the Tower Operator as follows as of (i) the Signing Date, (ii) the Initial Closing Date and (iii) each Subsequent Closing Date, but in each case, solely in respect of the Portfolio Sites that are the subject of such Closing:
Section 5.1    Organization.
(a)    The Seller is, and as of the applicable Closing, each other Cumulus Party will be, a corporation or, with respect to the Sale Site Subsidiary or each Secondary Sale Subsidiary, a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization with the requisite corporate or limited liability company power and authority to carry on its business as it is now being conducted and is, or will be, duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property owned, leased or operated by it as of the date hereof requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Sale Site Subsidiary is, directly or indirectly, a wholly owned Subsidiary of Seller and as of the applicable Subsequent Closing, the Secondary Sale Subsidiary will be, directly or indirectly, a wholly owned Subsidiary of Seller. Seller has delivered to Buyer true and correct copies of the organizational documents of the Sale Site Subsidiary. The organizational documents of the Sale Site Subsidiary shall be, as of the Initial Closing, in the form presented to Seller as of the Signing Date, and the organizational documents for all Secondary Sale Subsidiaries shall be substantially in the form of the organizational documents of the Sale Site Subsidiary. The Cumulus Operating Companies consist solely of the entities listed on Section 5.1(a) of the Cumulus Disclosure Letter.
(b)    Section 5.1(b) of the Cumulus Disclosure Letter sets forth the name, jurisdiction of organization and ownership of each Cumulus Operating Company.
Section 5.2    Authority; Enforceability; No Conflicts.
(a)    Each Cumulus Party has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and each Cumulus Party has or shall have the requisite corporate or limited liability company power and authority to execute and deliver each Ancillary Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Cumulus Party of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by each Cumulus Party of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby shall have been on or prior to the applicable Closing Date duly authorized by all requisite corporate or limited liability company action of each Cumulus Party. No additional proceedings or approvals on the part of any Cumulus Party or their respective owners are necessary to authorize the execution and delivery of this Agreement, each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated thereby. Each Cumulus Party (i) has duly executed and delivered this Agreement, (ii) on the applicable Closing Date shall have duly executed and delivered each of the Ancillary Agreements to which it is a party (if any) to be entered into on or prior to such Closing Date, and (iii) on each Subsequent Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Ancillary Agreements to which it is a party, as the case may be. Assuming the due execution and delivery of each such agreement by each party thereto other than each Cumulus Party, this Agreement is the legal, valid and binding obligation of each Cumulus Party, and on the applicable Closing Date each of the Ancillary Agreements to which each Cumulus Party is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.
(b)    The execution, delivery and performance by each Cumulus Party of this Agreement and each of the Ancillary Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby by the Cumulus Operating Companies, and the Cumulus Parties, including the Preliminary Transfers and the Internal Transfers, do not and shall not (i) with or without the giving of notice or the passage of time, or both, conflict with, or result in a material breach or violation of, or constitute a material default under, or permit the acceleration of any material Liability, or result in the loss of any material benefit or result in the creation of any Lien upon any of the properties or assets of any Cumulus Party under any provision of the Certificates of Incorporation, Bylaws or other organizational documents of each Cumulus Party and each Cumulus Operating Company, as applicable, (ii) except as set forth in Section 5.2(b)(ii) of the Cumulus Disclosure Letter, with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under, or permit the incurrence of or acceleration of any Liability, or result in the loss of any benefit or result in the creation of any Lien (other than Permitted Encumbrances) upon any of the properties or assets of any Cumulus Party under (x) any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Ground Lessor under a Ground Lease) or (y) any Material Agreement of any Cumulus Party (including any Material Agreement with a Governmental Authority in its role as a Ground Lessor under a Ground Lease) or any other material contract or agreement of the Cumulus Parties, the Cumulus Operating Companies or any of their respective Affiliates, except in the case of clause (ii) above where such conflict, breach, violation, default or acceleration would not, individually or in the aggregate, reasonably be expected to have an adverse effect on the Portfolio Sites taken as a whole, in any material respect.
(c)    Section 5.2(c) of the Cumulus Disclosure Letter contains a list of all Governmental Approvals and other filings, applications or notices required to be made, filed, given or obtained by the Seller or any of its Affiliates with, to or from any Governmental Authorities or other Persons in connection with the consummation of the transactions contemplated by this Agreement, including the Preliminary Transfers and the Internal Transfers, except (i) the filing of any notification or report form required under the HSR Act, (ii) pursuant to any Zoning Laws, or (iii) those approvals, filings, applications and notices the failure to make, file, give or obtain of which do not adversely affect or restrict in any material respect, or would not reasonably be expected to adversely affect or restrict in any material respect, the Cumulus Parties’ ability to consummate the transactions contemplated by this Agreement.
Section 5.3    Title to Property.
(a)    As of the Initial Closing the Sale Site Subsidiary will, and as of the applicable Subsequent Closing the applicable Secondary Sale Subsidiary will, as applicable, (i) hold good and marketable fee simple title to the Owned Sites Land that then constitute Assignable Sites and, in each case, which have been contributed to it pursuant to the Initial Closing Date Transfer or the Subsequent Closing Internal Transfer, and (ii) hold a valid and subsisting leasehold, subleasehold, easement, license or sublicense or other similar valid interest in the Tower Leased Sites Land that constitutes an Assignable Site and, in each case, which have been contributed to it pursuant to the Initial Closing Date Transfer or the Subsequent Closing Internal Transfer, in each case for clause (i) and (ii), free and clear of all Liens, except for Permitted Encumbrances. As of the Initial Closing Date and except as disclosed in Section 5.3(a) of the Cumulus Disclosure Letter, the Sale Site Subsidiary will own all right, title and interest in, to and under all of the Included Property of each Sale Site that constitutes an Assignable Site and that has been the subject of an Initial Closing Internal Transfer, free and clear of any Liens, except for Permitted Encumbrances. As of the applicable Subsequent Closing Date and except as disclosed in Section 5.3(a) of the Cumulus Disclosure Letter, the Secondary Sale Subsidiary will own all right, title and interest in, to and under all of the Included

Property of each Sale Site that constitutes a then Assignable Site and that has been the subject of a Subsequent Closing Internal Transfer in connection with such Subsequent Closing, free and clear of any Liens, except for Permitted Encumbrances.
(b)    Except as disclosed in Section 5.3(a) of the Cumulus Disclosure Letter, the interests with respect to the Assignable Sites being sold, conveyed, assigned, transferred and delivered to the Sale Site Subsidiary at the Initial Closing and to the applicable Secondary Sale Subsidiary at the applicable Subsequent Closing, include the sale, conveyance, assignment, transfer and delivery, the lease or the right to operate and use, as applicable, all personal property, rights, licenses, governmental authorizations and agreements necessary to operate the Included Property of the applicable Sale Sites in all material respects (i) as operated on or immediately prior to the Signing Date and (ii) as contemplated pursuant to the MLA.
Section 5.4    Real Property.
(a)    Except as disclosed in Section 5.4(a) of the Cumulus Disclosure Letter, (i) neither Seller nor its Affiliates owns the fee simple interest in or other Ground Lessor interest in any Portfolio Site that is a Tower Leased Site, (ii) neither Seller nor any of its Affiliates is a party to any agreement with any Person (other than this Agreement) to transfer or encumber all or any portion of any Portfolio Site (excluding, for these purposes, (w) obligations under this Agreement, (x) the rights of the Tower Subtenants under the Collocation Agreements, (y) immaterial dedications to Governmental Authorities and (z) Permitted Encumbrances or Liens securing indebtedness that will be released at or before the applicable Closing) and (iii) none of the lenders of the Seller or any of their Affiliates has a security interest in a Portfolio Site or the Included Property thereof.
(b)    To the Cumulus Parties’ Knowledge, all information contained in the extract data tape dated on or about August 7, 2020 relating to Ground Leases and Collocation Agreements applicable to the Portfolio Sites set forth on Section 5.14 of the Cumulus Disclosure Letter is true, correct and complete in all material respects as of such date.
(c)    Except as disclosed on Section 5.4(c) of the Cumulus Disclosure Letter, to the Cumulus Parties’ Knowledge, as of the Signing Date, no condemnation or re-zoning proceedings have been instituted with respect to any Portfolio Site which would materially adversely impact the use and occupancy of such Portfolio Site.
Section 5.5    Personal Property.
(a)    Except as disclosed in Section 5.5(a) of the Cumulus Disclosure Letter, each Portfolio Site includes a Tower that is operational and in satisfactory working order and repair for the radio broadcasting industry giving effect to age and usage (other than ordinary wear and tear). Except as disclosed in Section 5.5(a) of the Cumulus Disclosure Letter, all Equipment and Tower Related Assets included in each Portfolio Site are in satisfactory working order and repair for the radio broadcasting industry giving effect to age and usage (other than ordinary wear and tear).
(b)    Except as disclosed in Section 5.5(b) of the Cumulus Disclosure Letter, each Portfolio Site has the rights in all material respects to install, maintain and use utilities for provision of electric power and access to a form of telecommunications service.
(c)    Except as disclosed in Section 5.5(c) of the Cumulus Disclosure Letter, each Portfolio Site has pedestrian and vehicular ingress and egress (i) to public streets or (ii) rights to use private roads with access to a public street, in each case where access is suitable for four wheel drive vehicles.
(d)    With respect to each Sale Site subject to a Closing, except as disclosed on Section 5.5(d) of the Cumulus Disclosure Letter, the Included Property and other Material Agreements with respect to such Sale Site constitutes all of the assets (tangible or intangible, real or personal) sufficient to operate, use and occupy such Sale Site in substantially the same manner as prior to such Closing, other than the Excluded Assets.

(e)    Since June 30, 2016, to the Knowledge of the Cumulus Parties, the Portfolio Sites and the related Tower Equipment and Tower Related Assets, taken as a whole, have been operated and maintained, in all material respects, in the ordinary course of business and consistent with past practice and in accordance with standards for the radio broadcasting industry.
Section 5.6    Material Agreements. Except as set forth in Section 5.6 of the Cumulus Disclosure Letter, true, correct and complete (in all material respects, but excepting, for the avoidance of doubt, redactions that are reasonably apparent upon inspection) copies of all Material Agreements have been made available to the Buyer and each Material Agreement is set forth in Section 5.6 of the Cumulus Disclosure Letter (and categorized based on type of Material Agreement). Each Master Collocation Agreement is set forth in Section 5.6 of the Cumulus Disclosure Letter. Except as set forth in Section 5.6 of the Cumulus Disclosure Letter:
(a)    Each Material Agreement (i) is in full force and effect, (ii) has been duly authorized, executed and delivered by Seller or its Affiliates and, to the Cumulus Parties’ Knowledge, the other parties thereto, and (iii) is a legal, valid and binding obligation, enforceable against the applicable Cumulus Party and, to the Cumulus Parties’ Knowledge, each of the other parties thereto in accordance with its terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity;
(b)    The Seller and its Affiliates are in compliance with all Material Agreements in all material respects. None of Seller and its Affiliates nor, to the Cumulus Parties’ Knowledge, any other party to a Material Agreement has, or has been alleged to have, defaulted, breached or violated any material term or condition thereof and neither Seller nor any of its Affiliates has received written notice of cancellation, termination, non-renewal or rejection in Bankruptcy of such Material Agreement;
(c)    No Material Agreement contains any restriction or limitation on the ability of a Cumulus Party or any Affiliate thereof to compete with any Person or to engage in any line of business with any Person that shall be binding on the Buyer or its Affiliates from and after the Initial Closing (it being understood, for the avoidance of doubt, that restrictions in any Ground Lease as to permitted use solely for construction and operation of a Tower, or restrictions or covenants relating to “Objectionable Interference” do not require disclosure under this Section 5.6(c) solely to the extent such restrictions do not otherwise restrict the use and operation of such Tower to radio broadcasting or certain communications frequencies);
(d)    Except as provided in the Ancillary Agreements, at the Initial Closing, there shall be no marketing, management or other contracts pursuant to which any Person other than the Seller or its Affiliates has the right to market or lease tower and other space to any Person at a Portfolio Site; and
(e)    Except for the Material Agreements or acquisition or construction agreements that have been fully performed prior to the applicable Closing Date, there is no other material contract or agreement, other than any Ancillary Agreement, relating to the construction, acquisition, ownership, lease, operation, marketing, monitoring or maintenance of the Portfolio Sites.
Section 5.7    Litigation; Orders. Except as disclosed in Section 5.7 of the Cumulus Disclosure Letter, there is no material Legal Action pending or, to the Cumulus Parties’ Knowledge, threatened in writing against the Seller or any of its Affiliates, relating to any Portfolio Site, Tower or any portion of the Included Property by or before any Governmental Authority or by any Person. There is no Legal Action pending or, to the Cumulus Parties’ Knowledge, threatened against the Sale Site Subsidiary or any Secondary Sale Subsidiary. Except as disclosed in Section 5.7 of the Cumulus Disclosure Letter, there are no material Orders pending or, to the Cumulus Parties’ Knowledge, threatened in writing against Seller or any Affiliate thereof with respect to the Included Property of any of the Portfolio Sites or otherwise binding on any Included Property of any of the Portfolio Sites. There are no Orders, and there are no Legal Actions by or before any Governmental Authority pending or, to the Cumulus Parties’ Knowledge, threatened in writing, that challenge the validity of this Agreement or any Ancillary Agreement or that are reasonably expected to have the result set forth in Section 9.2 or Section 10.2.

Section 5.8    Environmental Matters. Except as disclosed in Section 5.8 of the Cumulus Disclosure Letter, (a) none of the Seller or its Affiliates have received any written notification from a Governmental Authority that any Portfolio Site is not in compliance with applicable Environmental Laws, except to the extent such noncompliance would not reasonably be expected to result in material liability; (b) there is no action, suit or proceeding pending, or to the Cumulus Parties’ Knowledge, threatened against the Seller or any of its Affiliates, relating to any Portfolio Site, Tower or any portion of the Included Property by or before any Governmental Authority or by any Person under applicable Environmental Laws; (c) to the Cumulus Parties’ Knowledge, the Cumulus Parties or their Affiliates are operating each Portfolio Site and the related Tower and Equipment on such Portfolio Site in compliance with all applicable Environmental Laws, except to the extent such noncompliance would not reasonably be expected to result in material liability; (d) to the Cumulus Parties’ Knowledge, there have been no releases or disposals of any Hazardous Materials by the Seller or its Affiliates at or upon any Portfolio Site that would reasonably be expected to result in material liability under applicable Environmental Law. Seller has provided to the Buyer copies of all final Phase I and Phase II environmental site assessment reports related to the Portfolio Sites that are in the Seller’s possession or in the possession of the Cumulus Collocator or any of its Subsidiaries and that were prepared within the last 36 months; provided, however, that neither the Cumulus Parties nor any of their respective Affiliates makes any representation or warranty as to the scope, accuracy or comprehensiveness (or lack thereof) of such reports. This Section 5.8 contains the sole and exclusive representations and warranties of the Cumulus Parties relating to any environmental, health or safety matter, including any arising under or relating to Environmental Laws or Hazardous Materials.
Section 5.9    Brokers, Finders, Etc. Except as disclosed in Section 5.9 of the Cumulus Disclosure Letter, the Cumulus Parties have not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees for which the Buyer would be responsible in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
Section 5.10    Compliance with Laws and Governmental Approvals.
(a) Except as set forth in Section 5.10(a) of the Cumulus Disclosure Letter, to the Knowledge of the Cumulus Parties, the Cumulus Parties or their Affiliates are operating each Portfolio Site and the related Tower and Equipment on such Portfolio Site in all material respects in accordance with all applicable Laws (excluding any Environmental Laws). No Portfolio Site lacks any material and necessary Governmental Approvals or is not in compliance in any material respects with any applicable Laws (excluding any Environmental Laws) affecting such Portfolio Site. All material and necessary Governmental Approvals are in full force and effect and no condition exists that, with notice or lapse of time or both, would constitute a default, under any material and necessary Governmental Approvals in any material respect.
(b) Except as set forth on Section 5.10(b) of the Cumulus Disclosure Letter, to the Knowledge of the Cumulus Parties, there are no structural defects on a Tower on any Portfolio Site, other than structural defects that do not result in the applicable Tower failing to be in compliance with applicable Law as in effect on the Applicable Structural Defect Date, or which would not require the incurrence of expenses in excess of $40,000 for any such Tower to be brought into compliance with applicable Law as in effect on the Applicable Structural Defect Date.  To the Cumulus Parties’ Knowledge, the representation made in the immediately preceding sentence is true and correct if the definition of Applicable Structural Defect Date means the later of (i) the dates set forth in the definition thereof and (ii) the date of any change in applicable Law after the later of the dates in clauses (i) and (ii) of the definition of Applicable Structural Defect Date if such change would cause the continued operation, use and occupancy of such Tower in substantially the same manner as prior to such change to violate applicable Law without an upgrade or modification to such Tower.  Notwithstanding anything herein to the contrary, this Section 5.10(b) shall be the sole and exclusive representation with respect to structural defects on any Tower or Towers.

Section 5.11    Taxes. Except as set forth in Section 5.11 of the Cumulus Disclosure Letter:
(a)    Each Cumulus Party and their respective Affiliates has duly and timely filed, or shall so file when due, with the appropriate Governmental Authorities (or there have been or shall be duly and timely filed on their behalf) all material Tax Returns required to be filed by them with respect to the Sale Site Subsidiary Interests, the Secondary Sale Subsidiary Interests, the Sale Sites and the Included Property (together, “Relevant Tax Returns”), and all such Relevant Tax Returns are materially true, correct and complete with respect thereto. Except to the extent of any timely filed appeal or protest, all material Taxes with respect to the Sale Site Subsidiary Interests, the Secondary Sale Subsidiary Interests, the Sale Sites and the Included Property that are due and payable prior to the applicable Closing Date have been or shall be timely paid by the Cumulus Parties or their respective Affiliates. There are no material Liens on the Sale Site Subsidiary Interests, the Secondary Sale Subsidiary Interests, the Sale Sites or any Included Property that arose in connection with any failure to pay any Tax and there is no material Claim pending by any Governmental Authority in connection with any Relevant Tax Return referenced above. No Relevant Tax Returns of Seller, the Sale Site Subsidiary, a Secondary Sale Subsidiary or any Affiliate of the foregoing are under audit or examination by any Governmental Authority and there are no agreements or waivers currently in effect or pending that provide for an extension of time with respect to the filing of any material Relevant Tax Return of Seller, the Sale Site Subsidiary, or any Secondary Sale Subsidiary or any Affiliate of the foregoing or the assessment or collection of any material Tax from the Seller, the Sale Site Subsidiary, any Secondary Sale Subsidiary or any Affiliate of the foregoing with respect to the Sale Site Subsidiary, any Secondary Sale Subsidiary, Sale Site or any Included Property. No written Claim has been made by any Governmental Authority in a jurisdiction where Seller, the Sale Site Subsidiary, any Secondary Sale Subsidiary, or an Affiliate of the foregoing does not file a Tax Return that it is or may be subject to material taxation in that jurisdiction with respect to a Sale Site or Included Property.
(b)    There is no tax sharing or allocation agreement or any agreement with respect to Taxes of the Sale Site Subsidiary or any Secondary Sale Subsidiary that will not be terminated as of relevant Closing Date, excluding, for this purpose, tax sharing or allocation agreements contained in agreements the primary purpose of which does not relate to Taxes. The Sale Site Subsidiary and the Secondary Sale Subsidiary shall, for all times from their formation and through the applicable Closing Date, be treated as a partnership or disregarded entity for U.S. federal income tax purposes and, through the applicable Closing Date, neither the Sale Site Subsidiary nor the Secondary Sale Subsidiary shall elect to be treated as an association taxable as a corporation under Treasury Regulation § 301.7701-3. To the extent a Sale Site Subsidiary or Secondary Sale Site Subsidiary is classified as a partnership for federal income tax purposes, such subsidiary shall have in effect as of the time of sale an election under Section 754 of the Code.
Section 5.12    Ownership of the Sale Site Subsidiary. At the applicable Closing Date:
(a) all of the Sale Site Subsidiary Interests and the Secondary Sale Subsidiary Interests shall be duly authorized and validly issued, and shall be owned, beneficially and of record, by the Seller, (b) the Seller shall have good and valid title, free and clear of all Liens, to all of the Sale Site Subsidiary Interests and all of the Secondary Sale Subsidiary Interests, (c) there shall be no outstanding securities or other instruments convertible into or exchangeable for any limited liability company membership interests in the Sale Site Subsidiary or in the Secondary Sale Subsidiary, (d) neither the Sale Site Subsidiary nor the Secondary Sale Subsidiary shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock or limited liability company membership interests or any warrants, options or other rights to acquire its limited liability company membership interests, (e) other than as set forth in the applicable limited liability company agreements of the Sale Site Subsidiary and the Secondary Sale Subsidiary, as applicable, there shall be no voting agreements, voting trusts or other agreements (including contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the Sale Site Subsidiary Interests or the Secondary Sale Subsidiary Interests, as applicable, (f) none of the Sale Site Subsidiary Interests nor the Secondary Sale Subsidiary Interests shall be issued in contravention of any preemptive rights, rights of first refusal or first offer or similar rights or any applicable Law and (g) upon the Initial Closing and each Subsequent Closing, the Tower Operator shall acquire good, valid, legal, equitable and marketable title to the applicable Sale Site Subsidiary Interests and the Secondary Sale Subsidiary Interests, free and clear of all Liens.

Section 5.13    Subsidiaries, Investments, No Prior Activities. Neither the Sale Site Subsidiary nor the Secondary Sale Subsidiary (a) has any Subsidiaries, (b) has or has ever had any employees, (c) owns any shares of, or controls, directly or indirectly, or has any equity interest in (or any right (whether contingent or otherwise) to acquire the same) any corporation, partnership or limited liability company, (d) owns or holds any indebtedness (other than amounts payable under the Collocation Agreements) or securities issued by or other investments in any Person, (e) has any Liabilities, other than Post-Closing Liabilities, or (f) has engaged in any activities other than in connection with or incidental to its formation, the execution and delivery of the applicable Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby.
Section 5.14    Per Tower Data. Section 5.14 of the Cumulus Disclosure Letter was derived from the books, records and processes of the Cumulus Parties maintained in the ordinary course of business and consistent with past practice, and sets forth the following items with respect to each Portfolio Site as of June 30, 2020 and, to the Knowledge of the Cumulus Parties, such information has not changed as of August 1, 2020 (collectively, the “Per Tower Data Date”):
(a)    each Tower, site location, approximate height and Tower-type category;
(b)    whether the Cumulus Parties or any Affiliates thereof occupy any collocation space on such Portfolio Site or have any Collocation Operations;
(c)    the Collocation Agreement number and the identity of each Tower Subtenant on the Tower of such Portfolio Site and the periodic revenue being billed related to the Tower Subtenants on the Tower of such Portfolio Site as of the Per Tower Data Date along with the commencement date of the Collocation Agreement and (i) rent roll with respect to each Collocation Agreement, (ii) frequency, basis of calculation (either fixed amount or percentage) and amount of any rent escalation clauses associated with the Collocation Agreement, (iii) termination date of the Collocation Agreement and (iv) a list of any month-to-month or expired Collocation Agreement;
(d)    the periodic amount of ground lease expense (including revenue share but excluding ground rent leveling expense recorded under ASC 840) related to such Portfolio Site as of the Per Tower Data Date;
(e)    a list of each expired ground lease or any Tower Leased Site for which no executed ground lease documentation is available;
(f)    a list of shelters, generators or master antennas located at any Portfolio Site and constituting “Included Property”; and
(g)    the identification number of each individual Portfolio Site as used by any Cumulus Party or its Affiliates.
Section 5.15    Financial Information.
(a)    To the Knowledge of the Cumulus Parties, the Post-Closing Liabilities that do or will exist as of the applicable Closing Date consist solely of (i) Liabilities under the Material Agreements not relating to a breach or default (or event that, with notice or lapse of time or both, would constitute a breach or default), (ii) Liabilities incurred in the ordinary course of business, and (iii) those Liabilities set forth in Schedule 5.15 of the Cumulus Disclosure Letter.
(b)    To the Knowledge of the Cumulus Parties, all accounts receivable (billed and unbilled), notes receivable, other obligations owed and revenues in respect of the Included Property of the Sale Sites for the account of the Buyer Parties pursuant to Section 2.8: (i) are genuine and have arisen or will arise, as the case may be, in the ordinary course of business; (ii) represent or will represent, as the case may be, valid obligations due; (iii) are not subject to any valid claims or set-offs or other defenses or counterclaims and (iv) are not subject to any discount or rebate, other than consistent with past practice, subject in each case to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.
(c)    All Tower Bonds that will be outstanding on or after the Initial Closing Date have been made available to Buyer.
Section 5.16    Solvency. Immediately prior to the Initial Closing and each applicable Subsequent Closing, each of the Cumulus Operating Companies, the Seller, the Sale Site Subsidiary and each Subsequent Sale Subsidiary shall be solvent. After giving effect to the transactions contemplated by this Agreement, each of the Cumulus Operating Companies, the Seller, the Sale Site Subsidiary and each Subsequent Sale Subsidiary, as applicable, shall be solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of any of the Cumulus Operating Companies, the Cumulus Parties, the Sale Site Subsidiary or any Subsequent Sale Subsidiary. The transfer of the Included Property pursuant to the Preliminary Transfers, Internal Transfers and this Agreement constitute a practical and reasonable course of action designed to improve the financial position of the Cumulus Parties and the Cumulus Operating Companies without impairing the rights of their creditors. Before the Signing Date, the Cumulus Operating Companies and the Cumulus Parties did not, and are not about to, engage in any business or transaction for which any property remaining with each such entity would constitute an unreasonably small amount of capital or would cause such entity to fail to meet applicable contractual or entity capitalization requirements.
Section 5.17    Absolute Conveyance; Fair value. Each Cumulus Operating Company’s and Seller’s (collectively, “Transferors”) intention is to treat the transfer by such Transferor of the Included Property to Seller and to the Sale Site Subsidiary and the Secondary Sale Subsidiaries and the transfer of the Sale Site Subsidiary Interests and Secondary Sale Subsidiary Interests as a sale or other absolute conveyance in return for fair value for all legal conveyance purposes (it being understood, for the avoidance of doubt, that no representation is being provided pursuant to this sentence in respect of any tax or accounting treatment) and not as a secured borrowing. All records of the Transferors and all agreements entered into by the Transferors will describe the transfer of the Included Property to Seller, the Sale Site Subsidiary and the Secondary Sale Subsidiaries and the sale of the Sale Site Subsidiary Interests and the Secondary Sale Subsidiary Interests to Buyer as a sale or other absolute conveyance and will evidence the clear intention that the transfer be a sale or other absolute conveyance rather than security for repayment of a loan. The transfer of the Included Property by the Transferors to Seller, the Sale Site Subsidiary and the Secondary Sale Subsidiaries and the sale or other absolute conveyance of the Sale Site Subsidiary Interests and the Secondary Sale Subsidiary Interests will be reflected, in accordance with and to the extent required by generally accepted accounting principles in the United States (in effect from time to time), on the consolidated financial statements that include the Transferors. The sale of the Included Property to the Seller, the Sale Site Subsidiary and the Secondary Sale Subsidiaries will not constitute a transfer of property in connection with any pre-existing indebtedness owed by each Transferor to the applicable transferee or the Buyer.
Section 5.18    No Implied Representations. EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, NONE OF THE CUMULUS PARTIES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE CUMULUS PARTIES OR THE SALE SITES. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANY OTHERWISE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE CUMULUS PARTIES IN THIS AGREEMENT, NO CUMULUS PARTY MAKES ANY REPRESENTATION OR WARRANTY TO BUYER AND THE TOWER OPERATOR WITH RESPECT TO:
(a)    ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER RELATING TO FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS;

(b)    EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE 5 OR ANY CERTIFICATE OR ANCILLARY AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO THE CUMULUS PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES, THE INCLUDED PROPERTY OF THE SITES OR THE POST-CLOSING LIABILITIES; OR
(c)    EXCEPT AS PROVIDED IN SECTION 5.10, ANY MATTERS RELATED TO ZONING LAWS (EXCEPT AS PROVIDED IN SECTION 5.4) OR LAWS RELATED TO ELECTROMAGNETIC RADIATION.
Section 5.19    Additional Matters With Respect to Representations and Warranties. For the avoidance of doubt, no representation, warranty, or covenant is being made hereunder with respect to (a) any Portfolio Site which is designated or deemed an Excluded Site (unless and until such site ceases to be designated or deemed an Excluded Site) in accordance with the terms of this Agreement (whether such designation or determination is prior to, as of or following the Initial Closing Date, any Subsequent Closing Date or the Final Closing Date), (b) any Secondary Sale Subsidiary until such Secondary Sale Subsidiary becomes a party to this Agreement by execution of the Joinder Agreement, or (c) by or with respect to any of the Sale Site Subsidiary or the Secondary Sale Subsidiary or their respective assets or liabilities until such time as the Initial Closing Internal Transfer or the Subsequent Closing Internal Transfer, as applicable, have occurred (and then, only on and as of the applicable Closing Date).
Article 6
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Cumulus Parties as follows as of (i) the Signing Date, (ii) the Initial Closing Date and (iii) each Subsequent Closing Date (with respect to each such Subsequent Closing Date):
Section 6.1    Organization.
(a)    The Buyer is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of its organization with the requisite corporate or other power and authority to carry on its business as it is now being conducted and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of its business requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Tower Operator Material Adverse Effect.
(b)    The Tower Operator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on its business as shall be conducted at the Initial Closing, and, as of the applicable Closing Date, shall be duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file, individually or in the aggregate, has not had and would not reasonably be expected to have a Tower Operator Material Adverse Effect.
Section 6.2    Authority; Enforceability; No Conflicts.
(a)    The Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and the Buyer has or shall have the requisite limited liability company or other power and authority to execute and deliver each Ancillary Agreement to which it is a party (if any), to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by the Buyer of the Ancillary Agreements to which it is a party (if any) and the consummation of the transactions contemplated thereby shall have been on or prior to the Initial Closing Date duly authorized by all requisite limited liability company or other action of the Buyer. The Buyer (i) has duly executed and delivered this Agreement, (ii) on the Initial Closing Date shall have duly executed and delivered each of the Ancillary Agreements to which it is a party (if any), and (iii) on each Subsequent Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Ancillary Agreements to which it is a party (if any), as the case may be. Assuming the due execution and delivery of each such agreement by each party thereto other than the Buyer, this Agreement is the legal, valid and binding obligation of the Buyer, and on the Initial Closing Date each of the Ancillary Agreements to which it is a party, if any (as amended at such time and as theretofore amended), shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.
(b)    The Tower Operator has the limited liability company power and authority to execute and deliver each Ancillary Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Tower Operator of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are duly authorized by all requisite limited liability company action of the Tower Operator. Assuming the due execution and delivery of each such agreement by each party thereto other than the Tower Operator, this Agreement is the legal, valid and binding obligation of the Tower Operator, and on the applicable Closing Date each of the Ancillary Agreements to which it is a party, if any (as amended at such time and as theretofore amended), shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.
(c)    The execution, delivery and performance by the Buyer and the Tower Operator of this Agreement and each of the Ancillary Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby, do not and shall not, with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under or permit the acceleration of any Liability under (i) any provision of the Certificates of Incorporation, Bylaws or other organizational documents of the Buyer or (ii) except as set forth in Section 6.2(c)(ii) of the Buyer Disclosure Letter, any provision of Law or a Governmental Approval.
Section 6.3    Governmental Approvals, Consents, Reports, Etc. Section 6.3 of the Buyer Disclosure Letter contains a list of all Governmental Approvals and other filings, applications or notices required to be made, filed, given or obtained by the Buyer or any of its Affiliates with, to or from any Governmental Authorities or other Persons in connection with the consummation of the transactions contemplated by this Agreement, except (a) the filing of any notification or report form required under the HSR Act, (b) those that become applicable solely as a result of the specific regulatory status of the Cumulus Parties or (c) those approvals, filings, applications and notices the failure to make, file, give or obtain of which do not adversely affect or restrict in any material respect, or would not reasonably be expected to adversely affect or restrict in any material respect, the Buyer’s or the Tower Operator’s ability to consummate the transactions contemplated by this Agreement.
Section 6.4    Litigation; Orders. Except as disclosed in Section 6.4 of the Buyer Disclosure Letter, there is no action, suit or proceeding pending or, to the Buyer’s Knowledge, threatened in writing against the Buyer or Tower Operator by or before any Governmental Authority or by any Person which challenges the validity of this Agreement or which would reasonably be likely to adversely affect or restrict (a) Tower Operator’s ability to consummate the transactions contemplated by this Agreement or (b) Tower Operator’s or its Affiliates’ ability to lease or operate the Sale Sites to be leased under the MLA which, individually or in the aggregate, have had or would reasonably be expected to have a Tower Operator Material Adverse Effect. There are no Orders pending or, to Buyer’s Knowledge, threatened that adversely affect or restrict, or would reasonably be expected to adversely affect or restrict (x) Tower Operator’s ability to consummate the transactions contemplated by this Agreement or (y) Tower

Operator’s or its Affiliates’ ability to lease the Sale Sites pursuant to the MLA which, individually or in the aggregate, have had or would reasonably be expected to have a Tower Operator Material Adverse Effect.
Section 6.5    Brokers, Finders, Etc. Neither the Buyer nor Tower Operator has employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees for which the Cumulus Parties or their respective Affiliates would be responsible in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
Section 6.6    Solvency. Immediately prior to the Initial Closing and each applicable Subsequent Closing, the Buyer and Tower Operator shall be solvent. After giving effect to the transactions contemplated by this Agreement, the Buyer and each of its Subsidiaries, including the Tower Operator, shall be solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or Tower Operator.
Section 6.7    Ownership of the Tower Operator. At the time the Tower Operator is formed and at the Initial Closing Date and each Subsequent Closing Date: (a) all of the Tower Operator Interests shall be duly authorized and validly issued and shall be owned, beneficially and of record, by the Buyer or a Subsidiary thereof, (b) the Buyer or a Subsidiary thereof shall have good and valid title, free and clear of all Liens, to all of the Tower Operator Interests, (c) there shall be no outstanding securities or other instruments convertible into or exchangeable for any limited liability company membership interests in the Tower Operator, (d) the Tower Operator shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock or limited liability company membership interests or any warrants, options or other rights to acquire its limited liability company membership interests, (e) other than as set forth in the organizational documents of the Tower Operator, there shall be no voting agreements, voting trusts or other agreements (including contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the Tower Operator Interests and (f) none of the Tower Operator Interests shall be issued in contravention of any preemptive rights, rights of first refusal or first offer or similar rights or any applicable Law.
Section 6.8    Securities Act. At or prior to the Initial Closing, neither the Buyer nor the Tower Operator, or any of their respective Affiliates or any other Person acting on their behalf, shall have directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Tower Operator Interests nor shall any of such Persons have made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Tower Operator Interests under the Securities Act of 1933, as amended.
Section 6.9    Subsidiaries, Investments, No Prior ActivitiesThe Tower Operator does not (a) have any Subsidiaries, (b) own any shares of, or control, directly or indirectly, or have any equity interest in (or any right (whether contingent or otherwise) to acquire the same) any corporation, partnership, or limited liability company, (c) own or hold any indebtedness or securities issued by or other investments in any Person or (d) have engaged in any activities other than in connection with or incidental to its formation, the execution and delivery of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby.
Section 6.10    Independent Investigation.
(a)    Buyer acknowledges, on behalf of itself and each Buyer Indemnified Party, that: (A) it has had the opportunity to review all the documents contained in the data room located at the on-line Firmex site, an index of which is attached hereto as Exhibit I, (B) conduct its own due diligence review with respect to the Portfolio Sites deemed necessary by it to enter into this Agreement (it being understood that this subclause (B) shall not restrict or otherwise limit Buyer’s right to conduct additional due diligence pursuant to the terms and subject to the conditions of this Agreement), and (C) Buyer is entering into the transactions contemplated by this Agreement based on such investigation and, acknowledges and agrees that, (x) except as specifically required pursuant to the terms of this Agreement, neither Seller nor any of the Cumulus Parties are required to provide any additional documents or information with respect to any Portfolio Sites or otherwise, (y) except for the specific representations and warranties made by the Cumulus Parties in Article 5, it is not relying upon any representation or warranty by the Seller, any Cumulus Parties or any of their officers, directors, employees, agents or advisors, or any of them, nor upon the accuracy of any record, projection, forecast, plan or statement made available or given to Buyer in the performance of such investigation.
Article 7
REPRESENTATIONS AND WARRANTIES OF THE TOWER OPERATOR

The Tower Operator represents and warrants to the Cumulus Parties as follows as of (i) the Signing Date, (ii) the Initial Closing Date and (iii) each Subsequent Closing Date:
Section 7.1    Organization. The Tower Operator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on its business as shall be conducted at the Initial Closing, and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file, individually or in the aggregate, has not had and would not reasonably be expected to have a Tower Operator Material Adverse Effect.
Section 7.2    Authority; Enforceability. The Tower Operator has the limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Tower Operator of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action of the Tower Operator. The Tower Operator has duly executed and delivered each of the Ancillary Agreements to which it is a party. Assuming the due execution and delivery of each such agreement by each party thereto other than the Tower Operator, on the applicable Closing Date this Agreement and each of the Ancillary Agreements to which the Tower Operator is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.
Section 7.3    No Conflicts. The execution, delivery and performance by the Tower Operator of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any Liability under (a) any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Tower Operator or (b) except as set forth in Section 7.3(b) of the Buyer Disclosure Letter, any provision of Law or a Governmental Approval.
Section 7.4    Solvency. After giving effect to the transactions contemplated by this Agreement, the Tower Operator shall be solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Tower Operator.

Article 8

COVENANTS

Section 8.1    Investigation of Sites; Access to Properties and Records.
(a)    Beginning on the Signing Date and continuing to the applicable Closing, but subject to (i) contractual and legal restrictions applicable to the Cumulus Parties and (ii) applicable Law, the Cumulus Parties shall, upon reasonable advance notice to the Cumulus Parties, make their personnel and the personnel of the Cumulus Operating Companies reasonably available to Representatives of the Buyer and afford to such Representatives reasonable access to the Portfolio Sites and their respective offices, properties and books and records of and relating to the Portfolio Sites during normal business hours. Seller shall use its commercially reasonable efforts to obtain the waiver of any contractual restrictions described in the first sentence of this Section 8.1(a); provided, for the avoidance of doubt, that the foregoing shall not require Seller or its Affiliates to make any payment to any third parties. In no event shall the Buyer take or permit any action in its investigation of any Portfolio Site which impairs or otherwise interferes with the use and operation of any active Equipment on or communications operations being conducted at a Portfolio Site. All requests for access shall be made to a representative of the Cumulus Parties as designated by the Cumulus Parties from time to time, who shall be solely responsible for coordinating all such requests and all access permitted under this Agreement and who may arrange for personnel to accompany the Buyer on any actual inspections.
(b)    The Buyer shall indemnify the Seller and its Affiliates for any Losses as a result of bodily injury, death, physical or tangible damages or business interruption caused by, or incurred in connection with, the Buyer’s inspection of the Portfolio Sites or other due diligence activities occurring prior to the applicable Closing Date (even if caused by the negligence of a Cumulus Party or any Affiliate of a Cumulus Party); provided, however, that the Buyer shall not indemnify the Seller or its Affiliates for any Loss caused by (i) the gross negligence or willful misconduct of any Cumulus Parties or such Affiliate or (ii) any physical condition existing on any Sale Site prior to the Buyer’s or its Representative’s entry thereon (except for any incremental damage or exacerbation of any existing condition caused by the Buyer or its Representatives’ with respect to any such physical condition); provided further, such indemnification shall survive the applicable Closing Date or the earlier termination of this Agreement for a period of sixty (60) days following the expiration of the applicable statute of limitations. Prior to conducting any physical inspection or testing at any Portfolio Sites, the Buyer shall obtain, and during the period of such inspection shall maintain, at its expense: (A) commercial general liability insurance, on an “occurrence” basis, including a contractual liability endorsement, and personal injury liability coverage, with the Cumulus Parties and their respective Affiliates as additional insureds, from an insurer reasonably acceptable to the Cumulus Parties, which insurance policies must have limits of not less than $10,000,000.00 (combined single limit) for each occurrence for bodily injury, death and property damage; (B) auto liability insurance for all autos operated on the Portfolio Sites, to include coverage for liability arising from owned, non-owned and hired autos, with limits of no less than $5,000,000.00 to include the Seller and its Affiliates as additional insureds; and (C) a policy of workers’ compensation coverage providing for statutory coverage applicable to the state the physical inspection is performed to include a waiver of subrogation in favor of the additional insured parties noted above. Prior to making any entry upon any Portfolio Site, the Buyer shall furnish to the Cumulus Parties certificates of insurance evidencing the foregoing coverages.
(c)    Prior to the Initial Closing, no information provided to the Buyer or its Representatives pursuant to this Agreement shall be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, or any financings thereof, and all such information shall be held by the Buyer, its Affiliates and its Representatives in accordance with, and shall be subject to the terms of, Section 8.10 and the Confidentiality Agreement.

(d)    The Buyer or its Affiliates shall (i) promptly after the Final Closing Date or termination pursuant to Article 12, return or destroy all of the books and records received from Seller or its Affiliates relating to the Excluded Sites, (ii) hold all of the books and records received from Seller or its Affiliates relating to the Sale Sites with respect to the period prior to the applicable Closing Date and not destroy or dispose of any thereof for a period of three years from the Final Closing Date and (iii) for a period of three years from the Final Closing Date, afford Seller, its advisors, accountants and legal counsel, during normal business hours, upon reasonable request, reasonable access to such non-privileged books and records and, if required in connection with the foregoing, to the employees of the Buyer or its Affiliates, in each case to the extent that such access may be requested for any legitimate purpose, unless such non-privileged books and records have been disposed of in accordance with this Section 8.1(d).
Section 8.2    Efforts to Close; Cooperation.
(a)    Subject to the provisions of this Agreement, the Cumulus Parties, on the one hand, and the Buyer, on the other hand, each shall use their commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements, and to cooperate with the other in connection with the foregoing and (ii) refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which would reasonably be expected to impede or impair the prompt consummation of the transactions contemplated by this Agreement, including using their commercially reasonable efforts to (A) obtain all necessary waivers, consents, releases and approvals that are required for the consummation of the transactions contemplated by this Agreement by such Parties or Party, as applicable, including, solely with respect to the Cumulus Parties, all Authorizations necessary to complete the Preliminary Transfers, the Internal Transfers and the sale of the Sale Site Subsidiary and the Secondary Sale Subsidiaries, (B) obtain all consents, approvals and authorizations applicable to such Parties or Party, as applicable, that are required by this Agreement or any Ancillary Agreement to be obtained under any Law, (C) lift or rescind any Order adversely affecting the ability of such Parties or Party, as applicable, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (D) effect all necessary registrations and filings, including filings and submissions of information requested or required by any Governmental Authority applicable to such Parties or Party, as applicable, and (E) fulfill all conditions to this Agreement of such Parties or Party, as applicable. With respect to any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of the Parties to promptly consummate the transactions contemplated by this Agreement and the Ancillary Agreements, the Parties shall use their commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be, including without limitation, solely in the case of the Buyer and the Tower Operator and each of their respective Affiliates solely with respect to any Antitrust Laws, proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or the assets, properties or businesses to be acquired by it pursuant to this Agreement and the Ancillary Agreements as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order or Law, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements all at its own expense. In the event any Legal Action by any Governmental Authority or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use commercially reasonable efforts to defend against such Legal Action and, if an Order is issued in any such Legal Action, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.
(b)    Without limiting the generality or effect of the foregoing, in the event that a Party determines that any filing or other action is required under any Antitrust Laws in connection with this Agreement or the consummation of the transactions contemplated hereby, the Parties shall make such filings and use commercially reasonable efforts to take all such other actions such that the transactions contemplated hereby can be consummated as promptly as possible.

Section 8.3    Further Assurances. From time to time after the applicable Closing Date, each of the Parties shall execute and deliver such further instruments of conveyance and assignment and take such other actions as may be necessary, appropriate or desirable to carry out the purposes and intent of this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements. The Cumulus Parties shall furnish and provide to the Buyer and the Tower Operator, upon the request of the Buyer, such books, files and records in their and their Subsidiaries’ possession (including ground lessor reimbursement or similar requests) exclusively related to the ownership, occupancy or leasing of any Tower or the operation of the Sale Site related to such Tower as may be necessary or useful in connection with the prosecution or defense by the Buyer or the Tower Operator of any litigation or other proceeding relating to the Included Property of the Sites, the related Collocation Agreements and other Material Agreements, the Post-Closing Liabilities, or the Sale Sites against any Person other than the Cumulus Parties or their Affiliates; provided, however, that the Cumulus Parties shall not be required to deliver to the Buyer or the Tower Operator any privileged document, unless the Parties enter into a joint defense or similar agreement, or any document subject to a confidentiality or non-disclosure agreement with a third party and provided further that if the Cumulus Parties and the Buyer Parties are in an adversarial relationship in any Legal Action, the furnishing of documents between such Parties shall be subject to applicable rules relating to discovery.
Section 8.4    Conduct of Collocation Operations and the Sale Sites.
(a)    From the Signing Date until the applicable Closing Date, except as expressly permitted or required by this Agreement or set forth in Section 8.4(a) of the Cumulus Disclosure Letter, the Seller and its Affiliates shall operate, manage, maintain and repair the Collocation Operations and the Portfolio Sites (including the Included Property and any actions or activities relating to Ground Leases) in compliance with all applicable Laws in all material respects, and in the ordinary course of business consistent in all material respects with past practice, except any matter reasonably undertaken by the Seller and its Affiliates in response to the COVID-19 pandemic, with the intention of and to the extent only of those matters strictly required with a view to minimizing any adverse effect thereof (and of which the Buyer will be notified in writing as soon as reasonably practicable), at their sole cost and expense, and shall use commercially reasonable efforts to discharge (i) all Liens (other than Permitted Encumbrances) on the interests of the Seller and its Affiliates in the Portfolio Sites and (ii) all Pre-Closing Liabilities relating to the Portfolio Sites, in each case prior to the applicable Closing Date.
(b)    From the Signing Date until the applicable Closing Date, with respect to the Portfolio Sites, except as expressly contemplated by this Agreement or set forth in Section 8.4(b) of the Cumulus Disclosure Letter, the Seller and its Affiliates shall not, without the consent of the Buyer (which shall not be unreasonably withheld or delayed):
(i)    sell, dispose of, transfer, lease, license or encumber any of their interests in any of the Portfolio Sites (including the Included Property), other than (A) Permitted Encumbrances, and (B) in the case of a lease or license of collocation space on any Tower, in the ordinary course of business consistent in all material respects with past practice;
(ii)    manage, operate or maintain any Portfolio Site in a manner that would diminish its expected residual value in any material respect or shorten its expected remaining economic life in any material respects;
(iii)    modify, accelerate, amend (other than amendments to renew, which shall be governed by Section 8.4(b)(iv) below), terminate, cancel or grant any waiver or release under any Material Agreement;
(iv)    enter into or renew any Material Agreement except on prevailing market terms and in the ordinary course of business consistent in all material respects with past practice;
(v)    accelerate or delay collection of accounts receivable or payment of any account payable in advance of or beyond their regular due dates or the dates when the same would have been collected or paid, as applicable, except in the ordinary course of business consistent with past practice;

(vi)    add any Equipment to any Portfolio Site, other than (A) new Equipment for which, from and after the applicable Closing, the Seller or its Affiliates will pay market rate rent, or (B) Equipment that replaces damaged Equipment and is substantially equivalent to the damaged Equipment it replaces; or
(vii)    authorize, commit to, resolve or agree, whether in writing or otherwise, to take any of the actions set forth in this Section 8.4(b) and not otherwise permitted by such Section or this Agreement or the Ancillary Agreements.
(c)    Notwithstanding this Section 8.4, nothing in this Agreement or any Ancillary Agreement shall be construed or interpreted to restrict the Cumulus Parties (or their respective Affiliates) in their sole discretion from (i) engaging in any activity not related to the Portfolio Sites, (ii) taking any action with respect to any Portfolio Sites expressly contemplated under Article 4, including designating a Portfolio Site as an Excluded Site, subject to the limitations contained in Article 4 of this Agreement and elsewhere herein, (iii) removing Excluded Assets from, or modifying Excluded Assets located at, the Portfolio Sites in a manner that does not adversely impact or affect any Portfolio Site in any material respect or (iv) taking any action with respect to any Excluded Site that does not adversely impact or affect any Portfolio Site in any material respect.
(d)    Prior to the applicable Closing, the Cumulus Parties and their respective Affiliates shall cancel and terminate any and all services provided by third parties pursuant to which such third parties negotiate or otherwise assist in any way with, on behalf of or in the name thereof, any modification, acceleration, amendment, renewal, termination, cancelation, waiver or release to, of or under any Ground Lease or Collocation Agreement.
(e)    Prior to the applicable Closing, the Seller shall complete in the FCC’s antenna structure registration system (the “FCC’s ASR Database”) its portion of FCC Form 854 (Application for Antenna Structure Registration) and provide the signature of an authorized person to assign the antenna structure registration for the Tower in the FCC’s ASR Database from the Seller to the Buyer. The Seller shall initially log into the FCC’s ASR Database to initialize the transfer of ownership of the antenna structure registration for the Tower from the Seller to the Buyer and then the Buyer, upon receipt of notice from the FCC of Seller’s completion of its portion of FCC Form 854, shall finalize the transfer of ownership of the antenna structure registration by completing its portion of FCC Form 854 and submitting the application electronically to the FCC. Seller’s point of contact for the FCC Form 854 is Conrad Trautmann with an email address of conrad.trautmann@cumulus.com and phone number of 212-419-2940.
Section 8.5    Public Announcements. Except as otherwise agreed to by the Parties, such agreement not to be unreasonably withheld, the Parties shall not (and shall cause their Affiliates not to) publish any report, statement or press release or otherwise make any public statements with respect to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, except as in the good faith judgment of a Party which may be required by Law or by the rules of a national securities exchange, and in any event a Party shall use commercially reasonable efforts to consult with the other Party at a reasonable time in advance of such required disclosure, including furnishing (to the extent reasonably practicable) a draft thereof to the other Parties in advance of publication or release and considering in good faith any comments of such other Parties.
Section 8.6    Corporate Names. The Buyer acknowledges and agrees that the Cumulus Parties and their respective Affiliates have the absolute and exclusive proprietary rights, by ownership or license, to use all names incorporating “Cumulus” by itself or in combination with any other name and the corporate design logo associated with “Cumulus” and its color scheme, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being leased, or otherwise assigned or transferred, hereby or in connection herewith. The Buyer shall not, nor shall it permit any of its Affiliates to, use any name, phrase or logo incorporating “Cumulus” or such corporate design logo or its color scheme in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Sale Sites.
Section 8.7    Actions by Buyer and Cumulus Parties’ Subsidiaries. Each of the Parties shall ensure that each of their respective Affiliates takes all actions necessary to be taken by such Affiliates in order to fulfill their respective obligations under this Agreement and the Ancillary Agreements.

Section 8.8    Environmental Matters.
(a)    The Buyer may commission, at the Buyer’s or Tower Operator’s sole cost and expense, Phase I environmental assessments of all Portfolio Sites; provided, however, any access to the Portfolio Sites to conduct such Phase I environmental assessments shall be governed by Section 8.1 of this Agreement. The Buyer shall indemnify the Seller and its Affiliates for any Losses resulting from or arising out of the activities undertaken by or on behalf of the Buyer to conduct Phase I or Phase II environmental assessments of any Portfolio Site (even if caused by the negligence of a Cumulus Party or Affiliate of a Cumulus Party); provided, however, that the Buyer shall not indemnify the Seller or its Affiliates for any Losses to the extent caused by (i) the gross negligence or willful misconduct of Seller or its Affiliates or (ii) any physical condition existing on any Portfolio Site prior to the Buyer’s or its agent’s entry thereon (except for any incremental damage, release or exacerbation of an existing condition caused by the Buyer or its agents with respect to any such physical condition); provided further, such indemnification shall survive the applicable Closing Date or the earlier termination of this Agreement for a period of sixty (60) days following the expiration of the applicable statute of limitations. The Buyer shall not conduct any Phase II or other intrusive or subsurface sampling, testing or investigation, including any soil, water, air or other sampling or testing, at any Portfolio Site without the prior written consent of the Seller, which consent Seller may withhold in its sole discretion.
(b)    If requested by the Seller, the Buyer shall promptly provide to the Seller all reports, documents, data and other writings and information, including copies and, if available, electronic format thereof, relating to any and all assessments conducted pursuant to Section 8.8(a) (including the results of the aforementioned Phase I and, if applicable, Phase II reports) or summaries generated by or on behalf of the Buyer as a result of these assessments. Unless otherwise required by applicable Law, none of such results, reports or any information contained in such reports or otherwise generated by the Buyer or Tower Operator under this Agreement shall be released to any Person without the prior written consent of the Buyer, except that any of the Buyer, the Seller or its Affiliates may provide such reports, on a confidential basis, to their respective Representatives and Representatives of their financing sources or in connection with any merger or other corporate transaction of the Buyer or Seller or its Affiliates, or disposition of assets, that includes the Portfolio Sites to which the reports apply (or any Liability with respect thereto). If this Agreement is terminated pursuant to Section 12.1 or if any Portfolio Site becomes an Excluded Site, the Buyer shall, if requested by the Seller, promptly (i) turn over to the Seller all reports, documents, data and other writings and information, including copies and, if available, electronic format thereof, relating to any and all investigations or studies conducted pursuant to Section 8.8(a) with respect to environmental conditions or compliance associated with such Portfolio Site (or all Portfolio Sites, in the event of termination of this Agreement), and such reports, documents or writings shall become the exclusive property of the Seller; provided, however, that neither the Seller nor its Affiliates may rely thereon and the Buyer shall have no obligations or liability with respect thereto, or (ii) destroy such documentation and information in accordance with Section 8.1(c).
Section 8.9    Title Insurance Commitments. Tower Operator or its Affiliates, at their sole cost and expense, may purchase upon the occurrence of the Initial Closing or any Subsequent Closing, as applicable, fee title, lender/mortgagee, leasehold or leasehold lenders title insurance policies (the “Title Policies”), but neither the Seller nor its Affiliates shall be required to execute any affidavits, indemnities or other documentation in connection therewith except for customary affidavits requested by Buyer (or Buyer’s lender) and/or Title Company during the Due Diligence Period. Obtaining Title Policies for any of the Sale Sites shall not be a condition to the occurrence of the Initial Closing. The Tower Operator shall instruct any Title Company that is preparing title reports or commitments for the Tower Operator or its Affiliates to deliver copies thereof (or otherwise make available via the Internet) to the Seller at the same time it delivers such reports or commitments to the Tower Operator or its Affiliates.
Section 8.10    Confidentiality. The Seller, the Buyer, their respective Affiliates and their respective Representatives shall treat all nonpublic information obtained in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement, which is incorporated in this Agreement by reference. The Confidentiality Agreement shall terminate with respect to all Assignable Sites actually transferred at the Initial Closing or the applicable Subsequent Closing; if this Agreement is, for any reason, terminated prior to the Initial Closing, the Confidentiality Agreement shall survive as provided in Section 12.2; provided, however, that the Seller’s confidentiality obligations shall survive any termination of the Confidentiality Agreement for a period of two (2) years following the Initial Closing.
Section 8.11    Exclusivity.
(a)    Except pursuant to any express obligation of a Cumulus Party or its Affiliates pursuant to a Collocation Agreement or Ground Lease, from the Signing Date through the earlier of the Final Closing Date or the termination of this Agreement, the Seller shall not (and shall not cause or permit any of their Representatives or Affiliates to) (i) solicit, initiate, facilitate or encourage the submission of any proposal or offer from any Person relating to the acquisition or lease of any of the Portfolio Sites (a “Competing Transaction”); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; provided that, after the Initial Closing Date, the foregoing sentence shall not apply to Excluded Sites. The Cumulus Parties shall notify the Buyer as promptly as practicable if any Person makes any proposal, offer, inquiry, or contact with respect to any Competing Transaction.
(b)    From the Signing Date through the earlier of the Initial Closing Date or the termination of this Agreement, the Cumulus Parties agree, and agree to cause their Affiliates, not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Cumulus Parties or any of their respective Affiliates is a party with respect to the Auction, and shall use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of the Buyer. The Seller shall promptly following the Initial Closing request each Person that has executed a confidentiality agreement in connection with the Auction or its consideration of any other Competing Transaction to return or destroy (and certify to such destruction) all confidential information furnished to such Person by or behalf of the Seller or its Affiliates, but only to the extent such confidentiality agreements require the return or destruction of confidential information.
Section 8.12    Notices of Certain Events; Supplemental Disclosure. Each Party shall promptly notify the other Parties of any changes or events occurring between the date of this Agreement and any Closing with respect to:
(a)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Collateral Agreements; and
(b)    (i) the damage or destruction by fire or other casualty of any Site or part thereof, (ii) in the event that the Sites or part thereof becomes the subject of any proceeding or, to the Seller’s Knowledge or Tower Operator’s Knowledge, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action, or (iii) to the Seller’s Knowledge or Tower Operator’s Knowledge, any foreclosure, deed in lieu of foreclosure or similar proceeding with respect to any Lien against a Site, including any Ground Lessor Mortgage.
Section 8.13    Cumulus and its Affiliates’ Rights. Notwithstanding any other provision in this Agreement or any Ancillary Agreement, the Parties acknowledge and agree that, except with respect to the Sale Sites, nothing in this Agreement or any Ancillary Agreement is intended to create any prohibition or restriction on Seller’s or its Affiliates’ ability to operate, construct, lease or otherwise obtain the right to use (and lease tower space to third parties on) communications tower sites.
Section 8.14    Tower Bonds. Within six (6) months following the applicable Closing Date for any Assignable Site, the Buyer and Tower Operator shall, at their own cost and expense, (a) cause all Tower Bonds with respect to such Assignable Site to be replaced and, to the extent applicable, terminated and discharged (including when any such Tower Bond expires or becomes subject to renewal during such six month period), and (b) cause all funds, property or other collateral related to such Tower Bonds that are received by the Buyer Parties or their Affiliates to be promptly returned and paid to the Seller (or its designee). The Seller and its Affiliates will have no obligation to maintain any Tower Bonds with respect to such Assignable Sites following any such applicable Closing Date.
Section 8.15    Estoppels. The Seller shall request (but, for the avoidance of doubt, shall not be required to obtain) (a) lessor estoppel certificates from each Ground Lessor in the form of Exhibit F attached hereto, (b) tenant estoppel certificates from all of the Tower Subtenants (excluding Tower Subtenants under month-to-month Collocation Agreements) in the form of Exhibit G attached hereto (subject to any requirement in a particular lease that only requires the applicable party to deliver an estoppel certificate in a form attached to such lease, in which case the Buyer acknowledges that the Seller’s only obligation is to seek an estoppel certificate with respect to such party in such form attached to said lease), and (c) a Non-Disturbance Agreement from the lender under any applicable Ground Lessor Mortgage, from each Ground Lessor or Tower Subtenant or holder of an applicable Ground Lessor Mortgage, in each case, solely to the extent (x) the applicable Ground Lease requires such Ground Lessor to deliver an estoppel, (y) the applicable lease requires a consent in order to consummate the transactions (including the Preliminary Transfers and Internal Transfers), or (z) the applicable Ground Lessor Mortgage requires the holder thereof to deliver a Non-Disturbance Agreement.
Section 8.16    Insurance Matters. Subject in its entirety to Sections 4.1(b)-(c), if, following the expiration of the Due Diligence Period, any Assignable Site is subject to an occurrence occurring after the expiration of the Due Diligence Period that would, if such occurrence had occurred prior to the expiration of the Due Diligence Period, have resulted in such Assignable Site being a Casualty Site or a Damaged Site, then Buyer shall be entitled to designate any such Assignable Site as an “Excluded Site”.

Section 8.17    Post-Closing Deliverables. As soon as practicable after each Closing, the Cumulus Parties shall deliver, or caused to be delivered, to Buyer and the Tower Operator, as applicable, at the applicable Sale Sites subject to such Closing or otherwise:
(i)    all keys and other security access codes or devices providing entry to the Towers subject to such Closing (other than Cumulus Improvements);
(ii)    to the extent not available in Seller’s online data room, but solely to the extent applicable, a copy of the currently existing FCC Form 854R for each Tower subject to such Closing with respect to which such form is required, to that extent that such forms were created and are in the possession of the Cumulus Parties; together with satisfactory evidence of the transfer or assignment by the Seller of any antenna structure registration as may be required by the FCC pursuant to its regulations to evidence the Seller’s assignment or transfer of ownership of such antenna structure to the Buyer; and
(iii)    the books, files and records required pursuant to this Agreement relating to each Sale Site subject to such Closing.
Article 9
CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

The Buyer’s and the Tower Operator’s obligation to consummate the transactions contemplated by this Agreement at the Initial Closing Date and each Subsequent Closing Date is subject to the satisfaction on or prior to the applicable Closing Date (unless otherwise provided below) of each of the following conditions, any or all of which may be waived in whole or in part (to the extent permitted under applicable Law) by the Buyer and the Tower Operator:

Section 9.1    Representations, Warranties and Covenants of the Cumulus Parties and the Sale Site Subsidiary.
(a)    The Specified Representations and Warranties (disregarding all qualifications relating to materiality and Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the applicable Closing Date (after taking into account any curative action that the Cumulus Parties may take between the Signing Date and the applicable Closing Date and solely in respect of the Portfolio Sites subject to such Closing), except for any such representations and warranties that speak as of a specific date or time other than the date of this Agreement or the applicable Closing Date (which shall be true and correct in all material respects as of such specified date or time) (after taking into account any curative action that the Cumulus Parties may take between the Signing Date and such specified date or time and solely in respect of the Portfolio Sites subject to such Closing) and (ii) all other representations and warranties of the Cumulus Parties in this Agreement shall be true and correct in all material respects (disregarding all qualifications relating to materiality and Material Adverse Effect), in each case as of the date of this Agreement and as of the applicable Closing Date (after taking into account any curative action that the Cumulus Parties may take between the Signing Date and the applicable Closing Date and solely in respect of the Portfolio Sites subject to such Closing), except for representations and warranties that speak as of a specific date or time other than the date of this Agreement or the applicable Closing Date (which shall be true and correct in all material respects as of such specified date or time); provided, however, that clause (ii) shall nevertheless be deemed satisfied unless the inaccuracy, falsity or incorrectness of any such representations or warranties (disregarding all qualifications relating to materiality or Material Adverse Effect) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (after taking into account any curative action that the Cumulus Parties may take between the Signing Date and the applicable Closing Date); and provided further, for purposes of determining whether the conditions in clauses (i) and (ii) have been satisfied, the Excluded Sites shall not be included in such representations and warranties (unless and until such site ceases to be designated or deemed an Excluded Site).
(b)    The covenants and agreements of the Cumulus Parties and the Sale Site Subsidiary to be performed on or before the applicable Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(c)    Since February 28, 2020, there shall have been no Material Adverse Effect (but, in the case of clause (a) of the definition of Material Adverse Effect, solely in respect of the Portfolio Sites subject to such Closing).
(d)    All Internal Transfers and all Preliminary Transfers shall have been consummated in accordance with this Agreement and any other applicable agreements and applicable Law, without any amendment to or waiver of any material terms or conditions of such agreement from the form attached as an Exhibit to this Agreement not approved by the Buyer.
(e)    The Buyer shall have received a certificate, dated as of the Initial Closing Date and any Subsequent Closing Date, from (i) each Cumulus Party signed on behalf of such Cumulus Party by an authorized officer thereof and (ii) an authorized officer of Cumulus with respect to itself, in each case, to the effect set forth in paragraphs (a) through (d) above.
Section 9.2    No Injunction or Proceedings; HSR Filings.
(a)    On the applicable Closing Date, no Order shall be in effect prohibiting the closing of the transactions contemplated by this Agreement and the Ancillary Agreements, and no Legal Action shall be pending by any Governmental Authority that would reasonably be expected to have the effect of preventing, making illegal or otherwise materially interfering with the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    On the Initial Closing Date, any waiting periods applicable to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements under the HSR Act shall have expired or been terminated, or the Cumulus Parties and the Buyer shall have mutually concluded that no filing under the HSR Act is required with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, which action shall not have been withdrawn or terminated.
Section 9.3    Agreements and Additional Closing Deliveries.
(a)    At the Initial Closing, the Cumulus Parties and the Sale Site Subsidiary shall have executed and delivered to the Buyer, as applicable, all Ancillary Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which any of them is a Party.
(b)    At each Subsequent Closing, the Cumulus Parties shall have executed and delivered to the Buyer and the Tower Operator (i) amended schedules and exhibits to the MLA providing the applicable Cumulus Collocator the Cumulus Collocation Space at the Assignable Sites and such other changes as are necessary to make the applicable Secondary Sale Subsidiary a party to the MLA and (ii) such other agreements and documents as contemplated by Section 2.6 of this Agreement.
(c)    At the Initial Closing, on the terms and subject to the conditions of this Agreement, the Cumulus Parties and the Sale Site Subsidiary (individually and jointly, as applicable) shall have delivered, or caused to be delivered, to the Buyer and the Tower Operator, as applicable, with respect to each Sale Site subject to such Closing:
(i)    a duly executed certification of non-foreign status of the Seller in a form complying with the requirements of Section 1445 of the Code (a “FIRPTA Certificate”);
(ii)    a clearance certificate or similar document(s) from Seller which may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Closing Initial Consideration; and
(iii)    such other items and certificates contemplated by Section 2.2 as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)    At each Subsequent Closing, on the terms and subject to the conditions of this Agreement, the Cumulus Parties and the applicable Secondary Sale Subsidiary (individually and jointly, as applicable), shall have delivered, or caused to be delivered, to Buyer and the Tower Operator, as applicable, with respect to each Sale Site subject to such Closing:
(i)    such other items and certificates contemplated by Section 2.6 as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;
(ii)    a FIRPTA Certificate of the Seller;
(iii)    a clearance certificate or similar document(s) from Seller which may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Subsequent Closing Consideration; and
(iv)    a Joinder Agreement of the applicable Secondary Sale Subsidiary.
Section 9.4    Diligence Period. The fifteenth (15th) day anniversary of the expiration of the Due Diligence Period shall have occurred.
Section 9.5    Frustration of Closing Condition. The Buyer and the Tower Operator may not rely on the failure of any condition set forth in this Article 9 to be satisfied in connection with the Initial Closing if such failure was caused by their failure to act in good faith or to use their commercially reasonable efforts to cause the Initial Closing to occur, as required by Section 8.2.
Article 10
CONDITIONS TO SELLER’S OBLIGATIONS TO CLOSE

The Seller’s and the Sale Site Subsidiary’s obligation to consummate the transactions contemplated by this Agreement at the Initial Closing Date and the Cumulus Parties’ obligation to consummate the transactions contemplated by this Agreement at each Subsequent Closing Date is subject to the satisfaction on or prior to the applicable Closing Date (unless otherwise provided below) of each of the following conditions, any or all of which may be waived in whole or in part (to the extent permitted under applicable Law) by the Cumulus Parties and, with respect to the transactions contemplated by this Agreement to be consummated at the Initial Closing Date, the Sale Site Subsidiary.
Section 10.1    Representations, Warranties and Covenants of Buyer and the Tower Operator.
(a)    (i) The Specified Representations and Warranties of the Buyer and the Tower Operator shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the applicable Closing Date, except for any such representations and warranties that speak as of a specific date or time other than the date of this Agreement or the applicable Closing Date (which shall be true and correct as of such specified date or time) and (ii) all other representations and warranties of the Buyer and the Tower Operator contained in this Agreement shall be true and correct in all material respects (disregarding all qualifications relating to materiality and Tower Operator Material Adverse Effect), in each case as of the date of this Agreement and as of the applicable Closing Date, except for representations and warranties that speak as of a specific date or time other than the date of this Agreement or the applicable Closing Date (which shall be true and correct as of such specified date or time); provided, however, that clause (ii) shall nevertheless be deemed satisfied unless the inaccuracy, falsity or incorrectness of any such representations or warranties (disregarding all qualifications relating to materiality or Tower Operator Material Adverse Effect) has had or would reasonably be expected to have, individually or in the aggregate, a Tower Operator Material Adverse Effect.
(b)    The covenants and agreements of the Buyer and the Tower Operator to be performed on or before the applicable Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(c)    The Cumulus Parties shall have received a certificate, dated as of the applicable Closing Date, from the Buyer signed on behalf of the Buyer by an authorized officer of the Buyer with respect to itself to the effect set forth in paragraphs (a) through (b) above.
Section 10.2    No Injunction or Proceedings.
(a)    On the applicable Closing Date, no Order shall be in effect prohibiting the closing of the transactions contemplated by this Agreement and the Ancillary Agreements, and no Legal Action shall be pending by any Governmental Authority that would reasonably be expected to have the effect of preventing, making illegal or otherwise materially interfering with the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    At the Initial Closing Date, any waiting periods applicable to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements under the HSR Act shall have expired or been terminated, or the Cumulus Parties and the Buyer shall have mutually concluded that no filing under the HSR Act is required with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, which action shall not have been withdrawn or terminated.

Section 10.3    Ancillary Agreements; Additional Closing Deliveries.
(a)    At the Initial Closing, the Buyer, the Tower Operator shall have executed and delivered to the Seller and the Sale Site Subsidiary, as applicable, all Ancillary Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which any of them is a Party.
(b)    At each Subsequent Closing, the Buyer and the Tower Operator shall have executed and delivered to the Seller (i) amended schedules and exhibits to the MLA providing the applicable Cumulus Collocator the Cumulus Collocation Space at the Assignable Sites and such other changes are as necessary to make the applicable Secondary Sale Subsidiary a party to the MLA and (ii) such other agreements and documents as contemplated by Section 2.6 of this Agreement.
Section 10.4    Contributable Sites. At the Initial Closing, the Seller Assignable Site Closing Condition shall have been satisfied.

Section 10.5    Frustration of Closing Condition. Neither the Cumulus Parties nor the Sale Site Subsidiary may rely on the failure of any condition set forth in this Article 10 to be satisfied in connection with the Initial Closing if such failure was caused by its failure to act in good faith or to use its commercially reasonable efforts to cause the Initial Closing to occur, as required by Section 8.2.
Article 11
SURVIVAL; INDEMNIFICATION

Section 11.1    Indemnification Obligations of the Cumulus Parties and the Sale Site Subsidiary.
(a)    Subject to this Article 11 and Section 13.10, and without limiting the Cumulus Parties’ other obligations under this Agreement or any Ancillary Agreement, the Cumulus Parties shall, jointly and severally, defend, indemnify and hold each of the Buyer Indemnified Parties harmless from, against and in respect of any and all Losses arising out of:
(i)    any breach or inaccuracy of any representation or warranty at the Initial Closing or any Subsequent Closing, made by any Cumulus Party, the Sale Site Subsidiary or any Secondary Sale Subsidiary in this Agreement or the certificate delivered pursuant to Section 9.1(e);
(ii)    any breach or nonperformance of any covenant or agreement made by any Cumulus Party or, prior to the Initial Closing, the Sale Site Subsidiary or any Secondary Sale Subsidiary in this Agreement;
(iii)    Taxes to the extent such Taxes are payable by, or allocable to, Seller as set forth in Section 2.10(a), Section 2.10(b) and Section 2.10(e);
(iv)    the Excluded Assets;
(v)    the Pre-Closing Liabilities; or
(vi)    all Excluded Liabilities (other than Pre-Closing Liabilities).
(b)    The Buyer, the Tower Operator and, after the applicable Closing Date, the Sale Site Subsidiary and Secondary Sale Subsidiaries, shall take and shall cause their respective Affiliates to take commercially reasonable steps (without having to spend money or incur Liabilities, except to the extent required by Law) to mitigate any Losses upon becoming aware of any event which would reasonably be expected to or does give rise to any Claims subject to this Section 11.1.

(c)    Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not have a right to indemnification under this Agreement or any Ancillary Agreement in respect of any matter, condition or state of facts as to which Buyer had Knowledge as of any Closing Date, whether  (i) by virtue of  any information provided by the Cumulus Parties to Buyer in the Cumulus Disclosure Letter, “data rooms” or otherwise, or (ii) acquired by Buyer or any of its representatives as a result of any investigation or diligence conducted before or after the Signing Date,  in connection with the undertakings contemplated by Section 8.2, Section 8.8 and Section 8.10 hereof, or otherwise in connection with the transactions contemplated hereby.
Section 11.2    Indemnification Obligations of Buyer and the Tower Operator.
(a)    Subject to this Article 11 and Section 13.10, and without limiting the Buyer’s other obligations under this Agreement or any Ancillary Agreement, the Buyer and Tower Operator shall, jointly and severally, defend, indemnify and hold each of the Cumulus Indemnified Parties harmless from, against and in respect of any and all Losses, that arise out of:
(i)    any breach or inaccuracy of any representation or warranty made by the Buyer or Tower Operator in this Agreement or the certificate delivered pursuant to Section 10.1(c);
(ii)    any breach or nonperformance of any covenant or agreement made by the Buyer or Tower Operator in this Agreement;
(iii)    Taxes to the extent such Taxes are payable by, or allocable to, the Buyer Parties as set forth in Section 2.10(a), Section 2.10(b) and Section 2.10(e); or
(iv)    the Post-Closing Liabilities.
(b)    The Cumulus Parties shall take and shall cause their respective Affiliates to take reasonable steps (without having to spend money or incur Liabilities, except to the extent required by Law) to mitigate any Losses upon becoming aware of any event which would reasonably be expected to or does give rise to any Claim under this Section 11.2.
Section 11.3    Indemnification Claim Procedure.
(a)    Any Party asserting a claim for indemnification (the “Indemnified Party”) shall promptly notify the Party or Parties alleged to be obligated to indemnify (the “Indemnifying Party”) in writing of any relevant pending or threatened Legal Action or other Claim by a third-party (a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of the Third Party Claim; provided, however, that delay in providing such notice shall not release the Indemnifying Party from any of its obligations under this Article 11, except to the extent (and only to the extent) the delay actually and materially prejudices the Indemnifying Party’s ability to defend such Third Party Claim.
(b)    The Indemnifying Party may assume and control the defense of any Third-Party Claim with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party by accepting its obligation to defend in writing and agreeing to pay defense costs (including attorney’s fees and expenses) within 30 days of receiving notice of the Third-Party Claim. If the Indemnifying Party declines, fails to respond to the notice, fails to assume defense of the Third-Party Claim within such 30-day period or is otherwise not entitled to assume the defense of such Third-Party Claim as provided in this Section 11.3(b), then the Indemnified Party may control the defense and the Indemnifying Party shall pay all reasonable and documented out-of-pocket defense costs as incurred by the Indemnified Party. The Party that is not controlling the defense of the Third-Party Claim shall have the right to participate in the defense and to retain separate counsel at its own expense (unless counsel to the Indemnified Party shall have in good faith concluded that there is or is reasonably likely to be an actual conflict of interest between the Indemnifying Party and the Indemnified Parties in such action that would reasonably be expected to adversely affect the Indemnifying Party’s ability to defend the interests of the Indemnified Party in such Third-Party Claim, in which case the fees and expenses of counsel of the Indemnified Party, even if the Indemnifying Party is controlling the defense, shall be indemnifiable by the Indemnifying Party). The Party that is controlling the defense shall use reasonable efforts to inform the other Party about the status of the defense. The Parties shall cooperate in good faith in the defense of any Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot reasonably be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.
(c)    The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising out of or in connection with, any Third-Party Claim, without the consent of any Indemnified Party, provided, however, that the Indemnified Party shall not withhold its consent if such settlement or judgment involves solely the payment of money, without any finding or admission of any violation of Law or admission of any wrongdoing and without exceeding the Cap. Subject to the limitations on liability set forth in Section 11.5, the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement and obtain, as a condition of any settlement or judgment, a complete and unconditional release of each relevant Indemnified Party from any and all liability in respect of such Third-Party Claim.
(d)    For indemnification Claims other than Third-Party Claims, the Indemnified Party promptly shall notify the Indemnifying Party in writing of any Claim for indemnification, describing in reasonable detail the basis for such Claim. If the Parties disagree on the scope or existence of an indemnification obligation for the claim, management representatives of the Indemnified Party and the Indemnifying Party, at the Vice President level or higher, shall meet or confer by telephone within twenty (20) Business Days in an attempt in good faith to resolve such dispute. If such Persons are unable to resolve the dispute, either Party may act to resolve the dispute in accordance with Section 13.12 and Section 13.13.
(e)    The Cumulus Parties and their Affiliates shall control the defense of all Legal Actions or other Claims related to Excluded Liabilities.
Section 11.4    Indemnity Period. Except with respect to Fraud by or on behalf of the Indemnifying Party:
(a)    the obligations of any Indemnifying Party to indemnify any Indemnified Party pursuant to Section 11.1(a)(i) or Section 11.2(a)(i) shall terminate on the date that is 12 months following the applicable Closing Date; provided, however, that the obligations of any Indemnifying Party to indemnify any Indemnified Party from, against and in respect of any and all Claims that arise out of any breach or inaccuracy of (i) any Specified Representation and Warranty shall survive indefinitely; and (ii) any representation and warranty contained in Section 5.11 shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations.
(b)    the obligations of any Indemnifying Party to indemnify any Indemnified Party pursuant to Section 11.1(a)(ii) or Section 11.2(a)(ii) shall survive until the time period stated in the covenant that is the subject of such Claim or until the expiration of the applicable statute of limitations if unstated;
(c)    the obligations of the Cumulus Parties to indemnify each of the Buyer Indemnified Parties pursuant to Section 11.1(a)(iii) shall terminate on the date that is sixty (60) days following the expiration of the applicable statute of limitations, including as it may be extended from time to time by any of the Parties;
(d)    the obligations of the Cumulus Parties to indemnify each of the Buyer Indemnified Parties pursuant to Section 11.1(a)(v) shall terminate on the date that is five (5) years following the Initial Closing Date; and

(e)    the obligations of the Cumulus Parties to indemnify each of the Buyer Indemnified Parties pursuant to Section 11.1(a)(iv) and Section 11.1(a)(vi) and the obligations of the Buyer and Tower Operator to indemnify each of the Cumulus Indemnified Parties pursuant to Section 11.2(a)(iii) shall each survive indefinitely.
Notwithstanding anything to the contrary in this Agreement, notices for Claims must be delivered before expiration of any applicable survival period specified in this Section 11.4; provided, however, that if prior to the close of business on the last day of the applicable Indemnity Period, an Indemnifying Party has been properly notified of a Claim for losses under this Agreement and such Claim has not been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity under this Agreement until such Claim is finally resolved or disposed of in accordance with the terms of this Agreement.
Section 11.5    Liability Limits. Notwithstanding anything to the contrary in this Agreement, the Cumulus Parties, collectively, shall have no obligation to indemnify (including any obligation to make any payments to) any Buyer Indemnified Party with respect to (a) any single Claim or group of related Claims arising out of the same or similar facts and circumstances that result in Losses of less than $40,000 (each, a “De Minimis Claim”) under Section 11.1(a)(i), but solely in respect of representations and warranties that are not qualified by materiality or words of similar import, (b) any Claims under Section 11.1(a)(i) (including De Minimis Claims) unless and until the aggregate amount of such Claims result in Losses in an amount equal to one percent (1.0%) of the sum of (i) the Closing Initial Consideration, and (ii) any Subsequent Closing Consideration actually paid to Seller (collectively, the “Representations and Warranties Deductible”), after which the Cumulus Parties collectively, shall be liable for all Losses in excess of the Representations and Warranties Deductible, and (c) any Claims under Section 11.1(a)(i) resulting in excess of in an aggregate cumulative amount in excess of an amount equal to ten percent (10%) of the sum of (i) the Closing Initial Consideration, and (ii) any Subsequent Closing Consideration actually paid to Seller (collectively, the “Cap”); provided, however, that Claims for indemnification that arise out of or relate to breaches of the Specified Representations and Warranties or of Section 5.11 or due to Fraud, by or on behalf of the Indemnifying Party, shall not be subject to the limitations set forth in this sentence of Section 11.5. Notwithstanding the foregoing, in no event shall the Cumulus Parties, collectively, be liable for any Losses under this Agreement (including pursuant to this Article 11) in excess of the sum of (x) the Closing Initial Consideration, and (y) any Subsequent Closing Consideration actually paid to Seller. If any Claim may be made both under Section 11.1(a)(i) and under Section 11.1(a)(v), solely for the purposes of this Section 11.5 it shall be deemed to be made only under Section 11.1(a)(v).
Section 11.6    Exclusive Remedies. After the applicable Closing, except with respect to Fraud by or on behalf of the Indemnifying Party and except as expressly provided in Article 3 and Section 1.3, Section 2.8, Section 4.4 and Section 4.7 the Parties acknowledge and agree that the indemnification provisions of Section 2.10 and this Article 11 shall be the sole and exclusive monetary remedy for any breach of or inaccuracy in any representation, warranty or covenant of the Parties contained in this Agreement. Notwithstanding the foregoing, nothing contained herein shall impair the right of the Buyer and the Tower Operator to compel, at any time, specific performance by any Cumulus Party or the Sale Site Subsidiary of their respective obligations under this Agreement or any of the Ancillary Agreements or the right of the Cumulus Parties to compel specific performance by the Buyer or the Tower Operator, or after the Initial Closing, the Sale Site Subsidiary, of their respective obligations under this Agreement or any of the Ancillary Agreements. Furthermore, prior to any applicable Closing, the sole remedies of the Buyer or the Tower Operator regarding an Assignment Exception existing with respect to a Portfolio Site shall be those set forth in Article 4, and the Cumulus Parties shall have no liability or obligation under this Agreement for any Portfolio Site designated or deemed an Excluded Site (unless and until such site ceases to be designated or deemed an Excluded Site).
Section 11.7    Netting of Losses; Tax Treatment. All payments made pursuant to Section 3.4 and this Article 11 shall, to the fullest extent permitted by applicable Law, be treated for all Tax purposes as adjustments to the Closing Initial Consideration (or Subsequent Closing Consideration, as applicable). The amount of any indemnified Claim under this Article 11 shall take into account (a) any amounts actually recovered by the Indemnified Party from any third-party, (b) any insurance proceeds or other cash receipts or sources of reimbursement actually collected by the Indemnified Party in connection with the Claim (provided, that all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with the recovery of such amounts shall constitute Claims for which such Indemnified Party is entitled to indemnification under this Agreement), (c) any Tax benefits actually realized or realizable in the year of the loss or the following 3 taxable years by the Indemnified Party in connection with such Claims and the recovery thereof and (d) any Tax costs actually incurred or to be incurred in the year of receipt of the indemnity payment hereunder or the following three (3) taxable years by the Indemnified Party in connection with such Claims and the recovery thereof. Any amount paid by the Indemnifying Party for an indemnified Claim that is in excess of the amount owed after applying the netting amounts described above shall be reimbursed promptly by the Indemnified Party.
Section 11.8    Right of Set-Off. Notwithstanding anything herein to the contrary, the Buyer shall have the right to withhold and set-off against any amount otherwise due to be paid to the Cumulus Parties pursuant to the Non-Leaseback Site Side Letter the amount of the Losses of the Buyer for any other Claims subject to indemnification as finally determined in accordance with Section 11.3 hereof. Any amounts deducted pursuant to the immediately preceding sentence shall reduce the Cap on a dollar-for-dollar basis.
Article 12
TERMINATION

Section 12.1    Termination of Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Initial Closing Date:
(a)    By mutual written consent of the Cumulus Parties and the Buyer;
(b)    By the Cumulus Parties or the Buyer, if the Initial Closing shall not have occurred on or prior to the day that is twelve (12) months after the date of this Agreement (the “Outside Date”) so long as the terminating Party has not breached any of its obligations under this Agreement that result in a substantial delay to, or preventing, the Initial Closing;
(c)    By the Cumulus Parties; provided that the Cumulus Parties are not then in material breach of any of their obligations under this Agreement, if the Buyer or the Tower Operator (i) fails in any material respect to perform any of its covenants under this Agreement when performance is due or (ii) has breached in any material respect any of the representations or warranties contained in this Agreement and, in each case, such failure or breach has prevented the satisfaction of or would result in the failure to satisfy any condition to the Initial Closing and such failure or breach, if curable, has not been cured within 30 days after the Seller delivers written notice thereof; or
(d)    By the Buyer, provided that the Buyer and the Tower Operator are not then in material breach of any of their obligations under this Agreement, if the Cumulus Parties (i) fail in any material respect to perform any of their covenants under this Agreement when performance is due or (ii) have breached in any material respect any of the representations and warranties contained in this Agreement, and in each case, such failure or breach has prevented the satisfaction of or would result in the failure to satisfy any condition to the Initial Closing and such failure or breach, if curable, has not been cured within 30 days after the Buyer delivers written notice thereof.
Section 12.2    Effect of Termination.
(a)    If terminated pursuant to Section 12.1, this Agreement shall terminate and become null and void and have no effect, without any liability on the part of any Party or its Affiliates, directors, officers or stockholders, except that: (i) Section 5.9, Section 6.5, Section 8.1(b)-(d), Section 8.5, Section 8.6, this Article 12 and Article 13 and any other provision that by its express terms survives shall survive any termination, (ii) any provisions not covered by clause (i) requiring the payment or reimbursement of any costs or expenses relating to, or incurred during, the period from the Signing Date to the Initial Closing Date shall survive any termination until paid in full, (iii) any such termination shall not relieve any Party from liability for Fraud and (iv) notwithstanding the provisions of Section 12.2(b), the termination of this Agreement shall in no way limit any Claim of a Party that another Party breached the terms of this Agreement prior to or in connection with such termination, nor shall such termination limit the right of such non-breaching Party to pursue all other remedies available at law or in equity. With respect to the provisions that expressly survive termination, each of the Buyer and the Cumulus Parties shall be entitled to pursue any and all rights and remedies to which it or they may be entitled at Law or in equity.
(b)    If this Agreement is terminated prior to the Initial Closing pursuant to Section 12.1(c), the Buyer shall pay to the Seller promptly upon termination of this Agreement pursuant to such Section by wire transfer of immediately available funds an amount equal to the Allocated Consideration for any Portfolio Site which constituted an Assignable Site in accordance with Section 4.1(c) as of the date of such termination (the “Termination Fee”).
Article 13
MISCELLANEOUS

Section 13.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.
Section 13.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws of any other jurisdiction that might otherwise govern under applicable principles of conflict of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.
Section 13.3    Entire Agreement. This Agreement and the Ancillary Agreements, constitute the entire agreement between the Parties with respect to the subject matter of the Agreement and supersede all prior agreements, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns.
Section 13.4    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.
Section 13.5    Notices. All notices, requests, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered (i) the next Business Day when sent overnight by a nationally recognized overnight courier service, (ii) upon transmission of an e-mail (followed by delivery of an original via nationally recognized overnight courier service), or (iii) upon delivery when personally delivered to the receiving Party. All such notices and communications shall be sent or delivered as set forth below or to such other person(s), e-mail address or address(es) as the receiving Party may have designated by written notice to the other Party. All notices delivered by any Cumulus Party shall be deemed to have been delivered on behalf of the Cumulus Parties and the Sale Site Subsidiary. All notices shall be delivered to the relevant Party at the address set forth below:

If to the Cumulus Parties, or, prior to the Initial Closing, the Sale Site Subsidiary, to:
Cumulus Media New Holdings Inc. 3280 Peachtree Road, N.W., Suite 2200 Atlanta, Georgia 30305 Attention: General Counsel Email address: richard.denning@cumulus.com and: Jones Day 1420 Peachtree Street, NE Suite 800 Atlanta, Georgia 30309 Attention: A. Michael Lee E-mail address: alee@jonesday.com

All notices delivered by the Buyer shall be deemed to have been delivered on behalf of the Buyer or the Tower Operator. All notices shall be delivered to the relevant Party at the address set forth below:

If to the Buyer, Tower Operator or, after the Initial Closing, the Sale Site Subsidiary, to:
c/o Vertical Bridge REIT, LLC 750 Park of Commerce Dr, Suite 200 Boca Raton, Florida 33487 Attention: General Counsel E-mail Address: dmarinberg@verticalbridge.com with copies not constituting notice to:
Morrison & Foerster LLP 600 Brickell Avenue, Suite 1560 Miami, FL 33131 Attention: Randy A. Bullard, Esq. E-mail Address: rbullard@mofo.com

Section 13.6    Assignment; Successors and Assigns; Third-Party Beneficiaries. This Agreement shall not be assignable by any Party without the express prior written consent of the other Parties and any such assignment shall be null and void; provided, however, that the Buyer and the Tower Operator may, without the other Party’s prior written consent, assign its right, title, and interest in and to this Agreement to an Affiliate, to a purchaser of all or substantially all of the equity interests or assets of such Parties (whether by merger, reorganization, acquisition or otherwise) or as collateral security to any lender of the Buyer or its Affiliates, in which case the Buyer and the Tower Operator, as applicable, shall nonetheless remain responsible for the performance of all of its and its assignee’s obligations under this Agreement and shall be responsible for any breach of this Agreement by its permitted assignee under this Section 13.6. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for Section 11.1, which is intended to benefit and may be enforced by any of the Buyer Indemnified Parties and Section 11.2, which is intended to benefit and may be enforced by any of the Cumulus Indemnified Parties.
Section 13.7    Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.
Section 13.8    Time of Essence. Time is of the essence in this Agreement, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.
Section 13.9    Specific Performance. Each Party recognizes and agrees that, in the event of any failure or refusal by any Party to perform its obligations required by this Agreement, remedies at law would be inadequate, and that in addition to such other remedies as may be available to it at Law, in equity or pursuant to this Agreement, each Party may seek injunctive relief and may enforce its rights under, and the terms and provisions of, this Agreement by an action for specific performance to the extent permitted by applicable Law. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.
Section 13.10    Limitation of Liability. Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, no Party shall be liable to any other Party for indirect, incidental, special or consequential damages, loss of anticipated profits (other than lost profits which are direct damages) or punitive damages that arise out of or relate to this Agreement or the performance or breach hereof or any liability retained or assumed hereunder, except in each case to the extent brought by a third party against any such Party.
Section 13.11    Disclosures. Disclosure of any fact or item in the Cumulus Disclosure Letter or the Buyer Disclosure Letter, by reference to a particular Article or Section in this Agreement shall, should the existence of the fact or item be reasonably apparent on its face to relate to any other Article or Section of this Agreement, be deemed to be disclosed with respect to such other Article or Section of this Agreement to which it relates. Inclusion of any item in the Cumulus Disclosure Letter (a) shall not be construed as an admission that such item represents a material exception or material fact, event or circumstance or that such item has or would have a Material Adverse Effect and (b) shall not constitute nor be construed as, an admission of liability concerning such item by any Cumulus Party. In such cases where a representation or warranty is qualified by a reference to materiality or Material Adverse Effect, the disclosure of any matter in the Cumulus Disclosure Letter shall not imply that any other undisclosed matter that has a greater value or could otherwise be construed as more significant (x) is or is reasonably likely to be material or (y) has had or is reasonably likely to result in a Material Adverse Effect. Disclosure of items in the Cumulus Disclosure Letter is not necessarily limited to matters required to be disclosed by this Agreement. Such additional disclosures are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Cumulus Disclosure Letter or this Agreement.
Section 13.12    Jurisdiction. Subject to Section 4.4, in connection with any Legal Action arising out of or relating to this Agreement, each of the Parties:
(a)    expressly agrees that suit to enforce any provision of this Agreement or any other Transaction Document or to obtain any remedy with respect hereto or thereto may be instituted in the federal courts of the United States of America or the courts of the State of NEW YORK, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or other Proceeding;
(b)    IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND
(c)    AGREES THAT SERVICE OF ANY COURT PAPER MAY BE MADE IN SUCH MANNER AS MAY BE PROVIDED UNDER APPLICABLE LAWS OR COURT RULES GOVERNING SERVICE OF PROCESS.
Section 13.13    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING AMONG ANY OF THE PARTIES HEREUNDER, WHETHER UNDER OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTER CLAIM, THIRD-PARTY CLAIM OR OTHERWISE.
Section 13.14    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
[Signature Pages Follow]

SIGNATURE PAGE
IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLER: Cumulus Media New Holdings Inc., a Delaware corporation
By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Executive Vice President and General Counsel
SALE SITE SUBSIDIARY: Cumulus Media Tower Co., LLC, a Delaware limited liability company
By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Executive Vice President and General Counsel

Signature Page to Master Agreement

BUYER: Vertical Bridge REIT, LLC, a Delaware limited liability company
By:	/s/ Alex Gellman
	Name:	Alex Gellman
	Title:	CEO
TOWER OPERATOR: VB Nimbus, LLC, a Delaware limited liability company
By:	/s/ Alex Gellman
	Name:	Alex Gellman
	Title:	CEO

Signature Page to Master Agreement